UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PREMIER, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION-

DATED OCTOBER 8, 2025

Premier, Inc.

[    ], 2025

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Premier, Inc., a Delaware corporation (the “Company,” “Premier,” “we,” “us” and “our”), on [    ] at [    ], Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/PINC2025SM. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting.

On September 21, 2025, the Company entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”) with Premium Parent, LLC, a Delaware limited liability company (“Parent”), and Premium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for, on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $28.25 in cash, without interest, per share of Class A common stock, par value $0.01 per share, of the Company (“Company Class A common stock”) issued and outstanding. On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital, LP (“Patient Square Capital”).

If the merger is consummated, you will be entitled to receive $28.25 in cash, without interest, in exchange for each share of Company Class A common stock you own at the effective time of the merger (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.

The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement.

At the special meeting, the Holders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (the “merger agreement proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger (the “advisory compensation proposal”) and (3) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Your vote is important. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of the Company Class A common stock entitled to vote thereon at the special meeting. Whether or not you plan to attend the virtual special meeting as a holder of shares of Company Class A common stock, we want to make sure your shares of Company Class A common stock are represented at the meeting. Please promptly follow the voting instructions provided on the enclosed proxy card or voting instruction form, as applicable, to submit your vote.

After reading the accompanying proxy statement, if you are a holder of Company Class A common stock, please authorize a proxy to vote your shares of Company Class A common stock by completing, dating, signing and returning your proxy card by mail or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). You may also vote your shares of Company Class A common stock by attending and voting at the virtual special meeting. Instructions regarding the methods of authorizing your proxy for shares of Company Class A common stock are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures.” If you virtually attend the special meeting and vote your shares of Company Class A common stock at the meeting, your vote will revoke any proxy that you have previously submitted. If you hold Company Class A common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company Class A common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitation agent:

[   ]

[   ]

Shareholders may call toll free: [   ]

Banks and Brokers may call collect: [   ]

On behalf of the Board, thank you for your continued support.

Sincerely,

Richard J. Statuto
Chair of the Board

[   ], 2025

The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [   ], 2025 and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [   ], 2025.

Premier, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY

VIA WEBCAST ON [   ]

Notice is hereby given that a special meeting of stockholders of Premier, Inc., a Delaware corporation (the “Company,” “Premier,” “we,” “us” and “our”), to be held on [   ] at [   ] a.m. Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format (the “special meeting”). The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/PINC2025SM. The Company’s stockholders will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting. The special meeting is being held for the purpose of acting on the following matters:

Items of Business:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (as it may be amended or supplemented from time to time, the “merger agreement”), by and among the Company, Premium Parent, LLC, a Delaware limited liability company (“Parent”), and Premium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal.”

2.  To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger, which proposal we refer to as the “advisory compensation proposal.”

3.  To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal.”

Record Date:	Only the holders of record of Company Class A common stock at the close of business on [ ], 2025—the record date for the special meeting will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:	The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of the Company Class A common stock. Assuming a quorum is present, with respect to shares of Company Class A common stock, if you fail to authorize a proxy to vote your shares or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal. Accordingly, for approval of the merger agreement, your vote is very important regardless of the number of shares of Company Class A common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company Class A common stock promptly. If you attend the special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company Class A common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company Class A common stock at the special meeting.

If you fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company Class A common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by represented by proxy) of a majority of the votes cast on the applicable proposal. Assuming a quorum is present, with respect to shares of Company Class A common stock, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

If a quorum is not present or represented at the special meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting.

For stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the special meeting. For stockholders that hold their shares in “street name,” any proxy may be revoked through such stockholder’s broker, bank or other nominee and in accordance with its procedures or by voting at the special meeting. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, we want to make sure your shares of Company Class A common stock are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by mail, over the internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). For voting by mail, please mark, sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid reply envelope provided. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Sincerely,

Richard J. Statuto
Chair of the Board
Dated: [ ]

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-ii-

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

Except as otherwise specifically noted in this proxy statement, the “Company,” “we,” “our,” “us” and similar words refer to Premier, Inc. Throughout this proxy statement, we refer to Patient Square Capital, LP as “Patient Square,” Premium Parent, LLC as “Parent” and to Premium Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated September 21, 2025 (as it may be amended or supplemented from time to time), by and among Parent, Merger Sub and the Company as the “merger agreement”; our Class A common stock, par value $ 0.01 per share, as “Company Class A common stock”; and the holders of Company Class A common stock as “Company stockholders.”

The Parties (page 24)

Premier, Inc.

Premier, Inc. is a leading technology-driven healthcare improvement company. Premier unites providers, suppliers, payers and policymakers to make healthcare better with national scale, smarter with actionable intelligence and faster with novel technologies. Premier offers integrated data and analytics, collaboratives, supply chain solutions, consulting and other services in service of our mission to improve the health of communities.

We were incorporated in Delaware on May 14, 2013. Our principal executive offices are located at 13520 Ballantyne Corporate Place, Charlotte, NC 28277, and our telephone number is (704) 357-0022. Shares of Company Class A common stock are listed on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “PINC.”

Premier Parent, LLC

Parent was formed on August 13, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

The principal executive offices of Parent are c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, California 94025 with a telephone number of (650) 677-8100.

Premier Merger Sub, Inc.

Merger Sub is a direct wholly owned subsidiary of Parent and was formed on August 13, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Upon consummation of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, California 94025 with a telephone number of (650) 677-8100.

The Special Meeting (page 25)

The special meeting of Company stockholders will be held on [    ] at [    ], Eastern Time, in a virtual-only meeting format. Holders of Company Class A common stock will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/PINC2025SM.

If you are holder of Company Class A common stock, you will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company Class A common stock if you are a Company stockholder as of the record date. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company Class A common stock.

Record Date and Stockholders Entitled to Vote; Vote Required (page 26)

Only the holders of record of Company Class A common stock at the close of business on [    ], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [    ] shares of Company Class A common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company Class A common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of Company Class A common stock entitled to vote (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the voting power of the votes cast on such proposal at the special meeting. The approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.

Voting by Company Directors and Executive Officers (page 30)

As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [    ] shares of Company Class A common stock, or approximately [    ]% of the then-outstanding voting stock. We currently expect that all directors and executive officers of the Company will vote their shares of Company Class A common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

The Merger; Certain Effects of the Merger (page 75)

On September 21, 2025, the Company entered into the merger agreement with Parent and Merger Sub, providing for, among other things and on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $28.25 in cash, without interest, per share of Company Class A common stock issued and outstanding (the “merger consideration”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). A copy of the merger agreement is included as Annex A to this proxy statement. If the merger is completed, following the completion of the merger, you will not own any shares of the capital stock of the surviving corporation.

If the merger is consummated, each share of Company Class A common stock issued and outstanding immediately prior to the time the merger is consummated (the “effective time”) will be canceled and converted automatically into, and will thereafter represent only, the right to receive $28.25 in cash, without interest, other than shares of Company Class A common stock that are (1) shares of Company Class A common stock that, immediately prior to the effective time, are held by the Company or any of its subsidiaries and not held on behalf of third parties and any shares of Company Class A common stock owned by Merger Sub, in each case, which will be canceled and will cease to exist without any consideration therefor, (2) shares of Company Class A common stock that are owned by Parent immediately prior to the effective time, which will be converted into one share of common stock of the surviving corporation and (3) held by any person who is entitled to and properly demands appraisal of such shares pursuant to, and complies in all respects with, Section 262 (“Section 262”) of the Delaware General Corporation Law (the “appraisal shares”, and together with the shares described in clauses (1) and (2), “excluded shares”), which will be canceled without any consideration therefor and cease to exist or to have any rights with respect thereto (subject to, in the case of holders of appraisal shares, any rights the holder thereof may have under Section 262 of the Delaware General Corporation Law).

Parent and the Company have agreed to cooperate with each other to cause the Company Class A common stock to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the effective time, and, accordingly, immediately upon the consummation of the foregoing, the Company Class A common stock will no longer be publicly traded.

Recommendation of the Board (page 25)

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement. Accordingly, the Board recommends that you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Prior to the adoption of the merger agreement by the Company’s stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, under certain circumstances in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in connection with a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement.

Opinions of the Company’s Financial Advisors (page 61)

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion, subsequently confirmed in writing, to the Board that, as of September 21, 2025, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 21, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Class A common stock should vote with respect to the merger or any other matter.

Opinion of BofA Securities, Inc.

In connection with the merger, BofA Securities, Inc. (“BofA Securities”), the Company’s financial advisor, delivered to the Board a written opinion, dated September 21, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by the holders of Company Class A common stock (other than the excluded shares). The full text of the written opinion, dated September 21, 2025, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Securities’ opinion does not address any other terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in such opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Effects on the Company if the Merger Is Not Consummated (page 61)

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason: (i) the Company’s stockholders will not receive any payment for their shares of Company Class A common stock, (ii) the Company will continue as an independent public company, (iii) the Company

Class A common stock will continue to be listed and traded on Nasdaq, and the Company Class A common stock will continue to be registered under the Exchange Act and (iv) the Company’s stockholders will continue to own their shares of Company Class A common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company Class A common stock.

Under certain specified circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee of $66,215,100 (the “Company termination fee”) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $168,550,000 (the “Parent termination fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Financing of the Merger (page 76)

We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $2.8 billion, which will be funded via equity and debt financing described below.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters (as defined below). This includes funds needed to: (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company Class A common stock, (2) make payments in respect of the outstanding Company RSU Awards and Company PSU Awards payable at the closing of the merger pursuant to terms set forth in the merger agreement, (3) pay fees, costs and expenses required to be paid by Parent pursuant to the merger agreement and the other out-of-pocket, third party costs and expenses of Parent required to be paid by Parent at or prior to the closing (excluding the Parent termination fee) and (4) repay certain indebtedness of the Company and its subsidiaries (collectively, the “closing payments”).

Patient Square Equity Partners II, L.P., a Delaware limited partnership (the “Patient Square Capital Fund”) has committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing, subject to the terms and conditions set forth in an equity commitment letter, dated as of September 21, 2025 (the “equity commitment letter”). The Company is an express third-party beneficiary of the equity commitment letter with respect to enforcing the equity commitment letter to cause the Patient Square Capital Fund to fund its commitment under the equity commitment letter substantially contemporaneously with the occurrence of the effective time in accordance with the equity commitment letter, subject to the limitations and conditions set forth in the equity commitment letter and the terms and conditions of the merger agreement.

Pursuant to the limited guaranty delivered by the Patient Square Capital Fund in favor of the Company, dated as of September 21, 2025 (the “limited guaranty”), the Patient Square Capital Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $174,350,000 (the “maximum guaranty amount”), including any termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”

In addition, in connection with the merger agreement, Parent entered into a debt commitment letter, dated as of September 21, 2025 (as amended, supplemented or otherwise modified, the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”) with the certain lenders specified in, and party to, the debt commitment letter, pursuant to which such lenders have committed to provide, upon certain terms and subject to certain conditions, Parent with debt financing (as defined in the section of this proxy statement entitled “The Merger—Financing of the Merger”). For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”

Pursuant to the merger agreement, Parent will use reasonable best efforts to take (or cause to be taken) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing on the terms and subject only to the conditions described in the commitment letters as promptly as possible but in any event prior to the date on which the merger is required to be consummated pursuant to the term of the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”

The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries (and their respective representatives) to use their reasonable best efforts to provide, customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the arrangement of the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its affiliates, subject to certain customary limitations and exceptions), subject to the terms set forth in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”

Interests of the Company’s Directors and Executive Officers in the Merger (page 84)

In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders vote to approve the merger agreement proposal and the advisor compensation proposal. These interests include, among others, the following:

•

each of the Company’s non-employee directors and executive officers holds unvested Company RSU Awards, which will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Awards multiplied by the merger consideration (together with any corresponding accrued cash dividend equivalents);

•

each of the Company’s executive officers holds unvested Company PSU Awards, which will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company PSU Awards multiplied by the merger consideration, with the number of shares of Company Class A common stock subject to such Company PSU Awards (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of Company PSU Awards granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Awards (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of Company PSU Awards granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Awards;

•

each of the Company’s executive officers is party to an employment agreement that provides for severance payments and benefits in connection with a qualifying termination of employment following the effective time; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with its directors and executive officers.

For more information, see the sections entitled “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Treatment of Company Equity Awards (page 85)

At the effective time, each Company equity award will be treated as follows, in all cases subject to all required withholding taxes:

•

Company Options. Each option to purchase shares of Company Class A common stock (each, a “Company Option”) that is outstanding and unexercised, whether or not vested, will be canceled for no consideration;

•

Company RSU Awards and Company PSU Awards Granted Before August 16, 2025. Each award of restricted stock units with respect to shares of Company Class A common stock subject to solely time-based vesting conditions (“Company RSU Award”) and each award of performance share awards with respect to shares of Company Class A common stock that vests on the achievement of time- and performance-based goals (“Company PSU Award”), in each case, granted before August 16, 2025 and that is outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Award or Company PSU Award multiplied by the merger consideration (in the case of Company RSU Awards, together with any corresponding accrued cash dividend equivalents), with the number of shares of Company Class A common stock subject to a Company PSU Award (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of a Company PSU Award granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Award (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of a Company PSU Award granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Award; and

•

Company RSU Awards and Company PSU Awards Granted On or After August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted on or after August 16, 2025 that is outstanding as of immediately prior to the effective time will be canceled for no consideration.

See “The Merger Agreement—Treatment of Company Equity Awards.”

Company ESPP (page 19)

Following the date of the merger agreement, no new offering periods or purchase periods may be commenced under the Company’s 2015 Employee Stock Purchase Plan (“Company ESPP”), and no employees may newly enroll in the Company ESPP or increase their contribution rates or purchase elections under the Company ESPP.

If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of September 21, 2025, all outstanding purchase rights under the Company ESPP will automatically be exercised in accordance with the terms of the Company ESPP, and the Company ESPP will terminate as of immediately prior to the effective time. Each share of Company Class A common stock purchased under the Company ESPP will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).

Material U.S. Federal Income Tax Consequences of the Merger (page 88)

For U.S. federal income tax purposes, the receipt of cash in exchange for Company Class A common stock pursuant to the merger will be a taxable transaction. In general, for U.S. federal income tax purposes, a “U.S. holder” (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges Company Class A common stock for cash in the merger will recognize gain or loss equal to the difference, if any, between (i) the amount of cash that such U.S. holder receives in the merger and (ii) such U.S. holder’s adjusted tax basis in the shares of Company Class A common stock surrendered in exchange therefor.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor concerning the tax consequences of the merger in light of your particular circumstances, including any consequences arising under the laws of any state, local and/or non-U.S. taxing jurisdiction.

Regulatory Approvals in Connection with the Merger (page 90)

The obligations of the parties to effect the merger are subject to, among other things, the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired.

Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all actions, do (or cause to be done) all things and assist and cooperate with the other parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law to consummate and make effective the merger, including: (1) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental authorities, (2) obtaining from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by the Company or Parent, or any of their respective affiliates, including under applicable regulatory laws, (3) avoiding or defending against, as applicable, any lawsuits, actions or other proceedings challenging the merger agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the merger and other transactions contemplated under the merger agreement under any regulatory law, (4) as promptly as reasonably practicable, and within 20 business days of September 21, 2025, making all necessary filings under the HSR Act, and (5) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with governmental authorities, in each case, that are required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law.

For more information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger.”

Appraisal Rights (page 31)

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company Class A common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Class A common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company Class A common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Class A common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company Class A common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”

No Solicitation; Change in Board Recommendation (pages 102 and 104)

The merger agreement generally restricts the Company’s ability to directly or indirectly solicit acquisition proposals (as defined below in the section entitled “The Merger Agreement—Solicitation of Other Offers”) from third parties (including by furnishing nonpublic information), to participate in discussions or negotiations with third parties regarding any acquisition proposal or to enter into agreements providing for any acquisition proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal on the Board’s (or a Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or could reasonably be expected to result in a superior proposal.

Conditions to the Closing of the Merger (page 108)

Each party’s obligations to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the receipt of the Company stockholder approval;

•	the expiration, termination, or waiver of the applicable waiting period (or any extensions thereof) under the HSR Act; and

•

no court or other governmental authority has enacted, issued, promulgated, enforced or entered after September 21, 2025 any law (whether temporary, preliminary or permanent) or order that is in effect that enjoins or otherwise prohibits the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver by Parent of each of the following additional conditions:

•	the representation and warranty of the Company regarding the absence of certain changes being true and correct in all respects as of September 21, 2025 and as of the closing date;

•

the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct as of September 21, 2025 and as of the closing date (other than any inaccuracies that would not individually or in the aggregate, increase the merger consideration payable in the merger $7,500,000 or more);

•

the representations and warranties of the Company regarding the good standing of the Company, certain aspects of its capital structure, its corporate authority, approval and fairness, the inapplicability of certain takeover statutes and disclosure of brokers’ and finders’ fees, (a) that are not qualified by material adverse effect or other materiality qualifications, being true and correct in all material respects as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all material respects as of such particular date or period of time) and (b) that are qualified by material adverse effect or other materiality qualifications, being true and correct in all respects (without disregarding such material adverse effect or other materiality qualifications) as of September 21, 2025 and being true and correct in all material respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all respects as of such particular date or period of time);

•

the Company’s other representations and warranties set forth in the merger agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “material adverse effect” set forth therein) being true and correct as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all material respects as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	since September 21, 2025, there having not occurred a material adverse effect that is continuing;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing; and

•

the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the foregoing conditions have been satisfied.

In addition, the obligation of the Company to consummate the merger is also subject to the satisfaction or waiver by the Company of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent and Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by Parent and Merger Sub under the merger agreement at or prior to the closing; and

•	the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the foregoing conditions have been satisfied.

The consummation of the merger is not conditioned upon Parent or Merger Sub’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.

Termination of the Merger Agreement (page 109)

The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

The merger agreement may be validly terminated by mutual consent of Parent and the Company or by either the Company or Parent at any time prior to the effective time, if:

•

the merger has not been consummated on or before March 21, 2026 (as such date may be extended or amended as described below, the “outside date”), provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to comply with its obligations under the merger agreement has been the primary cause of, or has primarily resulted in, the failure of the closing to occur on or prior to such date; provided, further, that if on the outside date, all the conditions to closing, other than the conditions relating to a regulatory law, and those conditions that by their nature are to be satisfied at closing (but provided that such conditions will then be capable of being satisfied if the closing were to take place on such date), will have been satisfied or waived, then the outside date will be automatically extended for all purposes for an additional three months, which date will thereafter be deemed to be the outside date (such termination right, the “outside date termination right”);

•

the Company fails to obtain Company stockholder approval at the Company stockholders meeting (or any adjournment, recess or postponement thereof taken in accordance with the merger agreement) at which a vote is taken on the adoption of the merger agreement (and the Company stockholders meeting has concluded); or

•

any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated or entered any order that permanently enjoins or otherwise permanently prohibits the consummation of the merger and such order has become final and non-appealable.

Termination by the Company

The merger agreement may be validly terminated by the Company prior to the effective time, if:

•

there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by Parent and Merger Sub, or any such representation, or warranty of Parent and Merger Sub has become untrue, in either case causing the conditions to closing related to the accuracy of Parent and Merger Sub’s representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the outside date and the Company not being in material breach of any representation, warranty covenant or agreement that would cause the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of its obligations under the merger agreement to not be satisfied (such termination right, the “Company breach termination”); or

•

prior to the receipt of the Company stockholder approval, the Company terminates the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement described above under the section entitled “—Recommendation Changes—No Change of Recommendation”; provided that the Company pays to Parent the Company termination fee; or

•

prior to the effective time, (a) (i) the Company has confirmed that all of the conditions set forth in the merger agreement under “Conditions of Each Party’s Obligation to Effect the Merger” and “Conditions to Obligations of Parent and Merger Sub” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing) and (ii) the Company stands ready, willing and able to take such actions required by it by the merger agreement to cause the closing to occur, and (b) Parent and Merger Sub fail to effect the closing on or prior to the date that is three business days after the date the closing is otherwise required to occur pursuant to the merger agreement (such termination right, the “financing failure to close termination right”).

Termination by Parent

The merger agreement may be validly terminated by Parent prior to the effective time, if:

•

there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the merger agreement by the Company, or if any such representation or warranty of the Company has become untrue, in either case causing the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of the Company’s obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the outside date and Parent not being in material breach of any representation, warranty, covenant or agreement that would cause the conditions to closing related to the accuracy of Parent’s and Merger Sub’s representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied; or

•	prior to the receipt of the Company stockholder approval, there has been a change of recommendation (as defined below).

Termination Fees (page 110)

The merger agreement provides for a Company termination fee and a Parent termination fee, payable, in each case, under certain specified conditions.

Company Termination Fee

The Company may be required to pay the Company termination fee to Parent, paid by wire transfer with funds immediately available to an account designated by Parent. The Company termination fee of $66,215,100 is payable if the merger agreement is terminated in the following certain circumstances:

The Company must pay the Company termination fee:

•

if Parent terminates the merger agreement because the Board (or a committee thereof) makes a change of recommendation, in which case the Company must pay Parent the Company termination fee within two business days after the termination of the merger agreement or the consummation of the transaction that constitutes an acquisition proposal;

•

if the Company terminates the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal, in which case the Company must pay Parent the Company termination fee concurrently with or prior to the termination of the merger agreement; or

•

if (a) either Parent or the Company terminates for failure to obtain the Company stockholder approval; (b) an acquisition proposal has been made publicly or announced by the Company or the Board and has not been publicly withdrawn at least three days prior to the Company stockholders meeting; and (c) within 12 months following the termination of the merger agreement under the circumstances described in clauses (a) and (b), the Company consummates a transaction that constitutes an acquisition proposal or enters into an alternative acquisition agreement with respect to an acquisition proposal that is subsequently consummated (except that, for purposes of the Company termination fee, the references to “20% or more” in the definition of “acquisition proposal” will be deemed to be references to “more than 50%”), in which case the Company must pay to Parent the Company termination fee within two business days after the entry into an alternative acquisition agreement.

Parent Termination Fee

Parent may be required to pay the Parent termination fee to the Company, paid by wire transfer with funds immediately available to an account designated by the Company. The Parent termination fee of $168,550,000 is due within two business days after the termination of the merger agreement if the Company terminates the merger agreement pursuant to the Company breach termination right or the financing failure to close termination right (or Parent terminates the merger agreement pursuant to the outside date termination right if at such time the Company could have validly terminated the merger agreement pursuant to the Company breach termination right or the financing failure to close termination right within four business days of such termination by Parent).

Additional Information (page 119)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND

THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On September 21, 2025, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The merger agreement must be approved by the affirmative vote (in person or by proxy) of stockholders owning a majority of the voting power of the issued and outstanding shares of Company Class A common stock entitled to vote.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”

Q:	As a holder of Company Class A common stock, what will I receive in the merger?

A:

If the merger is consummated, unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”), you will be entitled to receive $28.25 in cash, without interest and subject to any applicable withholding taxes, for each share of Company Class A common stock that you own immediately prior to the effective time.

Q:	When and where is the special meeting of our stockholders?

A:

The special meeting of Company stockholders will be held on [    ] at [    ], Eastern Time, in a virtual-only meeting format. We are conducting the special meeting in a virtual-only format, so that our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to the special meeting for all of our stockholders and reduces the carbon footprint of our activities. Company stockholders will not be able to physically attend the special meeting.

Holders of Company Class A common stock will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/PINC2025SM. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company Class A common stock if you are a Company stockholder as of the record date. We encourage you to access the special meeting before the start time of [    ], Eastern Time. Please allow ample time to log into the audio webcast and test your computer systems.

Q:	Who is entitled to attend and vote at the special meeting?

A:

Only Company stockholders of record at the close of business on [    ], the record date for the special meeting will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [    ] shares of Company Class A common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company Class A common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

Company Stockholders

If on [    ], you were a “record” holder of Company Class A common stock (that is, if you held Company Class A common stock in your own name in the stock register maintained by our transfer agent, EQ Shareowner Services (“EQ”), you are entitled to attend and vote at the special meeting or by proxy. Whether or not you intend to attend the special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by mailing a proxy card to ensure that your vote is counted.

If on [    ], you were the beneficial owner of Company Class A common stock held in “street name” (that is, if you held Company Class A common stock through your bank, broker or other nominee), then these materials are being forwarded to you by that organization. You may direct your bank, broker or other nominee how to vote your Company Class A common stock by following the voting instructions on the enclosed form provided by your bank, broker or other nominee. If you hold any Company Class A common stock through your bank, broker or other nominee and wish to attend the special meeting, you may attend the special meeting but may not be able to vote unless you first obtain a legal proxy issued in your name from such broker, bank or other nominee. Once you have received a legal proxy issued in your name from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, [    ] (“[    ]”), at [    ] with “Legal Proxy” noted in the subject line.

For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, the Company stockholders will be asked to consider and vote on the following proposals:

•	the merger agreement proposal;

•	the advisory compensation proposal; and

•	the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What constitutes a quorum for purposes of the special meeting?

A:

A majority of the shares of all issued and outstanding common stock and entitled to vote thereat on the record date must be present virtually at the special meeting or represented by proxy to constitute a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our Amended and Restated Bylaws (the “Bylaws”). Our Class A common stock is our only class of outstanding voting securities. Abstentions will be treated as present for purposes of determining a quorum.

If you fail to authorize a proxy to vote your shares of Company Class A common stock or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company Class A common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting.

If a quorum is not present or represented at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company Class A stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken.

If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, the special meeting may be postponed or adjourned to solicit additional proxies.

Q:	What vote of the Company’s stockholders is required to approve each of the proposals?

A:

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of Company Class A common stock entitled to vote. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal or vice versa. Abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.

The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.

With respect to shares of Company Class A common stock, a broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Absent instructions from you, the record holder may not vote on any non-routine matter, including a director election, a matter relating to executive compensation or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote shares of the Company Class A common stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company Class A common stock at the special meeting without receiving instructions. A broker non-vote would not be considered a vote for or against any of the proposals set forth in this proxy statement and therefore will not have any effect on the outcome of those matters. You should consult your bank, broker or other nominee holder if you have questions about this.

Q:	How do the Company’s directors and executive officers intend to vote?

A:

As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [    ] shares of Company Class A common stock, or approximately [    ]% of the then-outstanding voting stock. We currently expect that all directors and executive officers of the Company will vote their shares of Company Class A common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?

A:

In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders vote to approve the merger agreement proposal and the advisor compensation proposal. These interests include, among others, the following:

•

Each of the Company’s non-employee directors and executive officers holds unvested Company RSU Awards, which will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Awards multiplied by the merger consideration (together with any corresponding cash dividend equivalents);

•

Each of the Company’s executive officers holds unvested Company PSU Awards, which will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company PSU Awards multiplied by the merger consideration, with the number of shares of Company Class A common stock subject to such Company PSU Awards (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of Company PSU Awards granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Awards (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of Company PSU Awards granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Awards;

•

Each of the Company’s executive officers is party to an employment agreement that provides for severance payments and benefits in connection with a qualifying termination of employment following the effective time; and

•

The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What will happen to outstanding Company equity awards in the merger?

A:	At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:

•	Company Options. Each Company Option that is outstanding and unexercised will be canceled for no consideration;

•

Company RSU and Company PSU Awards Granted Before August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted before August 16, 2025 and that is outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Award or Company PSU Award multiplied by the merger consideration (in the case of Company RSU Awards, together with any corresponding accrued cash dividend equivalents), with the number of shares of Company Class A common stock subject to a Company PSU Award (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of a Company PSU Award granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Award (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of a Company PSU Award granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Award; and

•

Company RSU Awards and Company PSU Awards Granted On or After August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted on or after August 16, 2025 that is outstanding as of immediately prior to the effective time will be canceled for no consideration.

See “The Merger Agreement—Treatment of Company Equity Awards.”

Q:	What will happen to my participation in the Company’s Employee Stock Purchase Plan (ESPP)?

A:

Following the date of the merger agreement, no new offering periods or purchase periods may be commenced under the Company ESPP, and no employees may newly enroll in or increase their contribution rates or purchase elections under the Company ESPP. If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of September 21, 2025 all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, and the Company ESPP will terminate at such time. Each share of Company Class A common stock purchased under the Company ESPP will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).

Q:	What happens if I transfer my Company Class A common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting. If you own Company Class A common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company Class A common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company Class A common stock.

Q:	How do I vote if I am a Company common stockholder of record or hold my shares in “street name”?

A:

If you are a Company stockholder of record, you may vote in advance by authorizing a proxy for the special meeting by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote by attending the special meeting and voting during the live webcast.

If your shares of Company Class A common stock are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the Company stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares via the internet or by phone if the bank, broker or other nominee offers these options to you or by completing, dating, signing and returning a voting instruction form by mail. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of Company Class A common stock, including a 16-digit control number, in order for you to be able to participate in, and vote at, the special meeting. To vote at the special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals.

For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”

Whether or not you plan to attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote during the live webcast if you have already voted by proxy.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of Company Class A common stock entitled to vote. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. Accordingly, for approval of the merger agreement, your vote is very important regardless of the number of shares of Company Class A common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company Class A common stock promptly.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

Q:	If I am a holder of Company Class A common stock, can I change my vote after I have delivered my proxy?

A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:

•

you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [    ];

•

you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy to [    ], so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [    ];

•

you may submit a written notice of revocation to the Company’s Corporate Secretary at Premier, Inc., 13520 Ballantyne Corporate Place, Charlotte, NC 28277, so long as your revocation is received by 11:59 p.m., Eastern Time, on [    ]; or

•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name,” you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). To vote at the special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company Class A common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company Class A common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of Company Class A common stock are voted.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company Class A common stock?

A:

Yes. Company stockholders are entitled to appraisal rights under Section 262 of the DGCL so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, see “The Merger—Appraisal Rights.” Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:	Where can I find the voting results of the special meeting?

A:

Within four business days of the special meeting, Premier will file the final voting results of the special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	When is the merger expected to be consummated?

A:

We currently expect to consummate the merger by the first quarter of calendar year 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?

If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and the Company have agreed to cooperate with each other to cause the Company Class A common stock to be delisted from the Nasdaq, and deregistered under the Exchange Act, as promptly as practicable following the effective time, and, accordingly, immediately upon the consummation of the merger, the Company Class A common stock will no longer be publicly traded.

Q:	What happens if the merger is not consummated?

A:

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company Class A common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company Class A common stock will continue to be listed and traded on the Nasdaq, the Company Class A common stock will continue to be registered under the Exchange Act, and the Company stockholders will continue to own their shares of Company Class A common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company Class A common stock.

Under certain circumstances, the Company will be required to pay Parent a termination fee equal to $66,215,100 and, under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $168,550,000. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Q:	What is householding and how does it affect me?

A:

Pursuant to SEC rules, we are permitted to deliver one copy of our Notice of Internet Availability of Proxy Materials, and our proxy materials for those who have elected paper copies, in a single envelope addressed to all Company stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, AND PROXY MATERIALS IF APPLICABLE, PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our Investor Relations department at 13520 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-357-0022.

Banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent.

If you are a beneficial stockholder and you choose not to have our proxy materials sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you are a beneficial stockholder and other stockholders with whom you share an address currently receive multiple copies of the proxy materials, or if you hold our common stock in more than one account and, in either case, you wish to receive only a single copy of the proxy materials, please contact Broadridge Financial Solutions at the address or phone number above. If you own shares of our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitation agent:

[    ]

[    ]

Shareholders may call toll free: [    ]

Banks and Brokers may call collect: [    ]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the merger. These statements are based on various assumptions, whether or not identified in this communication, and on current expectations and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (the “Annual Report”), Current Reports on Form 8-K and other documents filed with the SEC, including documents that will be filed with the SEC in connection with the Merger, and the following: (1) the inability to consummate the merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals, satisfy the other conditions to the consummation of the merger (including the failure to obtain necessary regulatory approvals or the approval of the Company’s stockholders) or complete contemplated financing arrangements, (2) the risk that any announcements relating to the merger could have adverse effects on the market price of the Company Class A Common Stock, (3) disruption from the merger making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business, (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the merger, (5) risks related to disruption of the Company’s current plans and operations or the diversion of management’s attention from the Company’s ongoing business operations due to the merger, (6) significant transaction costs and (7) the risk of litigation and/or regulatory actions related to the merger or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future. The foregoing list of important factors is not exhaustive. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Furthermore, the Company cannot guarantee future results, events, levels of activity, performance, or achievements. Forward-looking statements in this communication may include, without limitation: statements about the potential benefits of the merger, anticipated growth rates, the company’s plans, objectives, expectations, and the anticipated timing of closing the merger.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Annual Report, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by the Company from time to time with the SEC. These filings, when available, are available on the investor relations section of the Company website at https://investors.premierinc.com or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE PARTIES

Premier, Inc.

Premier, Inc. is a leading technology-driven healthcare improvement company. Premier unites providers, suppliers, payers and policymakers to make healthcare better with national scale, smarter with actionable intelligence and faster with novel technologies. Premier offers integrated data and analytics, collaboratives, supply chain solutions, consulting and other services in service of our mission to improve the health of communities.

We were incorporated in Delaware on May 14, 2013 . Our principal executive offices are located at 13520 Ballantyne Corporate Place, Charlotte, NC 28277, and our telephone number is (704) 357-0022. Shares of Company Class A common stock are listed on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “PINC.”

Premier Parent, LLC

Parent was formed on August 13, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

The principal executive offices of Parent are c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, California 94025 with a telephone number of (650) 677-8000.

Premier Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed on August 13, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Upon consummation of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, California 94025 with a telephone number of (650) 677-8000.

THE SPECIAL MEETING

We are furnishing this proxy statement to Company stockholders as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.

Date, Time and Place

The special meeting of Company stockholders will be held on [   ] at [   ], Eastern Time, in a virtual-only meeting format.

Holders of Company Common Stock

To attend the special meeting, you will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company Class A common stock if you are a Company stockholder as of the record date. All shareholders are entitled to attend the special meeting; however, you are entitled to participate, meaning you are entitled to vote and submit questions at the special meeting, only if you were a stockholder of record as of the close of business on the record date, or if you were a beneficial owner of shares of Company Class  A common stock as of the record date and you obtain a legal proxy in accordance with the instructions below.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on the merger agreement proposal;

•	to consider and vote on the advisory compensation proposal; and

•	to consider and vote on the adjournment proposal.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Attending the Special Meeting

The special meeting is scheduled to be held on [   ] at [   ], Eastern Time, in a virtual-only meeting format. The Company will hold the special meeting virtually via live webcast to provide the opportunity for full and equal participation of all Company stockholders regardless of location.

You may attend the special meeting virtually by visiting virtualshareholdermeeting.com/PINC2025SM and using the 16-digit control number found on the proxy card that you previously received. If you plan to attend the special meeting virtually, we encourage you to access the special meeting before the start time of [   ], Eastern Time. Please allow ample time to log into the audio webcast and test your computer systems. You may begin to log into the Special Meeting website beginning at [    ], Eastern Time, on [   ].

The special meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Company stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the special meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the special meeting.

If you encounter any difficulties accessing the special meeting, please call the technical support number that will be provided on the special meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the special meeting through its conclusion.

Additional information regarding related rules of conduct and other materials for the special meeting will be available during the special meeting at [   ].

You will not be able to attend the special meeting physically in person.

If you hold your shares in “street name” (in other words, your Company Class A common stock is held in the name of your bank, broker or other nominee), you are entitled to virtually attend the special meeting but must first obtain a legal proxy in order to vote your shares at the special meeting. If you wish to participate and vote your shares at the special meeting, you must first obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, [   ], at [   ] with “Legal Proxy” noted in the subject line. If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the special meeting. Failure to provide a legal proxy may invalidate any votes placed at the special meeting.

Record Date and Stockholders Entitled to Vote

Only the holders of record of Company Class A common stock at the close of business on [   ], the record date for the special meeting will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [   ] shares of Company Class A common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company Class A common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

For 10 days prior to the special meeting, the names of stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 13520 Ballantyne Corporate Place Charlotte, NC 28277, by contacting the Corporate Secretary of the Company.

Quorum

A majority of the shares of all issued and outstanding common stock and entitled to vote thereat on the record date must be present in person at the special meeting or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Our Class A common stock is our only class of outstanding voting securities. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. For shares of the Company Class A common stock, broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

If a quorum is not present or represented at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.

Vote Required

Approval of the Merger Agreement Proposal

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of Company Class A common stock entitled to vote. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.

Abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

Approval of the Advisory Compensation Proposal

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.

The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.

Approval of the Adjournment Proposal

The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.

Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger.

With respect to shares of Company Class A common stock, a broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Absent instructions from you, the record holder may not vote on any non-routine matter, including a director election, a matter relating to executive compensation or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote shares of the Company Class A common stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company Class A common stock at the special meeting without receiving instructions. A broker non-vote would not be considered a vote for or against any of the proposals set forth in this proxy statement and therefore will not have any effect on the outcome of those matters. You should consult your bank, broker or other nominee holder if you have questions about this.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares of Company Class A common stock, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

There are four ways to vote if you are a record holder (in other words, you held Company Class A common stock in your own name in the stock register maintained by our transfer agent, EQ):

•

By Internet: If you have Internet access, Premier encourages you to vote at [   ] in advance of the special meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on [   ], 2025.

•	By Telephone: As instructed on the proxy card, you can make a toll-free telephone call from the U.S. or Canada to [ ] prior to 11:59 p.m., Eastern Time, on [ ], 2025.

•

By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, it must be received before 11:59 p.m., Eastern Time, on [   ], 2025.

•

At the special meeting: To vote during the special meeting, visit virtualshareholdermeeting.com/PINC2025SM and enter the 16-digit control number included in your proxy card. Online access to the special meeting will open approximately 15 minutes prior to the start of the special meeting. If you encounter any difficulties accessing the special meeting during the check-in or meeting time, please call the technical support number that will be posted on the special meeting website. Technical support will be available starting 15 minutes prior to the special meeting.

If you are a record holder of Company Class A common stock (in other words, you held Company Class A common stock in your own name in the stock register maintained by our transfer agent, EQ) and to ensure that your shares of Company Class A common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting. In order to vote by proxy card, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Time on [   ], one day before the special meeting. You may also vote by attending the special meeting and voting during the live webcast.

If you hold your shares of Company Class A common stock in “street name” (in other words, your Company Class A common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete, date, sign and mail the enclosed voting instruction form from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote at the special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and attend for the special meeting. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals. Without following the voting instructions, your Company Class A common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.

For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact [   ], which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at [   ] (banks and brokers may call collect at [   ]).

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions for shares of Company Class A common stock, the persons named as proxies will follow your instructions. If you are a holder of record for shares of Company Class A common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Revocation of Proxies

For Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:

•

you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•

you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy to [   ], so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•

you may submit a written notice of revocation to the Company’s Corporate Secretary at Premier, Inc., 13520 Ballantyne Corporate Place, Charlotte, NC 28277, so long as your revocation is received by 11:59 p.m., Eastern Time, on [   ]; or

•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares of Company Class A common stock in “street name,” you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy issued in your name from your broker, bank or other nominee, who is the Company stockholder of record.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and Nasdaq regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained [   ] to solicit proxies at a total cost to the Company of approximately $[   ].

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present in person or represented by proxy at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, without notice, provided that the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.

Voting by Company Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [   ] shares of Company Class A common stock, or approximately [   ]% of the then-outstanding voting stock.

We currently expect that all directors and executive officers of the Company will vote their shares of Company Class A common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

The Company’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company Class A common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Class A common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company Class A common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Class A common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company Class A common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”

Other Matters

Pursuant to the DGCL and the Company’s by-laws, only the matters set forth in the notice of special meeting may be brought before the special meeting.

Assistance

If you have any questions or need assistance in voting, completing your proxy card or have questions regarding the special meeting, please contact [   ], which is acting as the Company’s proxy solicitation agent in connection with the merger:

[   ]

Shareholders may call toll free: [   ]

Banks and Brokers may call collect: [   ]

PROPOSAL 1: MERGER AGREEMENT PROPOSAL

We are asking Company stockholders to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.

The Board recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking Company stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger. As required by those rules, the Company is asking Company stockholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers,” including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.

The Company is asking Company stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER

Overview

The Company is seeking the adoption by Company stockholders of the merger agreement the Company entered into on September 21, 2025 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board has authorized and approved the execution, delivery and performance by the Company of the merger agreement and declared the merger agreement advisable, and recommends that Company stockholders vote to adopt the merger agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the members of the Board, the members of the Transaction Committee, the representatives of the Company or the Transaction Committee, or other parties and their respective financial advisors, legal advisors, affiliates or other representatives.

From time to time, the Company, the Board and management team, with the assistance of financial and legal advisors, regularly considered and assessed the Company’s business and operations, competitive position, historical performance, future prospects, industry and stock market dynamics, customer landscape, long-term goals and strategic direction. These reviews included, among other matters, potential opportunities for acquisitions, business combinations, divestitures and other strategic alternatives for the Company, including the continued execution of the Company’s strategies as an independent public company.

In November 2021, the Board established a committee of independent directors to identify, review and explore strategic alternatives to enhance value for stockholders. Over the course of 2022 and 2023, the committee of independent directors, with the assistance of the committee’s financial and legal advisors, engaged in a process to explore strategic alternatives, including a take private led by hospital system members and other customers of the Company, a sale of part or all of the Company, a recapitalization or other partnership opportunities, among other potential alternatives (the “prior strategic review process”). As part of this effort, the Company contacted approximately 25 potential counterparties, including financial sponsors and strategic parties, regarding various potential strategic alternatives for the Company and its businesses. The committee of independent directors also authorized the Company to explore a take private led by hospital system members and other customers of the Company, which did not result in any viable offers. No strategic counterparty submitted any indication of interest during the time the committee explored strategic alternatives. Although several indications of interest were received from financial sponsors, all but one party (a consortium of co-investing financial sponsors) elected not to advance to diligence or continue in the process. The only remaining party (collectively, “Party A”) submitted a proposal in November 2022, which was contingent upon a new strategic model that required alignment with key customers prior to entering into a potential transaction. Over the course of 2023, the Company continued to discuss a potential transaction with Party A, including providing additional diligence materials and facilitating conversations with key customers of the Company. On May 8, 2023, the Company publicly announced that it had initiated a strategic alternatives process to enhance stockholder value. Over the course of extensive discussions and as the due diligence process progressed, Party A revised the economic terms of its proposal several times and on December 18, 2023, Party A informed the Company that it would only proceed with an acquisition transaction at a price representing a discount to the Company’s then trading price. On December 18, 2023, the closing price of Company Class A common stock was $21.77 per share. After receiving and considering this information, the Board determined to terminate discussions with Party A. Following the termination of discussions with Party A, the Board determined that it had not received an actionable proposal at an acceptable price for a potential acquisition of the Company and announced the completion of the strategic review process in February 2024. The committee of independent directors disbanded in April 2024.

On April 2, 2025, Michael Alkire, President and CEO of the Company, Glenn Coleman, Chief Administrative and Financial Officer of the Company and a representative of BofA Securities, Inc. (“BofA Securities”), which had advised the Company in connection with the prior strategic review process, had lunch in New York City with Brian McCarthy, an advisory council member of Patient Square Capital (“Patient Square Capital”) and formerly a representative of BofA Securities. During the meeting, there was a preliminary conversation about the possibility of a transaction between Patient Square Capital and the Company. Patient Square Capital expressed some initial interest in such a potential transaction, but no price or terms were discussed, and no specific proposal or offer was made.

Shortly after the April 2, 2025, meeting with Patient Square Capital and BofA Securities, Mr. Alkire telephoned the Company’s Board Chair, Richard Statuto, to inform him of Patient Square Capital’s potential interest. Messrs. Alkire and Statuto had several telephone calls over the following weeks to discuss a potential process for assessing the opportunity without undue distraction to the Company’s management, Mr. Statuto expressed the importance of having advisors in place to assist with that process.

On April 22, 2025, the Company entered into a customary confidentiality agreement with Patient Square Capital to enable more specific discussions with Patient Square Capital about the Company’s business. To facilitate such discussions, the confidentiality agreement contained a customary standstill provision that would fall away upon the public announcement of the entry by the Company into a definitive agreement with a third party with respect to a change of control transaction.

On April 24, 2025, during the Board’s regularly scheduled annual strategy retreat, Mr. Alkire informed the Board in executive session of the potential, early-stage opportunity with Patient Square Capital.

Over the next few weeks, the Company provided certain preliminary non-public due diligence materials to Patient Square Capital. On May 1, 2025, members of the Company’s management, including Messrs. Alkire and Coleman, held a meeting in person in Charlotte, North Carolina with representatives of Patient Square Capital to provide an overview of the Company’s business. On May 2, 2025, representatives of Patient Square Capital informed Mr. Coleman that they were working towards presenting a proposal to acquire the Company and requested to review the Company’s five-year long-range plan. On May 7, 2025, Mr. Coleman had a follow-up meeting via videoconference with representatives of Patient Square Capital to answer additional questions concerning the business. No specific terms of a potential transaction were discussed and no proposals were made by either party during these discussions. Mr. Alkire kept Mr. Statuto apprised of these developments.

On May 20, 2025, the Board met with members of the Company’s management and representatives of Cravath, Swaine & Moore LLP (“Cravath”) and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) in attendance, to discuss the potential interest of Patient Square Capital in a potential strategic transaction with the Company as well as potential next steps, including whether to initiate a strategic review process. Mr. Alkire and Mr. Coleman informed the Board of discussions with Patient Square Capital since April regarding a potential strategic transaction and noted that no formal proposal had been received thus far. The representatives of Wachtell Lipton discussed with the Board the fiduciary duties owed in connection with, and the standards of review applied by the Delaware courts to, certain types of corporate transactions as well as the considerations applicable to forming a transaction committee, consisting of independent directors of the Board, to evaluate and negotiate potential transactions. Following discussions, the Board authorized management to continue to engage with Patient Square Capital to explore whether a potential transaction was possible on terms that would be attractive to the Company’s stockholders. The Board also determined that, although the formation of a transaction committee was not required, it would form such a committee consisting of independent directors for the purposes of enhancing efficiency and speed in the Board’s exercise of its oversight of any potential strategic transaction. Accordingly, the Board unanimously adopted resolutions (i) to establish a transaction committee composed of three of the Company’s independent directors, John T. Bigalke, Richard J. Statuto and Ellen C. Wolf (the “Transaction Committee”), (ii) to evaluate proposals relating to the potential acquisition of the Company by potential counterparties and (iii) delegating to the Transaction Committee the authority to, among other things, (A) monitor, direct and exercise general oversight of the Company’s management and its financial, legal and other advisors with respect to the consideration, review and evaluation of any potential transaction and (B) make recommendations to the Board with respect to any potential transaction as the Transaction Committee determined to be advisable, with the understanding that the ultimate decision of whether to approve or disapprove of any potential transaction, and whether to recommend any potential transaction to the Company’s stockholders, would be made by the Board. The Board authorized the Transaction Committee, in its sole discretion, to select and retain advisors to advise it during the process. The Board also determined, following discussion, to engage Wachtell Lipton as legal advisor to the Company and Goldman Sachs, which has extensive experience providing strategic and financial advice in the healthcare industry, to serve as a financial advisor to the Company. On May 20, 2025, the closing price of Company Class A common stock was $23.10 per share.

Also on May 20, 2025, Mr. Coleman informed a representative of Patient Square Capital that the Company would provide the five-year long-range plan to Patient Square Capital if approved to do so by the Board at its next meeting.

The Transaction Committee engaged Cravath to represent it in connection with a potential transaction. On May 25, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, Goldman Sachs, another investment banking firm (which was ultimately not retained) and members of the Company’s management in attendance to discuss a draft of the Company’s five-year long-range plan and potential engagement with Patient Square Capital regarding its interest in a potential transaction. The Transaction Committee reviewed a draft of the long-range plan prepared by the Company’s management and provided feedback to the Company’s management, including with respect to the various upside opportunities and corresponding risks, obstacles and challenges facing the Company’s growth and other points of clarifications on the assumptions underlying the plan, in anticipation of the Company providing the long-range plan to Patient Square Capital, pending approval by the Board of such plan. During this discussion, the Transaction Committee emphasized its desire that any process or discussions relating to a potential transaction not distract the Company’s management from executing on the Company’s long-range plan.

On May 27, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, Goldman Sachs and the other investment banking firm (which was ultimately not retained) and members of the Company’s management in attendance to discuss an updated draft of the Company’s long-range plan following the Transaction Committee’s feedback on the draft five-year long-range plan at its prior meeting. At the Transaction Committee’s request, representatives of Goldman Sachs and the other investment banking firm provided their perspective on the draft five-year long-range plan and the key considerations, including the upside opportunities and corresponding risks, obstacles and challenges, relating to the Company’s ability to achieve the performance reflected in the plan. During the meeting, without the presence of the investment banking firms, the Transaction Committee also discussed the potential engagement of additional financial advisors, including the potential fees to be paid to such financial advisors.

On May 28, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, Goldman Sachs and the other investment banking firm (which was ultimately not retained) and members of the Company’s management in attendance. Members of the Company’s management discussed a proposed long-range plan through fiscal year 2030 for the Company (the “long-range plan”), as further described in the section of this proxy statement entitled “—Certain Financial Forecasts,” that would be provided to Patient Square Capital in connection with its consideration of a potential acquisition of the Company, subject to the approval of the Board. The Board, together with members of the Company’s management and representatives of Cravath, Wachtell Lipton and Goldman Sachs, discussed and reviewed the Company’s long-range plan, including with respect to the various upside opportunities and corresponding risks, obstacles and challenges facing the Company’s growth, and in particular, the cost of strategic and operational transparency to competitors associated with keeping the Company public, the likelihood of meeting the forecasts of the Company’s long-range plan given capital requirements, talent acquisition requirements and the current regulatory and financial pressures on the industry and growing competition. The Board together with members of the Company’s management and representatives of Goldman Sachs, Wachtell Lipton and Cravath also discussed the recent interest from Patient Square Capital and the options and strategic alternatives potentially available to the Company, including continuing as a standalone public company. Representatives of Goldman Sachs and members of management updated the Board on the status of expected timing to receive a proposal from Patient Square Capital, ongoing due diligence and status of discussions with Patient Square Capital. Following such discussions, the Board authorized the Company’s management to provide the long-range plan to Patient Square Capital.

The Transaction Committee considered and ultimately determined, upon the advice of Cravath, that it was not necessary to engage another investment banking firm as its financial advisor in connection with a potential transaction with Patient Square Capital.

On May 29, 2025, members of the Company’s management and representatives of Goldman Sachs held a call with representatives of Patient Square Capital to review the Company’s long-range plan, and discuss Patient Square Capital’s interest in pursuing a potential transaction with the Company.

On June 1, 2025, the Transaction Committee held a meeting via videoconference with representatives of Cravath, Wachtell Lipton and members of the Company’s management in attendance. The Company’s management provided an update on the call held with Patient Square Capital on May 29, 2025, noting that Patient Square Capital was expected to submit an initial indication of interest in the coming weeks.

On June 4, 2025, members of the Company’s management and representatives of Goldman Sachs held a follow-on call with representatives of Patient Square Capital to review the Company’s long-range plan.

On June 5, 2025, the Board held a regularly scheduled meeting in person with members of the Company’s management in attendance. Management briefed the Board on its interactions with Patient Square Capital since the Board’s May 28, 2025, meeting. The Board received an update on the status of the process with Patient Square Capital, including that Patient Square Capital was expected to submit an initial indication of interest in the coming weeks. The Board also discussed the benefit of retaining a second financial advisor to the Company and determined, following discussions, to retain BofA Securities as an additional financial advisor to the Company due to its familiarity with the Company, including assisting the Company in the prior strategic review process, and its experience, expertise and qualifications in advising companies on M&A transactions.

On June 11, 2025, representatives of Patient Square Capital sent a nonbinding indication of interest to representatives of Goldman Sachs (which was shortly thereafter shared with Mr. Alkire), proposing an acquisition by Patient Square Capital and affiliated investment funds of all of the shares of Company Class A common stock for between $27.00 and $28.00 in cash per share of Company Class A common stock (the “initial proposal”). On June 11, 2025, the closing price of Company Class A common stock was $22.50 per share.

On June 12, 2025, representatives of Goldman Sachs held a call with representatives of Patient Square Capital to clarify the terms of the initial proposal.

On June 15, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance to discuss the initial proposal received from Patient Square Capital. At the Transaction Committee’s request, representatives of Goldman Sachs reviewed with the Transaction Committee their preliminary financial analyses of the Company and discussed such analyses in the context of the initial proposal from Patient Square Capital. The Transaction Committee, with input from each of Cravath, Wachtell Lipton, BofA Securities, Goldman Sachs and the Company’s management discussed how to respond to Patient Square Capital, including what might be required to enable Patient Square Capital to improve its offer prior to the Company deciding to commit substantial resources toward pursuing a potential transaction, giving consideration to the prior strategic review process in 2022 to 2023, which had continued for an extended period and involved extensive due diligence investigations by potential bidders and ultimately ended without any transaction. Following extensive discussion, the Transaction Committee authorized representatives of each of Goldman Sachs and BofA Securities to communicate to Patient Square Capital that the Company would be willing to permit a targeted due diligence investigation on a limited set of issues if such investigation would be expected to result in Patient Square Capital being willing to improve its offer price based on such due diligence investigation.

On June 15, 2025, representatives of Goldman Sachs communicated to Patient Square Capital that the initial proposal undervalued the Company and was not sufficient for the Company to continue engaging in discussions. On June 16, 2025, Patient Square Capital reached out to representatives of Goldman Sachs and indicated that they believed there was a path to improving their offer upon receiving additional targeted diligence, including additional sessions with the Company’s management.

On June 17, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Goldman Sachs informed the Transaction Committee that Patient Square Capital had advised that it was prepared to engage in a targeted diligence exercise, following which it would be prepared to consider improving the initial proposal. The Transaction Committee discussed with the Company’s management and advisors the resources that would be required in connection with such due diligence investigation and the associated burden on the Company’s management. Following discussion, the Transaction Committee authorized the Company’s management and representatives of each of Goldman Sachs and BofA Securities to facilitate the targeted diligence exercise discussed and to request that Patient Square Capital submit a revised indication of interest in writing at the conclusion of such exercise.

On June 18, 2025, representatives of Goldman Sachs delivered feedback from the Transaction Committee to Patient Square Capital that while the Transaction Committee continued to believe the initial proposal undervalued the Company, given that Patient Square Capital communicated that there was a potential path to improving its offer upon receiving additional targeted diligence, the Company was willing to provide targeted diligence to facilitate such higher offer. Representatives of Goldman Sachs also communicated the request of the Transaction Committee for Patient Square Capital to submit a revised indication of interest in writing at the conclusion of such diligence.

Throughout June and July of 2025, the Company and Patient Square Capital continued to discuss a potential transaction, and Patient Square Capital conducted due diligence on the Company, including, among other things, calls and meetings via videoconference with the Company’s management and employees to discuss diligence matters and access to a virtual dataroom beginning on July 24, 2025.

On July 1, 2025, BofA Securities provided a customary relationships disclosure memorandum to the Company, which was subsequently updated on August 14, 2025 and September 19, 2025 and was, in each case, provided to the Board.

On July 2, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Goldman Sachs reported that following its limited due diligence, Patient Square Capital had not increased its offer range, but had requested additional due diligence relating to the Company’s performance services business and indicated that such additional investigation may enable it to offer additional value. The Transaction Committee and the Company’s management and advisors discussed whether to permit Patient Square Capital to continue to engage in due diligence in light of the potential distraction to the Company’s management and the Company’s experience in its prior strategic review process. At the Transaction Committee’s request, representatives of Goldman Sachs also reviewed with the Transaction Committee certain analyses, sensitivities and potential considerations that could affect the Company’s valuation, including potential growth opportunities identified by the Company’s management. Following discussion, the Transaction Committee authorized the Company’s management and representatives of each of Goldman Sachs and BofA Securities to continue to engage with Patient Square Capital with respect to the limited additional diligence information requested.

On July 14, 2025, the Company’s management team held an in-person meeting in National Harbor, Maryland with Patient Square Capital to conduct a thorough review of the Company’s performance services business.

Following the review, on July 18, 2025, Patient Square Capital submitted a revised proposal in writing which stated it was prepared to offer $27 in cash and a contingent value right (the “CVR”), which would pay an additional $3 per share of Company Class A common stock contingent upon achievement of 100% of the Company’s adjusted EBITDA forecast for the Company’s fiscal year 2028 (the “FY28 Adjusted EBITDA Forecast”). Patient Square Capital indicated an ability to sign definitive documentation within four weeks, assuming (i) prompt receipt of required information to complete confirmatory due diligence, (ii) continued engagement from the Company and its management and (iii) obtaining committed financing from financing sources consistent with current credit market conditions. On July 18, 2025, the closing price of Company Class A common stock was $20.95 per share

On July 19, 2025, following several conversations between representatives of Goldman Sachs and Patient Square Capital, Patient Square Capital communicated a revised proposal verbally to representatives of Goldman Sachs reflecting an increase in the upfront cash offer to $27.50 per share of Company Class A common stock and a corresponding reduction in the maximum amount payable under the terms of the CVR to $2.50 per share if the Company achieves 100% of its FY28 Adjusted EBITDA Forecast, which proposal was subsequently submitted in writing on July 22, 2025(the “third proposal”). The CVR would provide no payment to the stockholders unless more than 95% of the FY28 Adjusted EBITDA Forecast were to be achieved and the amounts payable between 95% and 100% of the FY28 Adjusted EBITDA Forecast would be determined by straight-line interpolation (i.e., at 95% of the EBITDA forecast, payment would be zero and at 97.5% of the FY28 Adjusted EBITDA Forecast, the payment would be 50% of the $2.50 maximum, or $1.25). Patient Square Capital informed the Company’s management and representatives of Goldman Sachs that this was their best and final offer, and was made on the assumption that the Company would not declare and pay its regular quarterly dividend of $0.21, which was ultimately declared in the first quarter of fiscal year 2026, or any further dividends between signing and closing.

On July 20, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance to discuss and review the third proposal from Patient Square Capital. Representatives of Goldman Sachs advised the Transaction Committee that Patient Square Capital had presented the third proposal as its best and final proposal, and indicated that there was no room to increase the upfront cash component of the offer. The Transaction Committee and the Company’s management and advisors reviewed the third proposal in the context of the Company’s current trading price and Goldman Sachs’s financial analyses, including an analysis of the net present value of the CVR which represented a discount to the $2.50 face value of the CVR given the timing of the payment, if any. The Transaction Committee also discussed extensively with the Company’s management and advisors the inclusion of a CVR component as part of the merger consideration and the considerations and risks associated therewith. In particular, the Transaction Committee expressed significant concerns regarding the CVR and whether stockholders would ultimately realize the value of the Company represented by the CVR based on the timing of payment and the risks to achieving the FY28 Adjusted EBITDA Forecast, including the fact that a CVR based on projected adjusted EBITDA could be highly susceptible to an acquirer’s operational and accounting decisions and that the CVR would provide no payment to the stockholders unless more than 95% of the FY28 Adjusted EBITDA Forecast were to be achieved. The Transaction Committee discussed with the advisors the lack of a market for such instruments, data on achievement and payouts and the ability of the Company to protect the interests of its stockholders through the transaction documentation for the CVR.

On July 21, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Members of the Company’s management provided an overview of developments since the last Board meeting with respect to a potential transaction with Patient Square Capital, and noted that, following an extensive diligence effort, Patient Square Capital submitted a revised offer letter at a price of $27 in cash and a CVR, which would pay up to an additional $3 per share of Company Class A common stock contingent upon achievement of 100% of the Company’s FY28 Adjusted EBITDA Forecast. Mr. Coleman further informed the Board that after several discussions with Patient Square Capital, the Company was able to negotiate an adjustment in the offer, increasing the upfront cash component of the offer to $27.50 per share of Company Class A common stock and reducing the maximum contingent amount payable under the CVR to $2.50 per share of Company Class A common stock contingent upon achievement of 100% of the FY28 Adjusted EBITDA Forecast. Representatives of Goldman Sachs advised the Board that Patient Square Capital had presented the third proposal as its best and final proposal, and had indicated that there was no room to increase the upfront cash component of the offer. At the Board’s request, the representatives of Goldman Sachs then proceeded to provide an overview of the third proposal, including an analysis of the net present value of the CVR which represents a discount to the $2.50 face value of the CVR given the timing of the payment, if any, and select transaction precedents which included a CVR component. During discussions, the Board questioned the value of the CVR based on the timing of payment and the risks to achieving the FY28 Adjusted EBITDA Forecast, including the fact that the CVR would provide no payment to the stockholders unless more than 95% of the FY28 Adjusted EBITDA Forecast were to be achieved. In particular, the Board observed that, based on the transaction precedents provided by, as well as upon the experience of, its financial and legal advisors, the use of CVRs tends to be concentrated in the pharmaceutical industry and based on more tangible milestones, such as obtaining regulatory approvals, which are generally more straightforward and less susceptible to an acquirer’s operational and accounting decisions as compared to projected adjusted EBITDA, particularly where the relevant measurement period would be a fiscal year occurring several years in the future. The Board, together with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs, discussed potential mitigation measures and approaches to address the issue of enforceability of the CVR, including the challenge that any disputes may emerge several years in the future when there would be no entity with the necessary resources to enforce the CVRs. Following discussions, the Board concluded that any potential transactions involving a CVR would need, at a minimum, an obligation on Patient Square Capital to use diligent efforts to achieve the results which would trigger payment and robust enforcement and monitoring rights on behalf of the Company’s stockholders. The Board authorized the Company’s management to proceed with negotiating a transaction with Patient Square Capital on that basis and noted that it would not be feasible to delay the declaration of a quarterly dividend if a transaction were not signed by the Company’s announcement of earnings for the quarter and fiscal year ended June 30, 2025, anticipated to occur on August 19, 2025. On July 21, 2025, the closing price of Company Class A common stock was $20.93 per share.

Following the July 21, 2025 Board meeting, representatives of Goldman Sachs communicated to Patient Square Capital that the Board had authorized the Company to proceed with the negotiation of definitive documentation on acceptable terms.

On July 23, 2025, Patient Square Capital began to contact potential financing sources to commence discussions following the Company’s authorization. On July 23, the closing price of Company Class A common stock was $21.39 per share.

On July 25, 2025, members of the Company’s management held a meeting with representatives of Goldman Sachs and Patient Square Capital via teleconference for follow-on due diligence discussions regarding the Company’s business.

On July 29, 2025, the Company announced that it would release financial results for its fiscal 2025 fourth quarter and full year on August 19, 2025. On July 29, 2025, the closing price of Company Class A common stock was $21.24 per share.

On August 3, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. The representatives of Wachtell Lipton reviewed with the Transaction Committee the terms of the proposed initial draft of the merger agreement to be delivered to Patient Square Capital and its advisors. The Transaction Committee and the representatives of Cravath and Wachtell Lipton considered key provisions to be included in the draft CVR agreement in order to effectuate a potential transaction, pending receipt of the initial draft of the CVR agreement from Patient Square Capital. The Transaction Committee and its advisors also discussed extensively the deal protection provisions in the merger agreement, including whether to seek a “go shop” from Patient Square Capital, and considerations relating thereto, as well as whether the Company should engage in a pre-signing market check and the likelihood of alternative buyers emerging either before or after announcement of a transaction. Representatives of each of BofA Securities and Goldman Sachs expressed their views that the likelihood of an alternative buyer being willing and able to provide an offer competitive to that proposed by Patient Square Capital in a timely fashion was low, particularly in light of the extensive prior strategic review process the Company conducted, which had continued for an extended period and involved extensive due diligence investigations by potential bidders and ultimately ended without any transaction, as well as the fact that no new potential acquirors other than Patient Square Capital had emerged at any point following the Company’s May 8, 2023 public announcement that it was evaluating strategic alternatives. Members of management also noted that prior analysis had indicated that a transaction with any likely strategic counterparty would likely be subject to high levels of antitrust scrutiny. Following discussion, the Transaction Committee determined that it would not be in the best interests of the Company’s stockholders to engage in such market check, and the inclusion of a “go shop” provision in the draft merger agreement could, if necessary to reach agreement with Patient Square Capital, ultimately be eliminated in favor of an alternative deal protection mechanism to the Company’s stockholders’ benefit. On August 1, 2025, the prior trading day, the closing price of Company Class A common stock was $21.27 per share.

On August 4, 2025, Wachtell Lipton circulated a draft of merger agreement to Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to Patient Square Capital, which proposed a reverse termination fee equal to 8% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, a “go shop” provision and a fiduciary termination fee of 1.5% of the Company’s equity value during the “go shop” period and 2.5% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances following the “go shop” period.

On August 6, 2025, Kirkland & Ellis circulated a form of the equity commitment letter and limited guaranty to Wachtell Lipton.

On August 7, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance to discuss the status of negotiations with Patient Square Capital and the expected timing of definitive documentation in respect of the transaction. Representatives of Wachtell Lipton provided an overview of the initial draft of the merger agreement which was shared with Patient Square Capital and its advisors. The Board and its advisors discussed extensively the deal protection provisions in the merger agreement, as well as whether the Company should engage in a pre-signing market check and the likelihood of alternative buyers emerging either before or after announcement of a transaction. Representatives of each of BofA Securities and Goldman Sachs expressed their views that the likelihood of an alternative buyer being willing and able to provide an offer competitive to that proposed by Patient Square Capital in a timely fashion was low, particularly in light of the extensive prior strategic review process. The Board also discussed, together with members of the Company’s management and its financial and legal advisors, if a process seeking other bidders was to be commenced, the negative impact of not receiving an alternative proposal on the Company’s ability to extract favorable terms from Patient Square Capital, were Patient Square Capital to become aware of such fact. After further discussions, the Board concluded that, in light of the low likelihood of potential alternative financial or strategic counterparties based on the views of representatives of each of BofA Securities and Goldman Sachs, the risks of not receiving any alternative offers, the increased potential for leaks and the considerable time and distraction that a broader strategic process would pose for the Company’s management and employees, negotiating with Patient Square Capital for the highest price possible was the value-maximizing path for the Company’s stockholders. On August 7, 2025, the closing price of Company Class A common stock was $22.44 per share.

On August 10, 2025, representatives of Kirkland & Ellis submitted a markup of the merger agreement to representatives of Wachtell Lipton which proposed a reverse termination fee equal to 5% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, the deletion of the go shop provision and a fiduciary termination fee of 3.75% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances.

Also on August 10, 2025, Kirkland & Ellis circulated an initial draft of the CVR agreement to Wachtell Lipton, which proposed a CVR based on the achievement of the FY28 Adjusted EBITDA Forecast. The draft provided that (i) Patient Square Capital would not take any action in bad faith with the specific primary intent of avoiding achievement of the FY28 Adjusted EBITDA Forecast, but did not require Patient Square Capital to make any specific efforts to achieve the projected level of FY28 Adjusted EBITDA Forecast, (ii) Patient Square Capital could redeem the CVR at any time at the then-present value of full payout, with present value determined using a specified discount rate, and (iii) the CVR would be subordinated to the rights of any debt holders and included limited enforcement rights.

On August 12, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Wachtell Lipton reviewed key issues they identified in the revised draft of the merger agreement from Kirkland & Ellis, among them Patient Square Capital’s rejection of the proposed “go shop.” Representatives of Wachtell Lipton also identified to the Transaction Committee a number of material issues from their perspective in the draft CVR agreement including, among other things, limited efforts obligations on the part of Patient Square Capital in connection with the Company achieving the FY28 Adjusted EBITDA Forecast , subordination of the rights of CVR holders to debt holders, optional redemption at Patient Square Capital’s election at a discounted present value, limited recourse for the holders of the CVR due to the absence of a third-party professional representative for holders of the CVRs and the lack of a litigation funding pool to enable holders of the CVRs to enforce the CVR agreement, in addition to proposed revisions to the definition of adjusted EBITDA for purposes of determining the achievement of the FY28 Adjusted EBITDA Forecast. Following discussion, the Transaction Committee authorized Cravath and Wachtell Lipton to proceed with the deal protection package in the draft merger agreement that did not have a “go shop” provision but did have a lower fiduciary termination fee, in addition to negotiating significant changes to the CVR agreement to provide more certainty of value to the Company’s stockholders. The Transaction Committee noted that the value of the CVR comprised a significant component of the value provided by Patient Square Capital’s proposal and as a result obtaining terms that provided as much certainty of value as possible to the Company’s stockholders was material to the Board’s determination as to the desirability of a potential transaction on the terms presented. Following discussions, the Transaction Committee directed the Company’s management to target to finalize a definitive agreement with Patient Square Capital on acceptable terms before the announcement of the Company’s earnings on August 19, 2025.

Later in the day on August, 12, 2025, members of the Company’s management met with representatives of Goldman Sachs, Wachtell Lipton, Patient Square Capital and Kirkland & Ellis via videoconference to negotiate aspects of the merger agreement and CVR agreement.

Also on August 12, 2025, representatives of Wachtell Lipton submitted a revised draft of the merger agreement to representatives of Kirkland & Ellis, along with the Company’s disclosure schedules. The revised merger agreement draft proposed a reverse termination fee equal to 7% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, a fiduciary termination fee of 2.5% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances and indicated that the deletion of the go shop provision was subject to continued negotiation of the no solicitation and fiduciary out provisions.

On August 13, 2025, representatives of Wachtell Lipton shared a revised draft of the CVR agreement with representatives of Kirkland & Ellis, which included enhanced protection for the Company’s stockholders through a requirement of diligent efforts to operate the Company’s business, including treating achievement of the FY28 Adjusted EBITDA Forecast as a material factor in any incentive-based compensation that applies to executives of the Company after the closing, significant revisions to the definition of adjusted EBITDA, increased stockholder enforcement rights and indemnification and reimbursement obligations on the part of Patient Square Capital and the surviving company. The parties continued to negotiate the merger agreement, the CVR agreement, and other ancillary transaction documents, including the equity commitment letter and limited guaranty, through their respective legal advisors, with representatives of Wachtell Lipton and Kirkland & Ellis continuing to discuss the open issues in these agreements.

On August 14, 2025, representatives of Kirkland & Ellis shared (i) a revised markup of the merger agreement with representatives of Wachtell Lipton which proposed a reverse termination fee equal to 6% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, and a fiduciary termination fee of 3% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances and (ii) a revised draft of the CVR agreement with representatives of Wachtell Lipton, who expressed concern with the perceived inadequacy of the surviving company’s efforts to achieve the projected level of FY28 Adjusted EBITDA Forecast and the absence of certain enforcement mechanisms deemed important for the protection of the CVR holders. Also on August 14, 2025, members of the Company’s management team and its advisors met via videoconference with representatives of Patient Square Capital and its advisors to discuss the definition and calculation of adjusted EBITDA in the CVR agreement.

On August 15, 2025, representatives of Patient Square Capital communicated to representatives of Goldman Sachs that it was still in the process of securing financing and that financing on acceptable terms may not be in place by August 19, 2025, the date of the Company’s scheduled call for the announcement of earnings for the quarter and fiscal year ended June 30, 2025, given initial financing source outreach was only approved by the Company on July 23, 2025 and the necessity of restarting negotiations with a new potential lender after the initial potential lender failed to offer terms acceptable to Patient Square Capital. Patient Square Capital assured Goldman Sachs that it expected to be able to obtain financing but discussed the possibility of requiring additional time to arrange the financing on acceptable terms. Also on August 15, 2025, Goldman Sachs provided its customary relationships disclosure memorandum to the Company, which was subsequently updated on September 20, 2025, and was, in each case, provided to the Board.

Also on August 15, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Goldman Sachs provided an update on the transaction since the Board’s last meeting. Management discussed the status of Patient Square Capital’s financing efforts and their latest timing, including a standstill in the negotiations with their prospective lead lender earlier in the day. The Board discussed the timing of the financing and its relation to finalizing the transaction documents and announcing a transaction in advance of the Company’s upcoming earnings call for the quarter and fiscal year ended June 30, 2025. Representatives of Goldman Sachs relayed the updates from Patient Square Capital indicating that the latter was actively working towards arranging financing alternatives and remained optimistic that the parties would be able to finalize a deal ahead of the earnings call. The representatives of Wachtell Lipton present at the meeting provided an update on the status of the draft transaction agreements and the revised drafts Wachtell Lipton was planning to share with Kirkland & Ellis later in the day. The Board expressed concerns around the terms of the CVR agreement which, in their view, had not sufficiently improved despite continued efforts to negotiate among the parties and concerns about the ability of stockholders to ultimately realize the value of the Company represented by the CVR based on the timing of payment, the risks to achieving the FY28 Adjusted EBITDA Forecast and the lack of certain enforcement mechanisms deemed important for the protection of the CVR holders. The Board instructed the advisors to move forward with finalizing the transaction documents, which would need to include a CVR agreement on acceptable terms to the Board, while the parties awaited further developments concerning the details of Patient Square Capital’s financing. On August 15, 2025, the closing price of Company Class A common stock was $24.95 per share.

Following the Board meeting on August 15, 2025, representatives of Wachtell Lipton shared revised drafts of the merger agreement and CVR agreement with Kirkland & Ellis. The draft of the merger agreement proposed a reverse termination fee equal to 7% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, and a fiduciary termination fee of 2.75% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances, and indicated that deletion of the “go shop” provision is subject to continued negotiation of and the Company’s satisfaction with the terms of the no solicitation and fiduciary-out provisions. The draft of the CVR agreement provided for enhanced protection for the Company’s stockholders through a requirement of diligent efforts to operate the Company’s business, including treating achievement of the FY28 Adjusted EBITDA Forecast as a material factor in any incentive-based compensation that applies to executives of the Company after the closing, precise definitions for calculating the proposed CVR milestones, including the effect of operational changes, increased enforcement rights for the holders of the CVRs and indemnification and reimbursement obligations on the part of Patient Square Capital and the surviving company.

On August 16, 2025, members of the Company’s management, together with representatives of Patient Square Capital, met by teleconference, with representatives of Wachtell Lipton, Kirkland & Ellis and Goldman Sachs. Patient Square Capital explained that while their efforts to obtain financing on acceptable terms were ongoing, they wanted to work towards resolving any open points in the definitive transaction documents. Among other things, the parties discussed the Company’s concerns with respect to the proposed CVR structure. Members of the Company’s management and representatives of Wachtell Lipton noted that the protections for the CVR holders designed to maximize the possibility of payment and the enforceability of the CVR are of crucial importance to the Board in determining how much value to ascribe to the CVR instrument and therefore to the Board’s ultimate willingness to approve a potential transaction. In particular, they communicated the Board’s concern over the value of the CVR in light of the difficulty in defining, monitoring and ultimately enforcing the rights of the former Company stockholders over the long tail period following the closing of the potential transaction. The parties discussed different proposals regarding potential enforcement rights structures but were unable to come to a mutually agreeable position on this aspect of the CVR during the meeting.

On August 17, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath and Wachtell Lipton and members of the Company’s management in attendance. The Company’s management discussed with the Transaction Committee that Patient Square Capital had not yet secured committed financing in connection with the potential transaction and that it was unlikely that Patient Square Capital would have committed financing on acceptable terms in place prior to the announcement of the Company’s earnings on August 19, 2025. The Transaction Committee discussed with the Company’s management and advisors proceeding with the earnings announcement as planned. The Transaction Committee acknowledged the recent stock performance of the Company and the anticipated dividend payment as positive indicators on the Company’s current value and its intent to prevent any further distraction to the Company’s management as the potential transaction remained uncertain. Following discussion, the Transaction Committee directed the Company’s management to proceed with business as usual pending the negotiation of a potential transaction on acceptable terms.

On August 17, 2025, following the meeting of the Transaction Committee, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton and members of the Company’s management in attendance. Representatives of Wachtell Lipton and management discussed the details of the meeting held the prior day between the Company and its representatives and Patient Square Capital and its representatives and key outstanding items in the transaction documents. Members of management provided an update on discussions with Patient Square Capital since the last Board meeting. The Board discussed Patient Square Capital’s timing for the financing of the potential transaction and the update that Patient Square Capital would not have committed financing on acceptable terms in place prior to the Company’s upcoming earnings call for the quarter and fiscal year ended June 30, 2025. Members of management discussed the latest communication from representatives of Patient Square Capital that they were continuing their efforts to secure financing on acceptable terms for the potential transaction by the end of the week of August 18, 2025. Management recommended to the Board that representatives of Goldman Sachs convey an end-of-month deadline to Patient Square Capital to secure financing for the transaction. The Board, members of management and representatives of each of Goldman Sachs and BofA Securities discussed the increase in the trading price and trading volume of Company Class A common stock in recent weeks. Following the discussion of the status of the potential transaction, management provided an update on the plan for the upcoming earnings release. The Board determined that the Company would proceed with the planned earnings release and would declare and announce the regular quarterly dividend payment to stockholders, and authorized the representatives of Goldman Sachs to convey an end-of-month deadline to Patient Square Capital to secure financing for the transaction.

On August 18, 2025, the Company announced a cash dividend of $0.21 per share of Company Class A common stock, payable on September 15, 2025 to Company stockholders of record as of the close of business on September 1, 2025. Also on August 18, 2025, the Company’s external communications consultants received a media outreach regarding a potential transaction involving the Company. The Company declined to comment. On August 18, 2025, the closing price of Company Class A common stock was $24.43 per share.

On August 20, 2025, the Company received another outreach from the same media outlet inquiring about details of a potential transaction. The Company declined to comment. On August 20, 2025, the closing price of Company Class A common stock was $25.55 per share.

Over the following weeks, representatives of Goldman Sachs and Patient Square Capital continued to discuss Patient Square Capital’s efforts to arrange financing on acceptable terms. Patient Square Capital continued to express an interest in a potential transaction and provided periodic updates on their continued efforts to secure financing on acceptable terms to facilitate a transaction.

On August 26, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Goldman Sachs updated the Transaction Committee on the status of Patient Square Capital’s financing in connection with the potential transaction, indicating that Patient Square Capital had pursued direct lending and traditional bank financing options over the past week and was continuing to make progress toward securing a committed financing. Given the pending status of Patient Square Capital’s financing, the Transaction Committee and the Company’s management discussed refraining from significant further engagement with Patient Square Capital until there was financing certainty. The Transaction Committee also discussed the delay in the transaction timeline as well as the recent performance of the Company’s stock—irrespective of whether such performance was attributable to recent market rumors—and whether those developments could serve as the basis to renegotiate the merger consideration in favor of the Company’s stockholders. The Transaction Committee authorized the Company’s management to seek additional upfront cash from Patient Square Capital, potentially in exchange for the reduction—if not elimination—of the CVR component of the merger consideration, particularly in light of the parties’ continued difficulties in reaching agreement on mutually acceptable terms on the CVR agreement. During the meeting, a representative of BofA Securities indicated that such representative had received an outreach from a different media outlet regarding a potential transaction involving the Company and they had declined to comment. On August 26, 2025, the closing price of Company Class A common stock was $25.86 per share.

On August 28, 2025, Patient Square Capital informed representatives of Goldman Sachs that they were close to securing the requisite financing on acceptable terms to proceed with a transaction, subject to the satisfactory bringdown of due diligence and negotiation of final transaction documentation, including coming to a resolution over the terms of the CVR.

On September 1, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. At the Transaction Committee’s request, representatives of each of BofA Securities and Goldman Sachs reviewed with the Transaction Committee their respective preliminary financial analyses of the Company, and the Company’s management provided an overview of the long-range plan, as further described in the section of this proxy statement entitled “—Certain Financial Forecasts” and the ability to achieve the long-range plan. The Transaction Committee discussed the status of Patient Square Capital’s financing, possible reengagement with Patient Square Capital and proposed terms of the merger consideration. The Transaction Committee, the Company’s management and the advisors expressed significant concerns about proceeding with a CVR component in a potential transaction, particularly at this stage of the transaction process in light of the fact that, in their view, despite continued efforts to negotiate among the parties, the current draft of the CVR agreement continued to contain limited recourse mechanisms for holders of the CVRs, including a lack of sufficient funding arrangements to address post-closing disputes and the enforcement of the CVR agreement. The Transaction Committee, the Company’s management and representatives of each of BofA Securities and Goldman Sachs discussed the Company’s recent stock performance and the degree to which the stock run-up could be attributable to market rumors as opposed to the Company’s earnings announcement. Following extensive discussions, the Transaction Committee strongly supported the possibility of negotiating to eliminate the CVR component of the merger consideration in exchange for a higher upfront cash price to ensure certainty of value for the Company’s stockholders.

On September 3, 2025, Messrs. Alkire and Coleman met with a representative of Patient Square Capital in person and discussed the Company’s business and Patient Square Capital’s continued interest in a potential transaction.

On September 4, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Representatives of Goldman Sachs provided an update on the status of discussions with Patient Square Capital, reporting that Patient Square Capital had indicated that their efforts to secure financing continued to progress positively and that Patient Square Capital expected to work towards resolution of any remaining transaction issues in short order after finalizing its financing structure. The Board discussed the value of the CVR and the significant enforcement barriers posed by the dispersed stockholder base, particularly in light of the challenges posed by basing the payments on the FY28 Adjusted EBITDA Forecast. Representatives of Wachtell Lipton advised the Board on the importance of the enforcement protections proposed by Wachtell Lipton which, in Wachtell Lipton’s view, would be needed to provide an adequate opportunity for former Company stockholders to enforce their rights under a CVR agreement. In addition, the Board discussed the negotiations with respect to the definition of the adjusted EBITDA and the difficulties the parties were facing with alignment on definitions and calculation principles for the purposes of calculating the FY28 Adjusted EBITDA Forecast. The Board further discussed whether the increase in the trading price and trading volume of Company Class A common stock in recent weeks coupled with the multiple instances of media outreach to the Company, indicated the existence of leaks or rumors in the market impacting the Company’s stock price, despite the absence of a published leak. Following discussions on the proposed terms of the CVR agreement, the Board determined that the CVR as proposed by Patient Square Capital results in significant risks to the Company’s stockholders and should be discounted accordingly. As a result, the Board determined that stockholder value would be maximized by negotiating the highest possible all-cash offer in lieu of a transaction which included the proposed CVR. Following further discussions with members of management and its financial and legal advisors, the Board instructed Goldman Sachs to propose a counter offer for an all-cash acquisition with a price of $28.50 per share and eliminating the CVR. On September 4, 2025, the closing price of Company Class A common stock was $26.28 per share.

On September 5, 2025, Bloomberg published an article stating that Patient Square Capital was exploring taking the Company private and that Patient Square Capital was working to raise financing for the potential transaction. The proposed purchase price was not included in the report. On September 5, 2025, the closing price of Company Class A common stock was $25.85 per share.

Following several discussions among representatives of Goldman Sachs and Patient Square Capital, on September 6, 2025, Patient Square Capital informed representatives of Goldman Sachs that it would be prepared to move forward on the basis of a best and final proposal to acquire 100% of the Class A common stock of the Company for a per share all-cash price of $28.25 per share, subject to the negotiation of definitive transaction documents (the “fourth proposal”). Patient Square Capital contended that the $0.21 dividend declared by the Company on August 19, 2025 should be taken into account as additional value to the Company’s stockholders that would not be available had a transaction been signed in August, that this represented its best and final offer, and that Patient Square Capital is ready to cease negotiation and would not proceed with a potential transaction if there is any further negotiation on price.

On September 7, 2025, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. Management provided an update on the transaction since the last Board meeting. Among other things, the Board discussed the terms of the fourth proposal from Patient Square Capital and the recent leak of the potential transaction published on Bloomberg on September 5. The Board noted the fact that the leak and details of a potential transaction did not result in a significant increase in the trading price. Representatives of Goldman Sachs provided an overview of the fourth proposal and the premium to stockholders. Members of management discussed Patient Square Capital’s fourth proposal in the context of the Company’s long-range plan, including the costs (including the cost of strategic and operational transparency to competitors) associated with keeping the Company public and the likelihood of meeting the forecasts of the Company’s long-range plan given capital requirements, talent acquisition requirements, the current regulatory and financial pressures on the industry and growing competition. Representatives of Wachtell Lipton discussed the process for stockholder approval and completion of the potential transaction. Following further discussions, the Board determined to move forward with the transaction in light of the fourth proposal and instructed the advisors to continue negotiations with Patient Square Capital and to finalize the transaction documents. On September 7, 2025, the closing price of Company Class A common stock was $25.85 per share.

On September 10, 2025, representatives of Kirkland & Ellis submitted revised drafts of the merger agreement and the Company’s disclosure schedules, equity commitment letter and limited guaranty to representatives of Wachtell Lipton, which showed significant progress on the few remaining open items and reflected the discussions between the parties in the preceding week.

On September 11, 2025, representatives of Kirkland & Ellis submitted an updated markup of the merger agreement, which included a marketing period to provide for a bond financing as a portion of the transaction’s debt financing as well as a provision that, without the consent of Patient Square Capital, the closing could not occur before January 27, 2026 (the “inside date”).

On September 12, 2025, representatives of Wachtell Lipton sent an updated markup of the merger agreement to Kirkland & Ellis, which included a deletion of the inside date concept altogether. Later in that day, representatives of Kirkland & Ellis and representatives of Wachtell Lipton negotiated the remaining open points in the merger agreement, including with respect to the marketing period and the inside date. Representatives of Kirkland & Ellis conveyed that Patient Square Capital would not agree to close the transaction between November 26, 2025 and January 27, 2026 due to the impact of the projected net working capital positions of the Company during such period on Patient Square Capital’s financing. Representatives of Patient Square Capital delivered the same message to representatives of Goldman Sachs over several conversations during the same period.

Over the next few days, the parties continued to negotiate the transaction documents through their respective legal advisors.

On September 15, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the

Company’s management in attendance. Wachtell Lipton reviewed the status of the near-final transaction documentation and the remaining open points, as well as the agreed fiduciary termination fee of 2.75% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances and reverse termination fee of 7.00% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances. Representatives of Wachtell Lipton also walked through an illustrative timeline to closing and the proposed structure of Patient Square Capital’s financing, comprising a combination of a senior bank facility and a bond offering on the debt side, in addition to the equity financing from Patient Square Capital. The Transaction Committee, the Company’s management and the advisors discussed next steps toward finalizing the transaction agreements and the proposed transaction. On September 15, 2025, the closing price of Company Class A common stock was $26.51 per share.

Immediately following the meeting of the Transaction Committee, the Board held a meeting via videoconference with members of the Company’s management and representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs in attendance. The representatives of Goldman Sachs provided an update on events since the Board had last met. The representatives of Wachtell Lipton summarized open issues in the merger agreement with Patient Square Capital, including the inside date. The Board discussed the expected timing for the consummation of the potential transaction with representatives of Wachtell Lipton, including the likelihood of being able to close before January 27, 2026 in the absence of an inside date, the incremental risks posed by such an inside date and potential mitigating strategies. After discussions, the Board instructed Wachtell Lipton to negotiate to minimize the duration of any marketing period and inside date. The Board and others present discussed next steps with respect to negotiation of final terms.

On September 18, 2025, representatives of Kirkland & Ellis shared a draft of the financing papers, including the debt commitment letter, with representatives of Wachtell Lipton. Representatives of Wachtell Lipton provided comments on the financing papers to Kirkland & Ellis on the same day.

From September 18, 2025 to September 21, 2025, representatives of Wachtell Lipton and representatives of Kirkland & Ellis continued to trade drafts of the transaction documents and finalize key open points. The parties ultimately agreed on a definitive draft of the merger agreement, summarized in the section of this proxy statement entitled “The Merger Agreement,” which included a reverse termination fee equal to 7% of the Company’s equity value payable by Patient Square Capital to the Company under certain circumstances, no marketing period, a provision which provides if the closing has not occurred by November 26, 2025, the closing would not occur prior to January 27, 2026 without Patient Square Capital’s consent and a fiduciary termination fee of 2.75% of the Company’s equity value payable by the Company to Patient Square Capital under certain circumstances.

On September 21, 2025, the Transaction Committee held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance. The purpose of the meeting was to discuss and consider whether to recommend that the Board approve the merger agreement and the transactions contemplated thereunder. Representatives of Wachtell Lipton provided a summary of the proposed merger agreement, including the transaction structure and customary closing conditions, the favorable termination fees that the advisors had been able to negotiate as part of the deal protection package, and the favorable nature of the merger agreement as a whole to the Company. At the Transaction Committee’s request, representatives of each of BofA Securities and Goldman Sachs reviewed with the Transaction Committee its respective financial analyses of the merger consideration and indicated that, at the Board meeting following this meeting of the Transaction Committee, each would be prepared to deliver its respective oral opinion regarding the fairness, from a financial point of view, of the merger consideration to be received in the merger and subsequently would deliver a written opinion. The Transaction Committee also determined that, for purposes of exercising the ultimate decision of whether to approve or disapprove of a potential transaction with Patient Square Capital, the members of the Board were independent and disinterested and did not have an interest in a potential transaction with Patient Square Capital that was different from the Company’s stockholders generally, other than any interest that the Transaction

Committee deemed to be immaterial. Following further discussion, during which the members of the Transaction Committee considered the matters reviewed and discussed at that meeting and prior meetings of the Transaction Committee and the Board, including factors described under the sections of this proxy statement entitled “—Reasons for the Merger” and “Recommendations of the Board,” the Transaction Committee unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and the stockholders and (2) recommended to the Board that it approve the merger agreement and the transactions contemplated by the merger agreement.

On September 21, 2025, immediately following the meeting of the Transaction Committee, the Board held a meeting via videoconference with representatives of each of Cravath, Wachtell Lipton, BofA Securities and Goldman Sachs and members of the Company’s management in attendance to discuss and consider whether to approve entry into definitive transaction documents providing for a merger of the Company with and into an affiliate of Patient Square Capital. Representatives of Wachtell Lipton reviewed with the Board its fiduciary duties under Delaware law in connection with a potential sale of the Company. Representatives of Wachtell Lipton also summarized the proposed merger agreement, including terms such as the treatment of equity awards, closing conditions, non-solicit obligations, regulatory efforts, the Company’s covenants, and termination rights, among others, as well as the terms of the proposed financing documents, including the equity commitment letter and the limited guaranty. At the Board’s request, representatives of Goldman Sachs reviewed and discussed with the Board Goldman Sachs’s financial analysis regarding the proposed merger consideration and, at the request of the Transaction Committee, described Goldman Sachs’s oral opinion rendered to the Transaction Committee, which was subsequently confirmed by delivery of a written opinion dated September 21, 2025, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of Company Class A common stock (other than Parent and its affiliates), pursuant to the merger agreement was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “The Merger—Opinions of the Company’s Financial Advisors.” Also at this meeting, representatives of BofA Securities reviewed with the Board its financial analysis of the merger consideration and delivered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 21, 2025, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Company Class A common stock (other than the excluded shares), was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “ —Opinion of the Company’s Financial Advisors—Opinion of BofA Securities.”

Following discussion, including taking into account the factors described in greater detail in the section of this proxy statement entitled “ —Reasons for the Merger,” the Board, acting on the recommendation of the Transaction Committee, by unanimous vote of the Company’s directors, (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement.

Following the meeting of the Board, representatives of the parties executed the merger agreement and the other transaction documents early on September 21, 2025. Before the opening of the market on September 22, 2025, the Company issued a press release announcing the transaction.

Recommendation of the Board

At the special meeting of the Board on September 21, 2025, after consideration, including of the material factors described in the section below entitled “The Merger—Reasons for the Merger,” and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board:

•	determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders;

•	determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable;

•

authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby;

•	directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and

•	resolved to recommend that the Company’s stockholders adopt the merger agreement.

Reasons for the Merger

As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” after careful consideration, the Board, at a special meeting held on September 21, 2025, unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) directed that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolved to recommend that the Company’s stockholders adopt the merger agreement. Accordingly, the Board recommends that the Holders vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

In reaching its determination to authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, the Board consulted with and received the advice of its legal and financial advisors, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):

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Cash Consideration and Certainty of Value. The Board considered the fact that the merger consideration is all cash, which provides certain, immediate value and liquidity to holders of Company Class A common stock, especially when viewed against any internal or external risks and uncertainties inherent in the business of the Company and financial markets generally, including the risks, uncertainties, and longer potential timeline for realizing equivalent value from the Company’s standalone business plan or possible strategic alternatives. The Board weighed the certainty of realizing an attractive value for shares of Company Class A common stock by virtue of the merger against the uncertainty regarding the trading value for the Company’s common stock and the risks to the Company’s business.

•	The merger consideration represents a premium over the unaffected share price of the Company Class A common stock. The Board considered the current and historical market prices of the Company

Class A common stock, including the market performance of the Company Class A common stock relative to those of other participants in the Company’s sector, and the fact that the merger consideration of $28.25 per share represented a 23.8% premium over the 60-day volume-weighted average price of the Company’s stock as of September 5, 2025, the last trading day prior to media reports regarding a potential transaction involving the Company.

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The risks relating to remaining a stand-alone company based on its knowledge of the Company’s business, strategy, financial performance and prospects. The Board evaluated the Company’s long-term strategic plan were it to remain an independent public company, including the long range plan and financial forecasts prepared by the Company’s senior management, which are based on various assumptions, and the inherent uncertainty of achieving these forecasts, as set forth below under the section of this proxy statement entitled “ —Certain Financial Forecasts,” and considered that the Company’s actual financial results in future periods could differ materially from the long range plan and forecasts, including as a result of the significant risks associated with executing such plan. This evaluation included the Board’s review of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the health care services industry in which the Company operates, including the potential impact (which cannot be quantified) of those factors on the trading price of the Company’s Class A common stock. The Board also considered the Company’s historical performance relative to its long-range plan, including certain business lines that have faced and continue to face challenging operating conditions. The Board ultimately determined that the certainty of value provided by the acquisition of the Company by Patient Square Capital for $28.25 per share in cash was more favorable to Company stockholders than the risk-adjusted value of remaining an independent public company, after accounting for the significant risks and uncertainties that the Company would face if it continued to operate on a standalone public company basis. Such risks include:

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the financial projections set forth in the standalone business plan were subject to certain market and sector risks not viewed by management as within the control of the Company which the Board considered based upon its knowledge of the Company’s business, as well as the views expressed by market analysts with respect to broader sector conditions and competitive dynamics that might adversely affect the Company’s ability to realize the long-range plan;

•	the rapidly evolving nature of the health care improvement sector, including the sector’s increasing competitive intensity;

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the Company’s ability to continue to grow revenue, including to identifying and executing appropriate acquisitions and attracting the required talent to grow the Company’s performance services business;

•	the Company’s ability to sustain and expand margins while maintaining the high quality of its services;

•	trading multiples for the Company relative to its peers;

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macroeconomic risks that may impact the Company and the Company’s customers and such customers’ demand for incremental services, including the impact of changes to government-sponsored health care programs such as Medicare and Medicaid as well as changes implemented by other regulatory agencies, including the impact of tariffs on the cost of goods; and

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operational risks that would negatively impact the Company’s reputation with its customers, including the Company’s ability to maintain partnerships with hospitals, health systems, suppliers and organizations.

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Fully negotiated and tested price. The Board considered the course and history of the negotiations with Patient Square Capital (as described in more detail under the section of this proxy statement entitled “—Background of the Merger”), including the lead role in the negotiations and transaction process played by the Transaction Committee consisting of independent members of the Board, which negotiations the Board believed resulted in the Company obtaining the highest and best price that Patient Square Capital was willing to pay for the Company. The Board also considered the fact that, through these negotiations, it was able to obtain more certainty of value through additional upfront cash consideration in lieu of a contingent value right conditioned on future performance of the Company where the relevant measurement period would be a fiscal year occurring several years in the future after the closing. It is the Board’s belief that, based on these negotiations with representatives of Patient Square Capital, any attempt to insist on a further price increase would have created a meaningful risk that Patient Square Capital would terminate negotiations or lower its price, in which event Company stockholders would lose the opportunity to obtain the proposed $28.25 per share of Company Class A common stock in cash being offered.

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Opinion of financial advisors. The Board considered (i) the financial analyses reviewed and discussed with the Board by representatives of each of Goldman Sachs and BofA Securities, (ii) the oral opinion of Goldman Sachs delivered to the Board, which was subsequently confirmed by a delivery of a written opinion, that as of September, 21, 2025, and based upon and subject to the various factors and assumptions set forth therein, the merger consideration to be paid to the holders of shares of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinions of the Company’s Financial Advisors,” and (iii) the oral opinion of BofA Securities delivered to the Board, which was confirmed by delivery of a written opinion dated September 21, 2025, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Company Class A common stock (other than the excluded shares), was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinions of the Company’s Financial Advisors.”

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Best Alternative for Maximizing Stockholder Value. In addition to comparing the Patient Square Capital transaction to the Company’s stand-alone long-range plan, the Board also considered other potential strategic alternatives. The Board considered the views of the representatives of each of Goldman Sachs and BofA Securities that the likelihood of an alternative buyer being willing and able to provide an offer competitive to that proposed by Patient Square Capital in a timely fashion was low, particularly in light of the extensive prior strategic review process and that no new potential acquirors other than Patient Square Capital had emerged following the public announcement of that strategic review process on May 8, 2023. The Board also considered (i) the attractiveness of the $28.25 per share price offered by Patient Square Capital, (ii) the lack of any viable proposal resulting from the Company’s discussions with the other parties during the prior strategic review process, which had continued for an extended period and involved extensive due diligence investigations by potential bidders, (iii) the lack of any bona fide indication of interest following the Bloomberg report on September 5, 2025 regarding a potential transaction, (iv) uncertainty in the ability of other parties to complete a potential acquisition of the Company, including the need for significant equity and debt financing by any financial buyer, and a lack of interest and potentially heightened regulatory risk profiles from strategic counterparties in a transaction with the Company given their strategic priorities and potential fit of the Company with other parties in the industry and (v) if a new strategic review process were to be commenced, the negative impact of not receiving an alternative proposal on the Company’s ability to extract favorable terms from Patient Square Capital were Patient Square Capital to become aware of such fact. The Board concluded that, in light of the foregoing reasons, among others, negotiating with Patient Square Capital for the highest price possible was the value-maximizing path for the Company’s stockholders.

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Prior Strategic Review Process Resulted in No Viable Offers. The Board considered the prior strategic review process, during which the Company with the assistance of the committee’s financial advisors contacted approximately 25 potential counterparties, including financial sponsors and strategic parties, regarding various potential strategic alternatives for the Company and its businesses. No strategic counterparty submitted any indication of interest. Although several indications of interest were received from financial sponsors, all but one party (a consortium of co-investing financial sponsors) elected not to advance to diligence or continue in the process. The consortium of co-investing financial sponsors submitted a proposal in November 2022 and, over the course of 2023, the Company continued to discuss a potential transaction with such counterparty, including providing additional diligence and facilitating conversations with key customers. Over the course of extensive discussions and as the due diligence process progressed, the counterparty revised its proposal downward several times and eventually informed the Company that it would only proceed with an acquisition transaction which would be at a price representing a discount to the Company’s trading price. Ultimately, despite continued engagement from the Company over the course of 2023, no viable offer was made by such counterparty.

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Availability and certainty of financing. The Board considered the fact that the merger is not subject to a financing condition, that Patient Square Capital has obtained committed debt financing for the merger from reputable financing sources, and that Patient Square Capital has committed to make available and provide to Parent, pursuant to the terms of the equity commitment letter, the full amount necessary, along with the committed debt financing, to fund the aggregate merger consideration, as further described below in the section of this proxy statement entitled “—Financing of the Merger.” The Board also considered the fact that if any portion of the debt financing for the merger becomes unavailable, Patient Square Capital is required to use reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the merger.

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Capabilities of Patient Square Capital. The Board considered the reputation and industry expertise of Patient Square Capital, specifically Patient Square Capital’s specialization in the health care industry, and including Patient Square Capital’s successful track record in completing transactions with other companies, and in particular other public companies.

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Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the limited conditions to closing and the customary nature of the representations, warranties, covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Patient Square Capital, which were conducted at arm’s length and during which the Board was advised by experienced independent legal and financial advisors. The Board took into account the terms of the merger agreement, including:

•

the provisions of the merger agreement that permit the Company to obtain specific performance of Patient Square Capital’s obligations under the merger agreement, including to use its reasonable best efforts to obtain debt financing on terms set forth in the commitment letters;

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the provisions of the merger agreement and equity commitment letter that permit the Company, if the debt financing is available at closing, to force the equity financing to be funded and Patient Square Capital to consummate the merger;

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the provisions of the merger agreement that permit the Company, in response to certain unsolicited acquisition proposals, to furnish information to and conduct discussions and negotiations with third parties prior to the Company stockholder approval under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment to Patient Square Capital of the Company termination fee of $66,215,100 and certain rights of Patient Square Capital to match the superior proposal) in order to enter into a definitive agreement providing for the consummation of such superior proposal;

•

the provisions allowing the Board to change its recommendation prior to obtaining stockholder approval of the merger in specified circumstances relating to a superior proposal or intervening event, subject to Patient Square Capital’s right to terminate the merger agreement and receive payment of the termination fee of $66,215,100, and that the amount of the Company termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

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the fact that Patient Square Capital has provided a limited guaranty, which supports Parent’s obligation to pay the Parent termination fee and certain costs, expenses, losses and damages to the extent payable, in favor of the Company as described below in the section of this proxy statement entitled “—Financing of the Merger”;

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the fact that the merger agreement provides the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the merger or the termination of the merger agreement, as more fully described in the section of this proxy statement captioned “The Merger Agreement—Conduct of Business Pending the Merger”; and

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the other terms and conditions of the merger agreement, the debt and equity financing documents and the limited guaranty, which were reviewed by the Board with the Company’s financial advisor and outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

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Probability of consummation of the merger. The Board considered the probability that the merger would be consummated in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption. The Board based this consideration on, among other things, the Board’s belief, including based on advice of counsel, that all required regulatory approvals will be obtained and the absence of a financing contingency and the $168,550,000 Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by Patient Square Capital as described under “—Financing of the Merger—Limited Guaranty” pursuant to the limited guaranty delivered by it, Patient Square Capital’s history of completing large acquisition transactions and Patient Square Capital’s experience with transactions in the health care industry.

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Stockholders’ ability to reject the merger. The Board considered the fact that the merger would be subject to the approval of Company stockholders, and Company stockholders would be free to reject the merger by voting against the adoption of the merger agreement.

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Appraisal rights. The Board considered the availability of appraisal rights under the DGCL to Company stockholders who do not vote for approval of the merger agreement and who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “—Appraisal Rights.”

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Recommendation of the Transaction Committee. The Board considered the recommendation of the Transaction Committee which held 14 meetings since being constituted in May and which recommendation was based on the factors indicated above.

During the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors (which factors are not necessarily presented in order of relative importance):

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Risks associated with failure to consummate the merger on a timely basis or at all. The Board considered the risks and costs to the Company if the merger does not close on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the required regulatory authorities, including:

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the trading price of Company Class A common stock may decline to the extent that the market price of the Company Class A common stock currently reflects positive market assumptions that the merger will be consummated;

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the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the merger;

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the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed; and

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reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger.

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Restrictions on the operation of our business. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain significant transactions and business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company.

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Regulatory risk. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals necessary for consummation of the merger as well as the risk that regulatory agencies may delay, object to or challenge the merger or that such approvals may not be obtained. In this regard, the Board considered the provisions of the merger agreement related to obtaining the regulatory approvals required to complete the merger, including the allocation of risk under the merger agreement relating to obtaining regulatory approvals.

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Ability to respond to alternative proposals. The Board considered the fact that the merger agreement contains provisions that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal. The Board further considered the possibility that the Company’s obligation to pay a termination fee of $66,215,100 to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company.

•

No stockholder participation in future earnings or growth. The fact that the nature of the transaction would mean that the Company would no longer exist as an independent public company following the consummation of the merger and that the nature of the merger as an all-cash transaction means that the Company’s stockholders are receiving a fixed value for their shares of common stock in the Company and will not participate in any future earnings or growth.

•

Tax treatment. The Board considered the fact that the exchange of the Company’s Class A common stock for cash pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes.

•

Effects of the merger announcement. The effects of the public announcement of the merger, including the: (1) effects on the Company’s employees, customers, operating results and stock price; (2) impact on the Company’s ability to attract and retain management, sales and marketing and other key personnel; and (3) potential for litigation in connection with the merger.

•

Risks Associated with Parent and Merger Sub. The Board considered the fact that Parent and Merger Sub are newly formed entities with no assets and the Limited Guaranty provided by Patient Square Capital guarantees Parent’s and Merger Sub’s obligations under the merger agreement only with respect to the payment of the Parent termination fee, certain monetary damages and certain indemnification and reimbursement obligations.

•

Other risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described above in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the Board was aware of and considered the fact that the Company’s directors and executive officers may have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board reached the conclusion to (1) determine that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders; (2) determine that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declare the merger agreement advisable; (3) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement and any other transaction contemplated thereby; (4) direct that the Company submit the adoption of the merger agreement to a vote of the Company’s stockholders; and (5) resolve to recommend that the Company’s stockholders adopt the merger agreement, in light of the factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Financial Forecasts

Other than annual and quarterly guidance and certain long-term financial targets, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement a summary of certain financial forecasts of the Company, certain of which were furnished to the Board, BofA Securities and Goldman Sachs (the Company’s financial advisors) and Patient Square in connection with the discussions concerning the proposed merger.

The Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).

No assurances can be made regarding future events and the estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates and the risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Patient Square, Parent and the surviving corporation. Company stockholders and holders of Exchangeable Shares are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the assumptions underlying the Financial Forecasts will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts should not be regarded as an indication that the Company, the Board, BofA Securities and Goldman Sachs, Patient Square or any other person considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied on as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assumed that the Company would continue to operate as a standalone company and do not reflect any impacts of the merger.

Certain of the financial measures included in the Financial Forecasts are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Patient Square or any of its affiliates.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Financial Forecasts and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.

The non-GAAP financial measures included in the Financial Forecasts were approved by the Board for use by BofA Securities and Goldman Sachs and were used and relied on by BofA Securities and Goldman Sachs in connection with the rendering their respective opinions and performance of their respective financial analyses in connection therewith and by the Board for its consideration of the merger. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Financial Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Financial Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied on by the Board, Goldman Sachs or BofA Securities in connection with their respective evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures.

By including in this proxy statement the Financial Forecasts below, neither the Company nor Patient Square nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied on as such, and the Financial Forecasts may differ in important respects from other guidance provided by the Company and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any subsequent changes. NONE OF THE COMPANY, PARENT, MERGER SUB OR PATIENT SQUARE OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

The material estimates and assumptions made by the Company’s management in connection with the Financial Forecasts include:

•

With respect to the Company’s supply chain services business and revenue derived from group purchasing organization (“GPO”) programs, (a) growth in the Company’s gross administrative fees in the mid-single digit range for acute sites and mid to high single digit range for continuum of care sites, with annual total growth expected to be in the low single digit range on total gross administrative fees for onboarding new members, (b) an attrition factor in the mid-single digit range for gross administrative fees derives from members subject to annual renewal, (c) with respect to fee sharing, a blended percentage ranging from 65% to 75% for acute sites through 2030 and 50% to 55% for continuum of care sites, and (d) the Company’s expectation to satisfy all contract guarantees;

•

With respect to the Company’s performance services business and revenue derived from Informatics Technology Services, (a) Company will shift to a SaaS model with no new enterprise license agreements and only renewing existing enterprise license agreements, (b) higher volume of renewals of enterprise license agreements occur in fiscal year 2028 through fiscal year 2030 (c) average annual bookings in the mid to high $20 million range, (d) average implementation timeline for new SaaS agreements of nine months and (e) a renewal rate in the high 80% range with higher attrition for enterprise license agreements for fiscal year 2028 through fiscal year 2030;

•	With respect to the Company’s performance services business and revenue derived from advisory revenue, a compounded annual growth rate of 26% in fiscal years 2026 through 2030; and

•

With respect to the total Company, additional cost reduction in fiscal year 2027 to better align cost and margin with revenue growth and the Company’s profile and reinvestment in fiscal year 2028 to support the Company’s growth initiatives.

The Company’s management prepared nonpublic, unaudited prospective financial information for fiscal years 2026 through 2039 (the “Financial Forecasts”). The Financial Forecasts from 2026 through 2030 were prepared in connection with management’s long-range plan for the Company, excluding the Contigo Health business, and reviewed by the Board, in the ordinary course of business as part of its strategic planning. The Financial Forecasts from 2031 through 2039 were extended by management.

The Financial Forecasts were relied on by the Board in reaching its determination on August 20, 2025 to authorize and approve the execution, delivery and performance by the Company of the merger agreement, to declare the merger agreement advisable and to resolve to recommend that the holders of Company Class A common stock and holders of Exchangeable Shares adopt the merger agreement and were approved by the Company for use and reliance by BofA Securities and Goldman Sachs in connection with presenting their respective financial analyses to the Board on September 21, 2025 and performing their respective financial analysis in connection therewith, followed with the rendering and delivery to the Board of their respective opinions each dated as of September 21, 2025, as summarized in the section of this proxy statement entitled “—Opinions of the Company’s Financial Advisors.” The Financial Forecasts from FY2026 to FY2030 were also made available to Patient Square.

The following table sets forth a summary of the Financial Forecasts. The summary of the Financial Forecasts is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting or to influence any Company stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to their shares of Company Class A common stock.

($ in millions)	Management Forecasts(1)
FYE (30-Jun)	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032	FY 2033	FY 2034	FY 2035	FY 2036	FY 2037	FY 2038	FY 2039
Total Revenue	$955	$1,005	$1,096	$1,177	$1,284	$1,348	$1,395	$1,430	$1,464	$1,495	$1,525	$1,553	$1,579	$1,603
Total Adj. EBITDA (Unburdened by SBC)(2)	$232	$260	$284	$312	$365	$384	$397	$407	$416	$425	$434	$442	$449	$456
EBIT (SBC Burdened)	$111	$139	$164	$191	$247	$261	$271	$277	$284	$291	$297	$304	$310	$315
Unlevered FCF(4)	$111	$136	$108	$153	$168	$192	$199	$205	$210	$214	$218	$222	$226	$229
Tax Amortization Benefit	$28	$36	$42	$49	$63	$63	$61	$44	$36	$28	$3	$0	$0	$0
NOL Benefit	$0	$0	$0	$0	$0	$3	$6	$21	$29	$37	$58	$62	$41	$0

(1)

The Financial Forecasts for fiscal years 2031 – 2039 were prepared by the management of the Company using extrapolation, assuming a reduction of growth rates for revenue and expenses to estimate the realization of Premier’s tax amortization and NOL benefit.

(2)

Adjusted EBITDA, a non-GAAP term, is defined as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to be unencumbered for share-based compensation expense and related employer taxes, and certain other items.

(3)	Excludes amortization of intangibles.
(4)

Unlevered Free Cash Flow or Unlevered FCF, a non-GAAP term, is defined as Adjusted EBITDA minus taxes (exclusive of the NOL Benefit and the Tax Amortization Benefit), capital expenditures, changes in net working capital and share-based compensation.

Opinions of the Company’s Financial Advisors

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Board that, as of September 21, 2025 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 21, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its merger consideration. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Class A common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2025;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company and certain forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, as prepared by the management of the Company and approved for Goldman Sachs’ use by the Company, which are referred to as “forecasts.”

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company Class A common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain take-private transactions of U.S. based companies; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of Company Class A common stock (other than Parent and its affiliates), as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Company Class A common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the merger, or as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2025, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be paid to holders of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement in relation to (i) the closing price per share of Company Class A common stock on September 19, 2025, (ii) the closing price per share of Company Class A common stock on September 5, 2025, the last trading day before Bloomberg reported that Patient Square was exploring a potential acquisition of the Company, (iii) the 52-week high closing trading price per share of Company Class A common stock as of September 5, 2025 (the “Undisturbed 52-Week High”), (iv) the 52-week low closing trading price per share of Company Class A common stock as of September 5, 2025,(v) the volume weighted average price (the “VWAP”) of the Company Class A common stock for the preceding 30-trading day period ending September 5, 2025, (vi) the VWAP of the Company Class A common stock for the preceding 60-trading day period ending September 5, 2025, (vii) the VWAP of the Company Class A common stock for the preceding 90-trading day period ending September 5, 2025 and (viii) the median analyst price target per share of Company Class A common stock.

This analysis indicated that the price per share of Company Class A common stock to be paid to the holders of Company Class A common stock (other than Parent and its affiliates) pursuant to the merger agreement represented:

•	a premium of 9.7% based on the closing price per share of Company Class A common stock of $25.75 on September 19, 2025;

•	a premium of 9.3% based on the closing price per share of Company Class A common stock of $25.85 on September 5, 2025;

•	a premium of 7.5% based on the highest closing trading price per share of Company Class A common stock of $26.28 for the 52-week period ending on September 5, 2025;

•	a premium of 16.7% based on the VWAP of $24.21 of the Company Class A common stock for the 30-trading day period ending on September 5, 2025;

•	a premium of 23.8% based on the VWAP of $22.83 of the Company Class A common stock for the 60-trading day period ending on September 5, 2025;

•	a premium of 23.9% based on the VWAP of $22.79 of the Company Class A common stock for the 90-trading day period ending on September 5, 2025; and

•	a premium of 8.7% based on the median analyst price target per share of Company Class A common stock of $26.00.

Illustrative Discounted Cash Flow Analysis. Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company Class A common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 10.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2025 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2026 through 2039 as reflected in the forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.0% to 2.0%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the forecasts (which analysis implied terminal year EV/EBITDA multiples ranging from 5.3x to 7.9x). In addition, using discount rates ranging from 8.5% to 10.5%, reflecting an estimate of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2025 the estimated benefits of the Company’s net operating losses (“NOLs”), or for the fiscal years 2026 through 2039, which includes NOLs generated from tax amortization benefits as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s total debt and added the amount of the Company’s cash and cash equivalents and investment in unconsolidated affiliates, in each case, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding Company Class A common stock, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Company Class A common stock ranging from $27.59 to $36.58.

Illustrative Present Value of Future Share Price Analysis. Using the forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Class A common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for the Company as of June 30 for each of the fiscal years 2026 through 2028, by applying a range multiples of illustrative enterprise value (“EV”) to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) of 7.0x to 9.0x to estimates of the Company’s EV/NTM EBITDA for each of the fiscal years 2026 through 2028. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for the Company.

Goldman Sachs then subtracted the amount of the Company’s total debt and added the amount of the Company’s cash and cash equivalents and investment in unconsolidated affiliates for each of the fiscal years 2026 to 2028, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values as of June 30 for the Company for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Company Class A common stock each of fiscal years 2026 to 2028, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Company Class A common stock. Goldman Sachs then added the cumulative dividends per share of Company Class A common stock expected to be paid to holders of Company Class A common stock through the end of each of fiscal years 2026 to 2028, using the forecasts. Goldman Sachs then discounted these implied future equity values per share of Company Class A common stock to September 19, 2025, using an illustrative discount rate of 10.2%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $22.18 to $30.86 per share of Company Class A common stock.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash U.S. LBO transactions announced from January 1, 2018 through September 19, 2025 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $2 billion and $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 79 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 32% across the period. This analysis also indicated a 25th percentile premium of 21% and 75th percentile premium of 47% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 21% to 47% to the undisturbed closing price per share of Company Class A common stock of $25.85 as of September 5, 2025 and calculated a range of implied equity values per share of Company Class A common stock of $31.28 to $37.91.

Goldman Sachs also calculated the 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s Undisturbed 52-Week High. This analysis indicated a 25th percentile premium of (15)% and a 75th percentile premium of 12% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of (15)% to 12% to the undisturbed 52-Week high as of September 5, 2025 and calculated a range of implied equity values per share of Company Class A common stock of $22.46 to $29.46.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Class A common stock of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described in the section of this proxy statement titled “—Recommendation of the Board of Directors and Reasons for the Merger”, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board of the Company in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Patient Square Capital, an affiliate of Parent, and any of their respective affiliates, and as applicable, portfolio companies (collectively, “Relevant Parties”), or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs Investment Banking has an existing lending relationship with funds managed by Patient Square, including the Patient Square Fund. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. During the two-year period ended September 21, 2025, Goldman Sachs Investment Banking has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Patient Square and its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to a consortium that includes Patient Square, in connection with its acquisition of Syneos Health, Inc. in September 2023; as lead arranger in connection with a bank loan to Star Parent, Inc., an affiliate of Patient Square, in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023; as book runner in connection with a bridge facility to Star Parent, Inc., an affiliate of Patient Square, in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023; and as lead bookrunner for the issuance of senior secured notes by an affiliate of Patient Square in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023. During the two-year period ended September 21, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Patient Square and/or its affiliates and portfolio companies of approximately $20 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.

As of September 21, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in the Company and/or its affiliates (excluding any significant shareholder and its other affiliates), (ii) no direct GS Principal Investment in Patient Square and/or its Related Entities (as defined below) (but excluding any significant shareholder and its other affiliates) and (iii) no direct GS Principal Investment in Patient Square Equity Partners II, L.P. As of September 21, 2025, funds managed by affiliates of Goldman Sachs were not co-invested with Patient Square and/or its affiliates and were not invested in equity interests of funds managed by affiliates of Patient Square. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Patient Square and/or their respective affiliates or funds managed thereby in the future.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of the proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third-party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 28, 2025, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $29.6 million, all of which is contingent upon consummation of the merger. Goldman Sachs may receive an additional fee of up to $5.4 million at the Company’s sole discretion. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of BofA Securities, Inc.

The Company has retained BofA Securities to act as the Company’s financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Securities to act as the Company’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On September 21, 2025, at a meeting of the Board held to evaluate the merger, BofA Securities delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated September 21, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Company Class A common stock (other than the excluded shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Securities’ opinion does not address any other terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in such opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to the Company;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including the Management Projections prepared by the management of the Company;

(3)	reviewed and discussed with the management of the Company the estimated tax attributes of the Company prepared by the management of the Company (the “Tax Attributes”);

(4)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(5)	reviewed the trading history for Company Class A common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(6)	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;

(7)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(8)	reviewed a draft, dated September 21, 2025, of the merger agreement (the “draft merger agreement”);

(9)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Projections and Tax Attributes, BofA

Securities was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. BofA Securities relied, at the direction of the Company, on the assessments of the management of the Company as to the ability to utilize the Tax Attributes. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did it make any physical inspection of the properties or assets of the Company or any other entity. BofA Securities did not evaluate the solvency or fair value of the Company, Parent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, Parent or any other entity or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspect or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company Class A common stock (other than the excluded shares) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Securities did not express any view or opinion with respect to, and it relied, with the consent of the Company, upon the assessment of the Company and its representatives regarding legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity and the merger (including the contemplated benefits thereof) as to which BofA Securities understood that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. The credit, financial and stock markets were experiencing unusual volatility and BofA Securities expressed no opinion or views as to any potential effect of such volatility on the Company or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Company Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for the Company and the following ten selected publicly traded companies in the healthcare supply chain services and performance services industries (as applicable):

Supply Chain Services Industry

•	McKesson Corporation

•	Cencora, Inc.

•	Cardinal Health, Inc.

•	Owens & Minor, Inc.

Performance Services Industry

•	IQVIA Holdings Inc.

•	R1 RCM, Inc.

•	Huron Consulting Group Inc.

•	HealthStream, Inc.

•	TruBridge, Inc.

•	Health Catalyst, Inc.

BofA Securities reviewed, among other things, the enterprise value (“EV”) for each of the selected publicly traded companies, and for the Company, – calculated as equity values based on closing share prices of the applicable selected company on September 19, 2025, plus debt and debt-like items, preferred equity and non-controlling interest (each, as applicable), less cash and cash equivalents (each, as applicable) – as a multiple of estimated adjusted earnings before interest, taxes, depreciation and amortization, unburdened by stock-based compensation expenses and less certain other non-recurring adjustments (“Adjusted EBITDA”), for, respectively, calendar year 2025 (“CY 2025E Adj. EBITDA”) and calendar year 2026 (“CY 2026E Adj. EBITDA”), for the applicable company. Financial data of the selected publicly traded companies were based on public filings, publicly available Wall Street research and analysts’ estimates published by FactSet as of September 19, 2025. Financial data of the Company was derived from the Management Projections, equity information provided by the management of the Company, as well as publicly available Wall Street research and analysts’ estimates published by FactSet as of September 19, 2025.

The overall low to high CY 2025E Adj. EBITDA multiples observed for the selected publicly traded companies were 6.1x to 13.9x (with a mean of 10.4x and a median of 11.1x), and the overall low to high CY 2026E Adj. EBITDA multiples observed for the selected publicly traded companies were 5.7x to 12.7x (with a mean of 9.5x and a median of 10.2x). BofA Securities then noted that in each case, based on the closing share price (the “Unaffected Share Price”) of the Company Class A common stock on September 5, 2025, the last trading date prior to news of Patient Square exploring a take private of the Company (the “Unaffected Date”) (i) the CY 2025E Adj. EBITDA multiple observed for the Company was 8.5x based on the Management Projections and 8.8x based on publicly available Wall Street research analysts’ estimates, and (ii) the CY 2026E Adj. EBITDA multiple observed for the Company was 8.7x based on the Management Projections and 9.0x based on publicly available Wall Street research analysts’ estimates.

Based on BofA Securities’ review of the CY 2025E Adj. EBITDA and CY 2026E Adj. EBITDA multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities then applied (i) a CY 2025E Adj. EBITDA multiple reference range of 8.0x to 10.5x to the Company’s estimated CY 2025E Adj. EBITDA, as reflected in the Management Projections, and (ii) a CY 2026E Adj. EBITDA multiple reference range of 7.0x to 9.5x to the Company’s estimated CY 2026E Adj. EBITDA, as reflected in the Management Projections.

BofA Securities then calculated implied equity value per share reference ranges for the Company (rounded to the nearest $0.05) by adding to these ranges of implied EV an estimate of the Company’s net cash as of June 30, 2025, as provided by Company management and dividing the result by a number of fully-diluted shares of the Company Class A common stock outstanding (calculated on a treasury stock method basis, based on information provided by Company management).

This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share		Merger Consideration	Unaffected Share Price
CY2025E	CY2026E
$24.80 - $32.30	$21.25 - $28.55	$28.25	$25.85

No selected publicly traded company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available (except for the transactions involving the Company, for which certain information was provided by Company management), financial information relating to the following selected transactions involving acquisitions of companies in the healthcare supply chain services and performance services industries.

Date Announced	Acquiror	Target
December 2024	Patient Square Capital, LP	Patterson Companies, Inc.
August 2024	TowerBrook Capital Partners, L.P.	R1 RCM, Inc.
June 2023	OMNIA Partners, Inc.	Premier, Inc.’s Non-Healthcare GPO Operations
June 2021	Blackstone Inc.; Hellman & Friedman LLC; The Carlyle Group Inc.	Medline Industries, L.P.
February 2020	Premier, Inc.	Acurity, LLC; Nexera, Inc.
October 2017	Aramark	Avendra, LLC
November 2016	Premier, Inc.	Innovatix, LLC; Essensa Ventures, LLC
November 2015	Pamplona Capital Management LLP	MedAssets, Inc.
April 2013	Roper Technologies, Inc.	Managed Health Care Associates, Inc.
October 2012	McKesson Corporation	PSS World Medical, Inc.
September 2010	MedAssets, Inc.	The Broadlane Group, Inc.

BofA Securities reviewed the EV implied for each target company, based on the consideration payable in the selected transaction, as a multiple of each target company’s Adjusted EBITDA for the twelve months immediately following the applicable transaction (“NTM Adj. EBITDA”). Financial data of the selected transactions were based on public filings, publicly available Wall Street research, analyst estimates and information provided by Company management. The overall low to high EV to NTM Adj. EBITDA multiples of the target companies in the selected transactions were 7.8x and 13.2x (with a mean of 11.2x and a median of 11.6x).

Based on BofA Securities’ review of the EV to NTM Adj. EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities then applied an NTM Adj. EBITDA multiple reference range of 8.0x to 12.0x to the Company’s estimated fiscal year 2026 Adjusted EBITDA, as reflected in the Management Projections to calculate a range of implied EVs for the Company.

BofA Securities then calculated an implied per share equity value reference range for the Company (rounded to the nearest $0.05) by adding to this range of implied EVs an estimate of the Company’s net cash as of June 30, 2025, as provided by Company management, and dividing the result by a number of fully-diluted shares of the Company Class A common stock outstanding (calculated on a treasury stock method basis, based on information provided by Company management).

This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Consideration	Unaffected Share Price
FY2026E
$22.25 - $33.40	$28.25	$25.85

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of the Company, based on the Management Projections and the Tax Attributes, to calculate a range of implied present values per shares of the Company Class A common stock utilizing estimates of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the period from July 1, 2025 through June 30, 2039, based on the Management Projections, which forecasts incorporated the Tax Attributes. BofA Securities calculated terminal values for the Company by applying a selected range of perpetuity growth rates of 1.00% to 2.00%, based on BofA Securities’ professional judgement and experience, to the terminal year unlevered free cash flows based on the Management Projections. The unlevered free cash flows (including the estimated benefits from the Tax Attributes) and the terminal values were then discounted to June 30, 2025, utilizing a mid-year discounting convention and using discount rates ranging from 9.00% to 10.75%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model.

BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by adding to this range of implied EVs an estimate of the Company’s net cash as of June 30, 2025, as provided by Company management, and dividing the result by a number of fully-diluted shares of the Company Class A common stock outstanding (calculated on a treasury stock method basis, based on information provided by Company management).

This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Consideration	Unaffected Share Price
$26.90 - $34.10	$28.25	$25.85

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced solely for informational purposes, including, among other things, the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range of the Company Class A common stock for the 52-week period ended on the Unaffected Date based on the historical closing trading prices of the Company Class A common stock during such period, which was $17.46 to $26.28.

•

Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for shares of the Company Class A common stock, which indicated a present value of $18.15 to $25.41 when discounted by one year at the Company’s estimated mid-point cost of equity of 10.2%, derived using the capital asset pricing model.

•

Premia Calculations. BofA Securities reviewed the premia paid in precedent leveraged buy-out transactions announced between 2015 and June 30, 2025, involving a public company based in the United States as the target, where the disclosed transaction value was between $1.0 billion and $6.0 billion in relation to each target company’s closing share price on the day prior to announcement of the applicable transaction. Based on this review and its professional judgment and experience, BofA Securities applied (i) an illustrative premia reference range of 23.0% to 48.0% to the Unaffected Share Price of $25.85, and (ii) a premia reference range of -12% to 7% to the unaffected 52-week high of $26.28 as of September 4, 2025, to derive implied equity value reference ranges per share for the Company of $31.80 to $38.26 and $23.13 to $28.12, respectively.

•

Present Value of Future Share Price. Using the Management Projections, BofA Securities performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Class A common stock through the end of fiscal years 2026 and 2027. BofA Securities based its analysis on the Management Projections. For this analysis, BofA Securities made certain assumptions, based on its professional judgment and experience, including (i) an illustrative EV to NTM Adj. EBITDA of 7.5x to 9.5 and (ii) an illustrative discount rate of 10.2%, reflecting an estimate of the Company’s cost of equity, derived using the capital asset pricing model. This analysis resulted in a range of implied equity values per share for the Company of $23.60 to $30.83.

•

Leveraged Buy-Out. BofA Securities also analyzed the Company from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a hypothetical leveraged buy-out of the Company. BofA Securities based its analysis on the Management Projections. BofA Securities made certain assumptions, based on its professional judgment and experience, including (i) a transaction closing date on June 30, 2025, (ii) 6.0x leverage, (iii) a five-year holding period, (iv) a Company range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5%, and (v) an NTM Adj. EBITDA multiple range of 8.5x to 10.5x. Based on this analysis, BofA Securities derived a range of implied equity values per share of Company Class A common stock of $25.20 to $32.00 per share (rounded to the nearest $0.05).

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $13.5 million, $2 million of which was payable upon delivery of BofA Securities’ opinion and the remainder of which is payable contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse certain of BofA Securities’ expenses arising, and to indemnify BofA Securities against certain liabilities that may arise, out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, certain of its affiliates, Patient Square, and certain of its affiliates and portfolio companies.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to the Company in connection with an M&A transaction, (ii) having acted or acting as a book-running manager for a share repurchase program of the Company, (iii) having acted or acting as a book manager, bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of the Company and/or certain of its affiliates, (iv) having provided or providing certain derivatives and other trading services to the Company and/or certain of its affiliates, and (v) having provided or providing certain treasury management products and services to the Company and/or certain of its affiliates. From September 1, 2023 through August 31, 2025, BofA Securities and its affiliates derived aggregate revenues from the Company and certain of its affiliates of approximately $6 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Patient Square and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to an affiliate and/or portfolio company of Patient Square in connection with an M&A transaction, (ii) having acted or acting as a bookrunner and/or arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Patient Square and/or certain of its affiliates and portfolio companies, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to Patient Square and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury management products and services to Patient Square and/or certain of its affiliates and portfolio companies. From September 1, 2023 through August 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Patient Square and certain of its affiliates and portfolio companies of approximately $64 million for investment and corporate banking services.

As of September 21, 2025, the date of its BofA Securities’ fairness opinion, BofA Securities and its affiliates were working with Patient Square and certain of its affiliates and portfolio companies on one or more investment and corporate banking matters unrelated to the merger and BofA Securities believes, based on the information available to it as of the date of its fairness opinion, that the aggregate revenues BofA Securities and its affiliates will derive from Patient Square and certain of its affiliates and portfolio companies for those concurrent investment and corporate banking services will be more than the fee payable to BofA Securities for its services in connection with the merger. In addition, in the ordinary course of its respective businesses, BofA Securities and its affiliates (including members of BofA Securities’ deal team working with the Company on the merger) has pitched, is currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the merger to Patient Square and certain of its affiliates and portfolio companies but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA Securities and its affiliates.

As of the close of trading on September 19, 2025, the last trading day prior to BofA Securities delivering its fairness opinion, BofA Securities and its affiliates held on a non-fiduciary basis (i) outstanding common stock of the Company having a market value of approximately $5 million as of such date, representing less than 0.5% of the outstanding common stock of the Company as of such date, and (ii) no common equity of Patient Square.

Certain Effects of the Merger

If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

At the effective time, each share of Company Class A common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be canceled and converted into the right to receive $28.25 in cash, without interest and less any applicable withholding taxes. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.” Following the merger, all of the Company Class A common stock will be beneficially owned by Parent, and none of the current Company stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards.”

Shares of Company Class A common stock are currently registered under the Exchange Act and listed on Nasdaq under the trading symbol “PINC.” Following the consummation of the merger, shares of Company Class A common stock will no longer be traded on the Nasdaq or any other public market. In addition, the registration of Company Class A common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company Class A common stock.

Effects on the Company if the Merger Is Not Consummated

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company Class A common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company Class A common stock will continue to be listed and traded on the Nasdaq, the Company Class A common stock will continue to be registered under the Exchange Act, and the Company stockholders will continue to own their shares of Company Class A common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company Class A common stock.

If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company Class A common stock, including the risk that the market price of Company Class A common stock may decline to the extent that the current market price of the Company Class A common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”

Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent an $66,215,100 termination fee and, under certain other specified circumstances, Parent will be required to pay the Company the Parent termination fee of $168,550,000. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Financing of the Merger

We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $2.8 billion, which will be funded via equity and debt financing described below. The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters. This includes funds needed to (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company Class A common stock, (2) make payments in respect of all outstanding Company equity awards payable at the closing of the merger pursuant to the merger agreement, (3) repay certain existing outstanding indebtedness of the Company and its subsidiaries and (4) pay fees and expenses related to the merger and related transactions.

Parent has obtained committed financing consisting of (1) equity to be provided by the Patient Square Capital Fund pursuant to the terms of the equity commitment letter and (2) debt financing to be provided by those certain lenders specified in, and party to, the debt commitment letter (the “Lenders”). In connection with the merger agreement, Parent has delivered to the Company copies of the commitment letters. Notwithstanding anything in the merger agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the commitment letters) by or to Parent or any of its affiliates or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub under the merger agreement.

Accounting Treatment

The Merger will be accounted for as a “business combination” for financial accounting purposes.

Equity Financing

Pursuant to the equity commitment letter, the Patient Square Capital Fund has committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing for the purpose of funding the closing payments. The obligations of the Patient Square Capital Fund to provide the equity financing under the equity commitment letter is subject to a number of conditions, including, but not limited to (1) satisfaction or, to the extent permitted by the merger agreement, waiver by Parent and Merger Sub, as applicable, of each of the conditions to the obligations of Parent and Merger Sub to consummate the merger set forth in Sections 7.1 and 7.2 of the merger agreement (other than those closing conditions that by their nature are to be satisfied at or immediately prior to the closing and would be, if the closing occurs, capable of being satisfied or waived), (2) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement and (3) the funding of the amounts committed to be funded under the debt commitment letter (or any alternative financing in accordance with the merger agreement) prior to or substantially contemporaneous with the funding of the amounts required to be funded under the equity commitment. We refer to the equity financing described in the preceding sentence as the “equity financing.”

The obligation of the Patient Square Capital Fund to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (1) the consummation of the closing of the merger and the payment in full of the aggregate merger consideration payable in accordance with the merger agreement and the payment at the closing of or full provision for payment at the closing of all of the other transaction payments, (2) the valid termination of the merger agreement in accordance with its terms (however, if, before any purported termination, the Company has commenced an action seeking specific enforcement of the obligations of Parent to consummate the merger or the Patient Square Capital Fund to fund its equity commitment, the termination will not be deemed a valid termination unless so determined in a final, non-appealable resolution of such action and satisfaction by the Patient Square Capital Fund of any obligation finally determined or agreed to be owed by the Patient Square Capital Fund ) and (3) the Company or any of its controlled affiliates asserting a claim (subject to certain exceptions) against Parent, Merger Sub, the Patient Square Capital Fund, the Lenders or any of their respective affiliates, agents or representatives under or otherwise related to the equity commitment letter, the limited guaranty, the merger agreement or the debt commitment letter, or the transactions contemplated thereby or that any provisions of the equity commitment letter limiting the liabilities or obligations of the aforementioned parties are illegal, invalid or unenforceable or that the Patient Square Capital Fund is liable in excess of the maximum commitment set forth in the equity commitment letter.

The Company is an express third-party beneficiary of the equity commitment letter with respect to (i) enforcing the equity commitment letter to cause the Patient Square Capital Fund to fund its commitment under the equity commitment letter substantially contemporaneously with the occurrence of the effective time, (ii) the

Company’s express consent rights with respect to a certain non-affiliate assignment of the Patient Square Capital Fund’s obligations, (iii) the Company’s express consent right with respect to an amendment of the equity commitment letter and (iv) the Company’s express consent right with respect to certain disclosures of the equity commitment letter.

Debt Financing

The debt commitment letter provides that the Lenders will provide, subject only to the terms and conditions set forth in the debt commitment letter, debt financing (the “debt financing”).

The debt financing consists of: (1) a senior secured revolving credit facility (the “Revolving Credit Facility”) and (2) a senior secured first lien term loan facility (together with the Revolving Credit Facility, the “Credit Facility”). The Credit Facility will be used (1) to pay consideration in connection with the merger and any other payments contemplated by the merger agreement, (2) to repay or refinance certain existing outstanding indebtedness of the Company and its subsidiaries, (3) to pay fees and expenses incurred in connection with the merger and related transactions and (4) for working capital and general corporate purposes.

The obligations of the Lenders to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including, but not limited to (as applicable):

•

the consummation of the merger in accordance with the merger agreement in all material respects (without any amendment, consent or waiver of any of the provisions thereof that are materially adverse to the Lenders in their capacity as such without the consent of the Lenders, such consent not to be unreasonably withheld, conditioned or delayed, subject to certain limitations and exceptions);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the merger of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•	the payment of required fees and out-of-pocket expenses in accordance with the debt commitment letter and related fee letter;

•	the delivery of a solvency certificate to the administrative agent under the Credit Facility;

•

subject to certain limitations and exceptions, and to the extent required under the Credit Facility, the delivery of all documents and instruments necessary to establish that the collateral agent will have a perfected first priority security interest (subject to permitted liens) in the collateral;

•

the equity financing has occurred or, substantially concurrently with the initial borrowing under the Credit Facility, will occur in an amount specified by, and in accordance with, the debt commitment letter;

•	subject to certain exceptions, the execution and delivery by Parent and applicable guarantors, to be defined in the Credit Facility, of the definitive documentation governing the Credit Facility;

•	the absence of a material adverse effect since September 21, 2025 that is continuing; and

•

the consummation of the refinancing of certain existing outstanding indebtedness of the Company and its subsidiaries substantially concurrently with the initial borrowing under the Credit Facility, as more specifically described in the debt commitment letter.

Limited Guaranty

Pursuant to the limited guaranty, the Patient Square Capital Fund has agreed to guarantee the due, punctual and complete payment of (1) the aggregate amount of the Parent termination fee solely if and when any of the Parent termination fee is payable pursuant to the merger agreement, (2) interest and any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the merger agreement, (3) the reimbursement obligations of Parent pursuant to its indemnification obligations to the Company and its affiliates in connection with debt financing and the reimbursement obligations of Parent with respect to costs and expenses incurred by the Company in connection with this proxy statement under the terms of the merger agreement and (4) any damages due by Parent to the Company in the event of Parent or Merger Sub’s willful breach of the merger agreement. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligation of the Patient Square Capital Fund under the limited guaranty are subject to an aggregate cap equal to $174,350,000.

Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

•	the occurrence of the effective time and payment of the closing payments (as described under “— Equity Commitment Letter”);

•	subject to the maximum guaranty amount, payment by or on behalf of the Patient Square Capital Fund or Parent of the Guaranteed Obligations;

•	funding of the commitment under the equity commitment letter;

•

the 120th day after the valid termination of the merger agreement in accordance with its terms (unless prior to the 120th day after such valid termination, the Company has commenced an action against Parent or the Patient Square Capital Fund alleging that the Parent termination fee is payable by Parent under the merger agreement or a Guaranteed Obligation is due and owing from the Patient Square Capital Fund); or

•

in the event that the Company or any of its controlled affiliates (x) institutes any action or makes any claim (A) asserting that any of the provisions of the limited guaranty limiting the Patient Square Capital Fund’s liability to the Guaranteed Obligations are illegal, invalid or unenforceable or that the Patient Square Capital Fund is liable in excess of or to a greater extent than the Guaranteed Obligations or the maximum guaranty amount, or (B) against any affiliates, agents or representatives of the Patient Square Capital Fund arising under, or in connection with, the limited guaranty, the merger agreement, the equity commitment letter or the transactions contemplated thereby, subject to certain permitted claims or (y) institutes in the first instance a permitted claim in any court other than the chosen court under the limited guaranty, in each case, subject to certain exceptions.

Appraisal Rights

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company Class A common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Class A common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.

They will receive an amount determined to be the “fair value” of their shares of Company Class A common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Class A common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. As used in this section entitled “Appraisal Rights,” the word “stockholder” means a holder of record of shares of Company Class A common stock, the words “beneficial owner” means a person who is the beneficial owner of shares of Company Class A common stock held either in voting trust or by a nominee on behalf of such person and the word “person” means any individual corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.

A holder of record or a beneficial owner of shares of Company Class A common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company Class A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company Class A common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company Class A common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company Class A common stock who intends to demand appraisal of his, her or its shares of Company Class A common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company Class A common stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262. Voting or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A Company stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:

Premier, Inc.

13520 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: Corporate Secretary

c/o Sheila B. Goulding

A record holder who holds shares of Company Class A common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company Class A common stock covered by such demand. Where the number of shares of Company Class A common stock is not expressly stated, the demand will be presumed to cover all shares of Company Class A common stock outstanding in the name of such record owner. If you hold your shares of Company Class A common stock through a bank, broker or other nominee and you wish such holder, as the holder of record of your shares of Company Class A common stock, to exercise appraisal rights on your behalf, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to (1) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company Class A common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.

Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner of shares of Company Class A common stock, demanding a determination of the fair value of the shares of Company Class A common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company Class A common stock. Accordingly, persons who desire to have their shares of Company Class A common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.

In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company Class A common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company Class A common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company Class A common stock and who hold shares represented by certificates to submit their certificates of shares of Company Class A common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company Class A common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Class A common stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of Company Class A common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company Class A common stock is less than the merger consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company Class A common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

From and after the effective time, no person who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose any shares of Company Class A common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders at a date prior to the effective time.

No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board to vote in favor of the approval of the merger agreement, Company stockholders should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Company stockholders. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in making its recommendation that Company stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. Such interests are described below. The merger will be a “change of control” for purposes of the Company executive compensation and benefit plans and agreements described below.

The Company’s executive officers who are named executive officers for purposes of the discussion below are Michael Alkire (President and Chief Executive Officer), Glenn Coleman (Chief Financial Officer and Chief Administrative Officer), Craig S. McKasson (former Chief Administrative and Financial Officer), Leigh T. Anderson (former Chief Operating Officer), Andrew Brailo (Chief Commercial Officer), David Klatsky (General Counsel) and David Zito (President, Performance Services). The Company’s executive officers who are not named executive officers for purposes of the discussion below are Crystal Climer (Chief Accounting Officer) and Bruce Radcliff (President, Supply Chain Services). Messrs. McKasson and Anderson separated from their respective roles as Chief Administrative and Financial Officer and Chief Operating Officer prior to our entry into the Merger Agreement. For purposes of this disclosure, Mr. Zito is included as a named executive officer given that he is expected to be a named executive officer in the Company’s forthcoming Form 10-K/A.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of Company Class A common stock is $28.25, which is the per share merger consideration;

•

The effective time of the merger as referenced in this section occurs on October 7, 2025, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “Assumed Closing Date”); and

•

The service of each executive officer of the Company was terminated in a severance-qualifying termination immediately following the merger and on the Assumed Closing Date, and each executive officer will have complied with all requirements necessary to receive any severance benefits.

The amounts indicated below are rounded to the nearest whole number and are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances, exercises of Company Options or forfeitures that may occur prior to the effective time of the merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of the Company may materially differ from the amounts set forth below.

Treatment of Outstanding Company Equity Awards

At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:

•	Company Options. Each Company Option that is outstanding and unexercised will be canceled for no consideration;

•

Company RSU and Company PSU Awards Granted Before August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted before August 16, 2025 and that is outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Award or Company PSU Award multiplied by the merger consideration (in the case of Company RSU Awards, together with any corresponding accrued cash dividend equivalents), with the number of shares of Company Class A common stock subject to a Company PSU Award (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of a Company PSU Award granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Award (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of a Company PSU Award granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Award; and

•

Company RSU Awards and Company PSU Awards Granted On or After August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted on or after August 16, 2025 that is outstanding as of immediately prior to the effective time will be canceled for no consideration.

For an estimate of the amounts that would be realized by each of the Company’s named executive officers on the Assumed Closing Date in respect of their Company equity awards that are outstanding on such date, see the section entitled “Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate value of the unvested Company equity awards held by the executive officers who are not named executive officers is $2,601,849, and the estimated aggregate value of the unvested Company RSU Awards held by all non-employee directors of the Company that are outstanding on the Assumed Closing Date is $1,640,618.

Executive Officer Employment Agreements

The Company has entered into employment agreements with each of its executive officers that provide for the following severance benefits upon a qualifying termination of employment, subject to the executive officer’s execution and non-revocation of a release of claims.

Mr. Alkire’s employment agreement provides that upon a termination of employment by the Company without cause or by him for good reason within the 24-month period following a change of control, Mr. Alkire is entitled to an amount in cash equal to 2.4 times the sum of (x) his annual base salary at the time of termination plus (y) the higher of (i) his target annual bonus on the date of termination or (ii) the average of his annual bonuses paid in the three-year period preceding the date of termination, payable over 30 months. Mr. Alkire’s employment agreement provides for a two-year consulting services arrangement after employment, pursuant to which he is obligated to provide specified services in exchange for a consulting fee equal to one-tenth of his base salary at termination.

Pursuant to their employment agreements, upon a termination by the Company without just cause, or, solely within the 24-month period following a change of control, by the executive due to constructive termination in accordance with the provisions of the employment agreement, the Company’s other executive officers are entitled to an amount in cash equal to their annual base salary at the time of termination, payable over 12 months. Mr. Coleman’s severance benefits also include the payment of an amount equal to his annual target bonus, payable over the same 12-month period.

The Company also maintains a policy of providing its executive officers during the severance period with outplacement services of up to $19,000 and a stipend for medical, dental and vision continuation coverage in an amount equal to the Company’s contributions for such coverage on the executive officer’s (and his or her eligible dependents’, if applicable) behalf during the course of employment.

See the section entitled “Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for the estimated amounts that each of the Company’s named executive officers would receive under their employment agreements upon a qualifying termination of employment following a change of control. The estimated value of Mr. Alkire’s consulting fees are not reflected in the table. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the severance benefits that executive officers who are not named executive officers would receive upon a qualifying termination of employment following a change of control is $999,934.

Annual Incentive Compensation Plan

Pursuant to the Company Annual Incentive Compensation Plan, if, within two years of a change of control, an executive officer’s employment (other than Mr. McKasson) is terminated by the Company without cause or by him or her for good reason before the payment of the executive officer’s annual bonus in respect of a plan year, such executive officer will receive his or her annual bonus for such plan year prorated for the portion of the performance period during which the executive officer was employed by the Company, payable based on actual performance on the same date the annual bonus is otherwise paid to the Company’s employees.

See the section entitled “Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for the estimated amounts that each of the Company’s named executive officers would receive under the Company Annual Incentive Compensation Plan upon a qualifying termination of employment following a change of control. The prorated bonuses are determined assuming target level of performance achievement. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of annual bonus payments that executive officers who are not named executive officers would receive upon a qualifying termination of employment following a change of control is $163,423.

Compensation Arrangements with Parent

As of the date of this proxy statement, none of the Company’s executive officers has discussed or entered into any agreement with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the effective time, however, certain executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or more or more of its affiliates.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to continued indemnification and insurance coverage under the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of the Company’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. The amounts shown below are in United States dollars.

Potential Payments to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisite/ Benefits ($)(3)	Total ($)
Michael Alkire	$7,044,231	$12,351,791	$39,508	$19,435,530
Glenn Coleman	$1,810,577	$7,174,714	$41,560	$9,026,851
Craig S. McKasson	—	$3,308,415	—	$3,308,415
Leigh T. Anderson	—	$454,486	—	$454,686
Andrew Brailo	$691,106	$1,491,324	$42,676	$2,225,106
David Klatsky	$661,058	$1,591,171	$37,780	$2,290,009
David Zito	$940,067	$2,726,668	$30,713	$3,697,448

(1)

Cash. Represents the cash severance payment and cash prorated annual bonus each named executive officer is entitled to under his employment agreement and the Company Annual Incentive Compensation Plan, respectively, as described under “Interests of the Company’s Directors and Executive Officers in the Merger” above. The cash severance and cash prorated annual bonus amounts are “double trigger” and become payable only upon a qualifying termination of employment under the terms of the applicable agreement. The amounts set forth in the table for Mr. Alkire do not include any consulting fees, as described in the “Executive Officer Employment Agreements” section above.

(2)

Equity. Consists of the value of the Company RSU Awards and Company PSU Awards granted prior to August 16, 2025 that will vest and be converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Awards and Company PSU Awards multiplied by the merger consideration (in the case of Company RSU Awards, together with any corresponding accrued cash dividend equivalents). Such accelerated vesting is a “single trigger” benefit and is triggered automatically upon the consummation of the merger (as described in more detail in the section entitled “Treatment of Company Outstanding Equity Awards” above).

Named Executive Officer	Company RSUs ($)	Company PSUs ($)	Total ($)
Michael Alkire	$6,771,992	$5,579,799	$12,351,791
Glenn Coleman	$4,173,688	$3,001,026	$7,174,714
Craig S. McKasson	$1,049,827	$2,258,588	$3,308,415
Leigh T. Anderson	—	$454,486	$454,486
Andrew Brailo	$468,674	$1,022,650	$1,491,324
David Klatsky	$504,902	$1,086,269	$1,591,171
David Zito	$801,854	$1,924,814	$2,726,668

(3)

Perquisites/Benefits. Consists of the estimated value of the COBRA subsidies and outplacement services each named executive officer is entitled to under his employment agreement. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment in connection with a change in control (as described in more detail in the section entitled “Executive Officer Employment Agreements” above). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Outplacement Benefits ($)	Welfare Benefits ($)	Total ($)
Michael Alkire	$19,000	$20,508	$39,508
Glenn Coleman	$19,000	$22,560	$41,560
Craig S. McKasson	—	—	—
Leigh T. Anderson	—	—	—
Andrew Brailo	$19,000	$23,676	$42,676
David Klatsky	$19,000	$18,780	$37,780
David Zito	$19,000	$11,713	$30,713

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary of U.S. federal income tax considerations to U.S. holders (as defined below) with respect to the disposition of Company Class A common stock for cash pursuant to the merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect on the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes or varying interpretations could affect the accuracy of the statements and conclusions set forth herein. We have not sought, and no not intend to seek, any ruling from the IRS with respect to statements made and the conclusions reached in the following discussion. The IRS may not agree with the tax consequences described in this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Company Class A common stock that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more “United States persons” (within the meaning of the Code) or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of Company Class A common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address or consider any tax consequences arising under any alternative minimum tax, the Medicare tax on net investment income, the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), or any federal laws other than those pertaining to the U.S. federal income tax. Further, no information is provided with respect to any tax consequences under U.S. state, local, or non-U.S. laws.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Company Class A common stock in light of such holder’s particular circumstances or that may be relevant to Company stockholders subject to special rules, such as, for example:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	traders in securities subject to a mark-to-market method of accounting with respect to shares of Company Class A common stock;

•	small business investment companies, regulated investment companies, and real estate investment trusts;

•	retirement plans, individual retirement and other tax deferred accounts;

•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations or pension funds;

•

holders who hold their shares of Company Class A common stock as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•	personal holding companies, controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•

S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Company Class A common stock (by vote or value);

•

holders that acquired their shares of Company Class A common stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation or in connection with the performance of services;

•	holders that acquired their shares of Company Class A common stock as “qualified small business stock” for purposes of Sections 1202 and/or 1045 of the Code;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders subject to any applicable minimum tax;

•	holders exercising appraisal rights under the DGCL;

•	holders whose “functional currency” is not the U.S. dollar; and

•

persons required to accelerate the recognition of any item of gross income with respect to Company Class A common stock as a result of such income being taken into account on an applicable financial statement.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Company Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the status and activities of the partnership and certain determinations made at the partner level. Partnerships holding Company Class A common stock and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences to them in light of the merger.

ALL HOLDERS OF COMPANY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, THE UNEARNED INCOME MEDICARE CONTRIBUTION TAX, AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Consequences to U.S. Holders

The receipt of cash by a U.S. holder in exchange for Company Class A common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company Class A common stock pursuant to the merger will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in such shares of Company Class A common stock.

Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company Class A common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company Class A common stock.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) with respect to the cash received pursuant to the merger. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be refunded or credited against a holder’s U.S. federal income tax liability, if any; provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals in Connection with the Merger

Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all actions, do (or cause to be done) all things and assist and cooperate with the other parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law to consummate and make effective the merger, including: (1) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental authorities, (2) obtaining from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by the Company or Parent, or any of their respective affiliates, including under applicable regulatory laws, (3) avoiding or defending against, as applicable, any lawsuits, actions or other proceedings challenging the merger agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the merger and other transactions contemplated under the merger agreement under any regulatory law, (4) as promptly as reasonably practicable, and within 20 business days of September 21, 2025, making all necessary filings under the HSR Act, and (5) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with governmental authorities, in each case, that are required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law.

HSR Act Clearance

Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated thereunder by the FTC, which prevent transactions such as the merger from being consummated until (1) certain information and materials are furnished to the DOJ and the FTC and (2) the applicable waiting period is terminated early or expires. At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Delisting and Deregistration of the Company Common Stock

Parent and the Company have agreed to cooperate with each other to cause the Company Class A common stock to be delisted from the Nasdaq and deregistered under the Exchange Act, as promptly as practicable following the effective time.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you, and is qualified in its entirety by the full merger agreement, as attached to this proxy statement as Annex A. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	have been made only for purposes of the merger agreement;

•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company since July 1, 2023 and publicly available prior to September 20, 2025 (subject to exceptions);

•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;

•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and

•

have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.

Effect of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and the applicable provisions of the DGCL, at the effective time, Merger Sub will be merged with and into the

Company, whereupon the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the merger. As a result of the merger, the surviving corporation will become a wholly owned subsidiary of Parent, and Company Class A common stock will no longer be publicly traded. In addition, Company Class A common stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC. If the merger is consummated, each share of Company Class A common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and automatically converted into the right to receive the merger consideration. The effective time will occur upon the filing of a certificate of merger with, and the acceptance of such filing by, the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree in writing and specify in the certificate of merger).

Closing and Effective Time

The closing will take place on or about 8:00 am (New York time) on the third business day following the day on which the last of the conditions to the closing (described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived; provided, that, notwithstanding the foregoing, if the closing has not occurred on or prior to November 26, 2025, then, unless otherwise agreed by Parent in writing, in no event will the closing occur prior to January 27, 2026. On the closing date, the Company will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance for record of the certificate of merger, or such later time as may be agreed by the parties and specified in the certificate of merger.

Certificate of Incorporation; Bylaws; Directors and Officers

From and after the effective time, the Company, as the surviving corporation in the merger, will possess all rights, privileges, immunities, powers and franchises of the Company and Merger Sub.

At the effective time, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth in Exhibit A to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or as provided by applicable law. At the effective time, the bylaws of Merger Sub as in effect immediately prior to the effective time will become the bylaws of the surviving corporation, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, until thereafter amended as provided therein, by the surviving corporation’s certificate of incorporation, or as provided by the applicable law.

At the effective time, the board of directors of the surviving corporation will consist of the directors of Merger Sub as of the effective time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws, and the officers of the Company as of the effective time will be the officers of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws.

Merger Consideration

At the effective time, each share of Company Class A common stock outstanding as of immediately prior to the effective time (other than excluded shares) will be converted into the right to receive the merger consideration.

At the effective time, shares of Company Class A common stock owned by the Company or any of its subsidiaries and not held on behalf of third parties, shares of Company Class A common stock owned by Merger

Sub and the appraisal shares will automatically be cancelled and will cease to exist, without payment of the merger consideration. Each share of Company Class A common stock that is owned by Parent will automatically be converted into one share of common stock of the surviving corporation.

Company Equity Awards

At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:

•	Company Options. Each Company Option that is outstanding and unexercised will be cancelled for no consideration;

•

Company RSU and Company PSU Awards Granted Before August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted before August 16, 2025 and that is outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company Class A common stock subject to such Company RSU Award or Company PSU Award multiplied by the merger consideration (in the case of Company RSU Awards, together with any corresponding accrued cash dividend equivalents), with the number of shares of Company Class A common stock subject to a Company PSU Award (determined based on actual performance for completed performance periods and target performance for incomplete performance periods) equal to (i) in the case of a Company PSU Award granted for the fiscal year 2024 through 2026 performance period, 68.75% of the target number of shares of Company Class A common stock underlying such Company PSU Award (or zero percent of the target number of shares of Company Class A common stock underlying such Company PSU Awards for the Company’s named executive officers), and (ii) in the case of a Company PSU Award granted for the fiscal year 2025 through 2027 performance period, 105.17% of the target number of shares of Company Class A common stock underlying such Company PSU Award; and

•

Company RSU Awards and Company PSU Awards Granted On or After August 16, 2025. Each Company RSU Award and each Company PSU Award, in each case, granted on or after August 16, 2025 that is outstanding as of immediately prior to the effective time will be canceled for no consideration.

Exchange and Payment Procedures

Prior to the effective time, Parent or Merger Sub will appoint and enter into a paying agent agreement with a nationally recognized bank or trust company reasonably acceptable to the Company to serve as the paying agent for the merger and to make payments of the merger consideration to holders of Company Class A common stock (other than the holders of the excluded shares). Prior to or at the effective time, Parent or Merger Sub will deposit (or cause to be deposited) with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (other than the holders of the excluded shares).

As promptly as practicable after the effective time (and in any event within three business days following the closing date), the surviving corporation will cause the paying agent to mail to each holder of record of Company Class A common stock (other than the holders of the excluded shares) (a) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “share certificates”) will pass, only upon delivery of the share certificates to the paying agent (or affidavits of loss in lieu of share certificates) and (b) instructions for effecting the surrender of the share certificates (or affidavits of loss in lieu of the share certificates) and book-entry shares, as applicable, in exchange for payment of the aggregate merger consideration to which such holders are entitled pursuant to the merger agreement. Following the provision of these materials and the effectuation of the instructions for use, the share certificates so surrendered will be cancelled.

If any cash deposited with the paying agent is not claimed or is otherwise undistributed within 1 year following the effective time, such cash will be returned to Parent or the surviving corporation (as determined by

Parent), and any holders of shares of Company Class A common stock who have not complied with the exchange procedures in the merger agreement will thereafter look solely to the surviving corporation for payment of the merger consideration (subject to applicable law), after giving effect to any required tax withholdings and without interest thereon.

Withholding Right

Each of Parent, the Company, Merger Sub, the surviving corporation and the paying agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of federal, state, local or foreign tax law; provided that Parent will (a) consult with the Company in good faith prior to withholding any amounts payable to any stockholder of the Company other than in connection with a Company equity award and (b) use commercially reasonable efforts to reduce or eliminate any such withholding. To the extent that amounts are so deducted or withheld, such amounts will be timely paid over to the applicable governmental authority, and, to the extent that amounts are so deducted or withheld and remitted to the applicable governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The merger agreement contains representations and warranties of the Company and Parent and Merger Sub.

Some of the representations and warranties in the merger agreement made by the Company are qualified as to materiality or material adverse effect. For purposes of the merger agreement, with respect to the Company, “material adverse effect” means any change, effect, event, occurrence, circumstance, condition, fact, state of facts or development (an “effect”) that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no effect resulting from the following will constitute a material adverse effect:

•

changes in general economic, business, labor or regulatory conditions, or changes in securities, credit, or other financial markets, including inflation, monetary policy, commodity prices, interest rates or exchange rates, in the United States or globally;

•	changes generally affecting the industries (including seasonal fluctuations) or geographic regions in which the Company or its subsidiaries operate in the United States or globally;

•	changes or proposed changes in GAAP or other accounting standards or interpretations or enforcements thereof or in any Law, or interpretations or enforcements thereof after the date hereof;

•

changes in any political or geopolitical, regulatory, legislative, or social conditions, acts of war (whether or not declared), hostilities, sabotage, civil unrest, civil disobedience, national or international calamity, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

•

weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

•	any capital market conditions in the United States or any other country or region in the world;

•	the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which the Company and its subsidiaries operate;

•

changes in the trading price or trading volume of the shares of Company Class A common stock on Nasdaq or any other securities market or in the trading price of any other securities of the Company or its subsidiaries or any suspension of trading;

•

any change in the ratings or the ratings outlook for the Company or its subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries (provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition);

•

any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, EBITDA, cash flow or cash position or other financial, accounting or operating measures or metrics (whether made by the Company or independent third parties) for any period (however the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition);

•

the identity of Parent or Merger Sub or the negotiation, announcement, pendency, or consummation of the merger agreement, any other transaction document or the merger, including, in each case, the impact of the foregoing on relationships with customers, suppliers, distributors, partners, vendors, or other persons;

•

any action or claim made, brought by, commenced by or involving any governmental authority or a current or former stockholder of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement, any transaction document or the merger or any other transactions contemplated by the merger agreement or any other transaction document (however, no effect will be given to this clause for purposes of certain representations or warranties to the extent the purpose of such representation or warranty is to address the consequences of the execution of the merger agreement or the consummation of the merger);

•

any actions or omissions by the Company or its subsidiaries taken or not taken at the request of, or with the consent of, Parent or expressly contemplated by the merger agreement or any other transaction document;

•	any item or matter disclosed in the confidential disclosure schedules to the merger agreement; and

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub.

Except, with respect to bullets 1 through 7 above, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments compared to other similarly sized and situated companies in the industry in which the Company and its subsidiaries operate and then solely to the extent of any such disproportionality may be taken into account in determining whether a material adverse effect has occurred.

In the merger agreement, the Company made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;

•

the absence of any preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any equity interests, securities or obligations convertible or exchangeable into any equity interests or other securities of the Company or any of its subsidiaries;

•	the absence of any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company;

•	the Company’s requisite corporate power and authority to enter into and perform the merger agreement and the enforceability of the merger agreement;

•	the determinations and approvals of the Board;

•	required consents, approvals and governmental filings in connection with the merger agreement and performance thereof;

•

the absence of any conflict or violation of any organizational documents of the Company, certain existing contracts of the Company and its subsidiaries or applicable laws due to the execution and delivery of the merger agreement and performance thereof;

•	the accuracy and completeness of the Company’s SEC filings;

•	the Company’s disclosure controls and procedures;

•	the Company’s financial statements;

•	the Company’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•

the conduct of business of the Company and its subsidiaries in all material respects in the ordinary course of business since June 30, 2025 and the absence of a material adverse effect on the Company since June 30, 2025;

•	legal proceedings;

•	employee benefit plans;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts and any breaches or defaults with respect thereto;

•	real property leased or subleased by the Company and its subsidiaries;

•	the inapplicability of anti-takeover statutes to the merger agreement, the merger and the transactions contemplated thereby;

•	information technology systems;

•	data security and privacy matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	insurance;

•	the rendering of the respective fairness opinions of BofA Securities and Goldman Sachs;

•	the accuracy of information supplied by the Company for inclusion or incorporation by reference in this proxy statement;

•	payment of fees to brokers in connection with the merger agreement;

•	environmental matters;

•	the absence of any contracts or transactions between the Company or any of its subsidiaries and any affiliate or related person since June 30, 2024;

•	material customers and material vendors;

•	regulatory matters; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the merger agreement, the Parent and Merger Sub made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s authority to enter into and perform the merger agreement;

•

the absence of any conflict or violation of Parent’s and Merger Sub’s organizational documents, existing contracts, and applicable laws due to the execution and delivery of the merger agreement and performance thereof;

•	required consents and regulatory filings in connection with the merger agreement and performance thereof;

•	the absence of legal proceedings and orders;

•	the limited guaranty;

•	matters with respect to Parent’s financing, including the debt commitment letter, equity commitment letter, fee letters and sufficiency of funds;

•	the ownership of Merger Sub;

•	the solvency of Parent and each of its subsidiaries immediately after giving effect to the merger;

•	the payment of fees to brokers in connection with the merger agreement;

•	the accuracy of information supplied by Parent and Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	lack of ownership by Parent and its affiliates of shares of Company Class A common stock as of September 21, 2025;

•	the absence of any investments that would reasonably be expected to prevent, materially impair or materially delay the consummation of the merger;

•

the absence of any agreements entered into by Parent and Merger Sub with any shareholder, director or officer of the Company relating to the merger agreement or the merger from and after the effective time; and

•	the exclusivity and terms of the representations and warranties made by the Company.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, from the date of the signing of the merger agreement until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company will, and will cause its subsidiaries to, use its and their commercially reasonable efforts to conduct their business in the ordinary course of business, and to preserve their business organizations intact and to maintain existing significant businesses relationships, except: (a) as required or expressly contemplated by the merger agreement, (b) as required by applicable law, (c) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), (d) as disclosed in the confidential disclosure schedule to the merger agreement, or (e) to the extent necessary to comply with the express obligations set forth in any material contract of the Company in effect as of September 21, 2025.

Subject to the same exceptions mentioned above, the Company has also agreed that, during the period of time between the date of the signing of the merger agreement and the effective time, the Company will not, and will not permit any of its subsidiaries to, among other things, subject to certain exceptions and limitations:

•	materially amend the organizational documents of the Company or its subsidiaries;

•	merge or consolidate the Company or its subsidiaries with any other third party;

•	restructure, reorganize or completely or partially liquidate or otherwise impose material changes or restrictions on the assets, operations or business of the Company or its subsidiaries;

•

issue, grant, sell, pledge, dispose of, encumber any shares of capital stock of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any such shares, or any rights to acquire any such shares, other than (a) transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (b) pursuant to the exercise or settlement of Company equity awards (excluding Company RSU Awards or Company PSU Awards granted after on or August 16, 2025) outstanding as of September 21, 2025 in accordance with their terms in effect on September 21, 2205, or (c) the incurrence of any liens permitted under the merger agreement;

•

make any loans, advances or capital contributions to any person, other than (a) transactions solely among the Company and its wholly owned subsidiaries and (b) operating leases and extensions of credit terms to customers, in each case in the ordinary course of business consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution with respect to the Company’s capital stock, except for transactions solely among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any shares of the Company’s capital stock or securities convertible into or exchangeable into or exercisable for shares of its capital stock, except for (a) transactions solely among the Company and its wholly owned subsidiaries, (b) acquisitions of shares of Company Class A common stock in satisfaction of withholding obligations in respect of certain Company equity awards outstanding as of September 21, 2025, or (c) payment of the exercise price in respect of certain stock options outstanding as of September 21, 2025;

•

create, incur, assume or guarantee any indebtedness for borrowed money, letters of credit or guarantees of the same or any other indebtedness, except for (a) borrowings under the Company’s existing credit agreement, (b) letters of credit, guarantees or credit support provided by the Company or its subsidiaries of the obligations of the Company or any of its subsidiaries in the ordinary course of business, (c) indebtedness incurred pursuant to agreements in effect prior to the execution of the merger agreement (or replacements, renewals, extensions or refinancings thereof) and made available to Parent as of the date hereof, (d) any indebtedness among the Company and its subsidiaries or among the Company’s subsidiaries, and (e) any additional indebtedness in an amount not to exceed $500,000 in the aggregate at any time incurred by the Company or any of its subsidiaries other than in accordance with the foregoing clauses (a) through (d); provided that Indebtedness (or guarantees thereof) incurred during between September 21, 2025 and closing will be subject to the provisions of the merger agreement solely to the extent covered thereby and required to be discharged at closing;

•	incur or commit to any capital expenditure or expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

•

other than in the ordinary course of business, subject to certain exceptions, (a) enter into certain material contracts, (b) amend in any material respect or terminate any material contracts in a manner adverse to the Company (other than expirations of any such material contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or its subsidiaries under such material contracts, or (c) enter into any contract that obligates the Company or any of its subsidiaries to pay more than $5,000,000 per year in the aggregate to any third party;

•	make any material changes with respect to financial accounting policies or procedures, except as required by law, proposed law or GAAP;

•

settle or offer to settle certain actions (a) for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than any tax claim, notice, audit, investigation, assessment, or other proceeding with respect to taxes;

•

sell, lease, exclusively license, assign, convey, encumber (other than liens permitted under the merger agreement) or otherwise dispose of any material assets or property of the Company, except (a) pursuant to existing contracts or commitments (or refinancings thereof), (b) as may be required by a governmental authority to permit or facilitate the consummation of the merger or any of the other transactions contemplated in the merger agreement, (c) transactions among the Company and its wholly owned subsidiaries or among the Company’s subsidiaries, or (d) except for intellectual property, in the ordinary course of business or involving an amount less than $7,500,000 in the aggregate;

•

except for such actions as required by the terms of any Company benefit plans as in effect on September 21, 2025: (a) increase or accelerate or commit to increase or accelerate the funding, payment or vesting of the compensation or benefits provided to any current or former employee, director, or individual service provider of the Company or its subsidiaries, (b) grant, pay or commit to pay, announce or enter into any cash or equity or equity-based incentive award, bonus, retention, transaction, change in control, severance or similar agreement with any current or former employee, director or other individual service provider of the Company or its subsidiaries, (c) establish, adopt, enter into, terminate, extend, or materially amend any labor agreement or material benefit plan (other than any action taken with respect to any benefit plan that is a group health or welfare plan during the annual renewal or open enrollment period in the ordinary course of business), or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its subsidiaries, or (d) hire, promote, engage or terminate (other than for “cause”) any employee or individual service provider in each case, whose annualized base compensation exceeds $225,000;

•

(a) implement or announce any reductions in force, plant closings or other similar actions that would reasonably be expected to trigger notice obligations under the WARN Act, or (b) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or its subsidiaries;

•

other than in the ordinary course of business or as is consistent with past practice, (a) make or change any material tax election, (b) change an annual tax accounting period, (c) change any material tax accounting method, (d) settle any material tax claim, audit or proceeding for an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, (e) file any material amendment with respect to any material tax return (other than amendments that would not reasonably be expected to result in a material increase to the tax liability of the Company and its subsidiaries), (f) enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) relating to any material tax liability of the Company and its subsidiaries, (g) surrender any right to claim a material tax refund, or (h) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment (other than any (i) automatic or automatically granted extension of the due date of a tax return or (ii) requested extension with respect to pending audits, actions or proceedings);

•

acquire any capital stock in, or any business line or all or a material portion of the assets of any business, corporation, partnership, association, joint venture, or other entity or other business organization in a transaction that involves consideration valued in excess of $500,000 individually or $1,000,000 in the aggregate, except for (a) transactions solely between the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries, or (b) acquisitions of assets or inventory in the ordinary course of business;

•

accelerate or increase the amount payable or owed to any existing vendor, supplier, member or other third-party service provider or payee of the Company during any 12 month period in excess of $5,000,000 above the amount paid to such vendor, supplier, member or other third-party service provider or payee of the Company during the 12 month period immediately preceding the date hereof;

•

make any material change or modification to the Company’s credit, collection or payment policies, procedures or practices, including making any material changes with regard to the acceleration of the collection of accounts receivable or other amounts receivable outside the ordinary course of business, in each case, except as required by U.S. GAAP or applicable Law or statutory or regulatory accounting rules or interpretations with respect thereto or by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization); or

•

other than in the ordinary course of business, voluntarily terminate, voluntarily cancel or make any material changes to the structure, limits, or terms and conditions of any insurance policies of the Company or its subsidiaries; or

•	agree, authorize, enter into any agreement or commit to take any of the foregoing.

Solicitation of Other Offers

For purposes of this proxy statement and the merger agreement:

An “acceptable confidentiality agreement” means an agreement with the Company that is either (a) in effect as of September 21, 2025 or (b) executed, delivered and effective after the execution and delivery of the merger agreement, in either case, with customary provisions that are not less restrictive to the Company’s counterparty than the provisions of the confidentiality agreement between Patient Square Capital and the Company.

An “acquisition proposal” means any bona fide proposal or offer by any person or group with respect to:

•

a merger, joint venture, partnership (other than in the ordinary course of business), consolidation, dissolution, liquidation, amalgamation, tender offer, license (other than in the ordinary course of business), recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or assets, in each case, representing 20% or more of the consolidated net revenues, net income or total assets (including equity securities of the Company’s subsidiaries) of the Company;

•

a merger, joint venture, partnership (other than in the ordinary course of business), consolidation, dissolution, liquidation, amalgamation, tender offer, recapitalization, reorganization, share exchange, business combination, issuance of securities or similar transaction, which if consummated, would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power of any class of equity securities of the Company, or those of any of its subsidiaries; or

•	any combination of the foregoing, in each case, other than the transactions contemplated by the merger agreement.

An “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to an acquisition proposal, other than an acceptable confidentiality agreement relating to an acquisition proposal.

A “superior proposal” means a bona fide written acquisition proposal (with references to “20% or more” in the definition of “acquisition proposal” deemed to be replaced with references to more than “50%” in this definition) by a person or group that the Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such proposal and the person or group making such proposal, as the

Board (or a committee thereof) deems relevant, to be more favorable to the Company’s stockholders than the merger (taking into account, as the Board deems relevant (taking into account any revisions to the merger agreement made or proposed in writing by Parent pursuant the merger agreement prior to the time of such determination), all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed thereto in writing by Parent).

No-Shop

During the period beginning on September 21, 2025 and continuing until the earlier to occur of the termination of the merger agreement and the effective time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision. From September 21, 2025 until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company will cease, and will cause its subsidiaries and their respective officers and directors to cease, and will instruct and use reasonable best efforts to cause each of its and their respective other representatives to (a) cease and cause to be terminated any discussions or negotiations with any person or group that would be prohibited by the merger agreement, (b) cease providing any further information with respect to the Company or any acquisition proposal to any person or group or its or their representatives, (c) promptly (and in any event, within 24 hours), terminate all access granted to any such person or group and its or their representatives to any physical or electronic data room (or other diligence access), and (d) to the extent not previously requested, promptly (and in any event, within (48 hours)), request that all persons or groups and their respective representatives promptly return to the Company or destroy any nonpublic information concerning the Company and its subsidiaries that was previously furnished or made available to such person or any of its or their representatives by or on behalf of the Company in the context of a possible acquisition proposal.

In addition, from September 21, 2025 until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company and its subsidiaries and its and their respective directors, officers, and employees will not, and will instruct and use reasonable best efforts to cause its and their respective investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•

initiate, solicit, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any person or group relating to, any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (except to notify such person that the no-shop provisions of the merger agreement prohibit any such discussions);

•	approve, endorse or recommend any acquisition proposal;

•	enter into any contract or understanding relating to an acquisition proposal or that would reasonably be expected to require the Company to abandon, terminate, or fail to consummate the merger; or

•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, prior to receipt of the Company stockholder approval, in response to a written acquisition proposal received after September 21, 2025 that did not result from a breach of the “no-shop” restrictions (other than any such breach that is immaterial and unintentional), the Company or its representatives may (a) provide information in response to a request by a person or group who has made a bona fide written acquisition proposal if the Company receives from such person or group an acceptable confidentiality agreement; provided that the Company must promptly make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available; and (b) engage or participate in any discussions or negotiations with any person or group who has made such a bona fide written acquisition proposal, if and only to the extent that, in each such case referred to in clause (a) or (b) above, the Board (or a committee thereof) determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. In addition, notwithstanding anything to the contrary in the merger agreement, the Company may, prior to the receipt of the Company stockholder approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any person or group that has made an acquisition proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Board (or a committee thereof) to make an informed determination under the merger agreement.

Recommendation Changes

No Change of Recommendation

The merger agreement provides that (subject to certain exceptions described below) neither the Board nor any committee thereof will:

•

withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent) the recommendation to the Company stockholders to vote to approve the merger agreement (the “Company recommendation”);

•	authorize, adopt, approve or recommend, any acquisition proposal or publicly propose to do so;

•	fail to include the Company recommendation in this proxy statement;

•

fail to recommend against acceptance of any acquisition proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, within 10 business days of receipt such offer after a request by Parent to do so; or

•

declare advisable, propose to enter into or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any acquisition proposal, except as expressly permitted by the merger agreement (together with the foregoing bullets above, collectively a “change of recommendation”).

Superior Proposals

Notwithstanding the customary “no-shop” and change of recommendation restrictions, if prior to receipt of the Company stockholder approval, the Company receives a bona fide written acquisition proposal that did not result from a breach of such restrictions (other than any such breach that is immaterial and unintentional), the Board (or a committee thereof) may effect a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, if prior to taking either such action:

•

the Board (or a committee thereof), as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is a superior proposal;

•

the Company has given four business days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person or group making such proposal and copies of any written proposals or documents delivered to the Company or its representatives or delivered by the Company or its representatives) and that the Company intends to take such action;

•

after giving such notice and prior to effecting such change of recommendation, the Company and its representatives are reasonably available to participate in good faith negotiations with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement and the equity commitment letter such that the acquisition proposal would cease to constitute a superior proposal; and

•

at the end of the four-business day period, prior to effecting a change of recommendation or terminating the merger agreement to enter into an alternative acquisition agreement, the Board (or a committee thereof), as applicable, determines (taking into account any adjustment to the terms and conditions of the merger agreement or commitment letters and/or the limited guaranty committed to by Parent in writing in response to such acquisition proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal remains a superior proposal.

In addition, in the event of any change to the financial terms of, or any other material amendment or material modification to, any superior proposal, the Company must deliver a new written notice to Parent and comply with the requirements in the four bullets above with respect to such new written notice, except that the advance written notice obligation will be reduced from four business days to two business days.

Intervening Events

The Board (or a committee thereof), prior to receipt of the Company stockholder approval, may also effect a change of recommendation in response to an intervening event that occurs or arises after September 21, 2025, if prior to taking such action:

•

the Board (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law;

•

the Company has given four business days’ prior notice to Parent that the Company has determined that an intervening event has occurred or arisen and that the Company intends to effect a change of recommendation;

•

after giving such notice and prior to effecting such change of recommendation, the Company and its representatives have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement, commitment letters and/or the limited guaranty as would permit the Board (or a committee thereof) not to effect a change of recommendation; and

•

at the end of the four-business day period, prior to taking action to effect a change of recommendation, the Board (or a committee thereof) has taken into account any adjustments or revisions to the terms of the merger agreement proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law.

In addition, in the event of any material changes regarding any intervening event, the Company must deliver a new written notice to Parent and comply with the requirements outlined in the four bullets above with respect to such new written notice, except that the advance written notice obligation set forth in the second bullet will be reduced from four business days to three business days.

An “intervening event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that was not known or reasonably foreseeable by the Board as of September 21, 2025 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of September 21, 2025). However, in no event will (a) the receipt, existence or terms of an acquisition proposal, (b) any change, in and of itself, in the market price or trading volume of Company Class A common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition) or (c) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition) constitute or be deemed to contribute to an intervening event.

If Parent terminates the merger agreement prior to the Company stockholder approval because the Board has effected a change of recommendation, then the Company must within two business days pay to Parent the Company termination fee of $66,215,100. If the Company terminates the merger agreement prior to receipt of the Company stockholder approval in order to enter into an alternative acquisition agreement providing for a superior proposal, prior to or concurrently with such termination the Company must pay to Parent the Company termination fee of $66,215,100.

Other Covenants

Company Stockholders Meeting

The Company has agreed to take all necessary action (in accordance with applicable law and the Company’s certificate of incorporation and bylaws) to convene the special meeting as promptly as reasonably practicable after the earlier of (i) the date the SEC staff advises that it has no further comments on or that the Company may commence mailing, this proxy statement or (ii) 10 calendar days following the initial filing of this proxy statement with the SEC if the SEC staff has not informed the Company that it will or will not be reviewing this proxy statement, for the purpose of considering and voting upon the approval of the merger agreement and to cause such vote to be taken.

Transaction Litigation

The Company has agreed to promptly notify Parent of any stockholder litigation or claims against the Company or any of its representatives arising out of or relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement and has further agreed to keep Parent reasonably informed regarding any such stockholder litigation. In the event that lawsuits arise, the Company has agreed to provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to the merger agreement, the merger and any transaction contemplated by the merger agreement, and the Company will give reasonable consideration to any comments proposed by Parent and (b) the opportunity to otherwise participate in (but not to control) the defense and/or settlement of any such litigation (in each case at Parent’s expense) and will consider Parent’s advice with respect to such litigation. Notwithstanding the foregoing, the Company will control such defense, settlement and/or prosecution and the disclosure of information in connection therewith will be subject to the provisions of the merger agreement regarding access to information, including regarding attorney-client privilege or other applicable legal privilege; provided, however, that the Company may not settle or agree to settle any such stockholder litigation without Parent’s consent (which consent will not be unreasonably withheld, delayed or conditioned).

Financing

Parent will use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing on the terms and subject only to the conditions described in the commitment letters as promptly as possible but in any event prior to the date on which the merger is required to be consummated pursuant to the terms of the merger agreement, including (a) maintaining in effect the commitment letters until the closing or earlier funding of the financing contemplated thereby, (b) negotiating and entering into definitive agreements with respect to the debt financing (the “definitive agreements”) consistent with the terms and conditions contained in the debt commitment letter or on other terms in the aggregate not materially less favorable to Parent, and without any prohibited modification, (c) satisfying on a timely basis all conditions that are applicable to Parent in obtaining the financing in the commitment letters and the definitive agreements and complying with their obligations thereunder, in each case, that are within Parent’s control, and (d) using reasonable best efforts to enforce its rights under the debt commitment letter. Parent will not, without the prior written consent of the Company, (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the commitment letters if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the financing, (B) reduces the aggregate amount of the equity financing or reduces the debt financing unless, in such case, there is a corresponding increase in any equity commitment under the equity commitment letter, (C) adversely affects the ability of Parent to enforce its rights against other parties to the commitment letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the commitment letters as in effect on the date of the merger agreement or (D) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement (the effects described in clauses (A) through (D), collectively, the “prohibited modifications”) or (ii) terminate or cause the termination of the commitment letters. Notwithstanding the foregoing, any amendment, supplement, amendment and restatement, or modification to add any additional agents or other financial institutions thereto as provided for therein will be permitted and will not require written consent of the Company or any other Person so long as such additional agents or other financial institutions are financial institutions whose creditworthiness, in Parent’s sole determination, is commensurate with the creditworthiness of the Commitment Parties (as defined in the debt commitment letter as of September 21, 2025) that are party to the debt commitment letter as of September 21, 2025.

Financing Cooperation

Subject to the limitations set forth in the merger agreement, the Company will use its reasonable best efforts to provide, and will cause each of its subsidiaries and each of their respective representatives to use their reasonable best efforts to provide Parent with customary cooperation, to the extent reasonably requested by Parent in writing, in each case, to the extent necessary for the arrangement of the debt financing. The Company’s obligations include (i) providing reasonable and customary assistance with the marketing efforts for the debt financing (including in the preparation of customary marketing materials), (ii) facilitating the pledging of security interests in the Company’s property constituting collateral (provided that such security interests will not take effect prior to the closing), (iii) furnishing historical financial statements and other information regarding the Company customarily required in connection with the debt financing, (iv) facilitating in the taking of all corporate and other similar actions necessary to permit the consummation of the debt financing, (v) taking action and delivering notices of prepayment or termination to the extent they are required, (vi) cooperating with the debt financing sources’ due diligence and (vii) assisting in the preparation, execution and delivery of the definitive agreements in connection with the debt financing and other customary certificates, documents and back-up certificates for legal opinions in connection with the debt financing.

The Company and its affiliates have no obligation under the merger agreement to take actions in connection with the debt financing that could (a) require the Company or any of its affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the debt financing or enter into, execute or deliver any certificate, document, instrument or agreement with respect to the debt financing that is not contingent upon the closing, other than any prepayment and termination notices required to be delivered pursuant to the Company Credit Agreement (provided that the Company will, to the extent otherwise required by the merger agreement, use its reasonable best efforts to cause the persons who will continue as a director, manager or officer of the Company or its subsidiaries following the consummation of the transactions contemplated by the merger agreement to pass resolutions and to execute documents in their capacities as such officers, directors or managers, in each case, which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of closing); (b) cause any representation or warranty in the merger agreement to be breached by the Company or any of its affiliates; (c) require the

Company or any of its affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the debt financing (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of closing); (d) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its affiliates to incur any personal liability; (e) reasonably be expected to conflict with the organizational documents of the Company or any of its subsidiaries or any laws; (f) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which the Company or any of its Subsidiaries is a party; (g) provide access to or disclose information that the Company or any of its affiliates determine would jeopardize any attorney-client privilege; (h) require the delivery of any opinion of counsel; (i) require the Company or any of its affiliates to provide projections, pro forma financial statements or pro forma adjustments related to the debt financing (provided, that this clause (j) will not relieve the Company from any obligation hereunder to provide Parent with information necessary to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma financial statements as required in connection with the debt financing as is customarily required in connection with financings of a type similar to the debt financing); (k) require the Company or any of its affiliates to prepare any financial statements or information that is not available to the Company and prepared in the ordinary course of the Company’s financial reporting practice; or (l) require the Company or any of its affiliates, prior to the closing, to be an issuer or other obligor with respect to the debt financing.

The receipt or availability of any funds or financing (including the financing) by Parent or any of its affiliates or any other financing or other transactions will not be a condition to any of Parent’s obligations under the merger agreement.

Section 16 Matters

Prior to the Effective Time, the Company will take all such actions as may be necessary or appropriate to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the merger agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Benefits

Parent agrees that each employee who continues to be employed with the Company or its subsidiaries (each such employee, a “continuing employee”) will, during the period commencing on the closing date and ending on the first anniversary of the closing date (or, if sooner, the date of termination of such continuing employee), be provided with (a) a base salary or base wage no less than the base salary or base wage provided to such continuing employee by the Company or its subsidiaries immediately prior to the effective time, (b) annual target cash bonus opportunities that are no less favorable than the annual target cash bonus opportunities as in effect for such continuing employee immediately prior to the effective time and (c) other employee benefits (excluding, in each case, nonqualified deferred compensation, defined benefit pension plans, retiree or post-employment health or welfare benefits, retention, change in control compensation, long-term bonus or incentive, equity or equity-based plans or arrangements) that are substantially comparable in the aggregate to the employee benefits provided to such continuing employee immediately prior to the effective time under the benefit plans set forth in the confidential disclosure schedule to the merger agreement.

Conditions to the Closing of the Merger

The respective obligations of Parent and Merger Sub and the Company to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the receipt of the Company stockholder approval;

•	the expiration, termination, or waiver of the applicable waiting period (or any extensions thereof) under the HSR Act; and

•

no court or other governmental authority has enacted, issued, promulgated, enforced or entered after September 21, 2025 any law (whether temporary, preliminary or permanent) or order that is in effect that enjoins or otherwise prohibits the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver by Parent of each of the following additional conditions:

•	the representation and warranty of the Company regarding the absence of certain changes being true and correct in all respects as of September 21, 2025 and as of the closing date;

•

the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct as of September 21, 2025 and as of the closing date (other than any inaccuracies that would not individually or in the aggregate, increase the merger consideration payable in the merger $7,500,000 or more);

•

the representations and warranties of the Company regarding the good standing of the Company, certain aspects of its capital structure, its corporate authority, approval and fairness, the inapplicability of certain takeover statutes and disclosure of brokers’ and finders’ fees, (a) that are not qualified by material adverse effect or other materiality qualifications, being true and correct in all material respects as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all material respects as of such particular date or period of time) and (b) that are qualified by material adverse effect or other materiality qualifications, being true and correct in all respects (without disregarding such material adverse effect or other materiality qualifications) as of September 21, 2025 and being true and correct in all material respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all respects as of such particular date or period of time);

•

the Company’s other representations and warranties set forth in the merger agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “material adverse effect” set forth therein) being true and correct as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all material respects as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	since September 21, 2025, there having not occurred a material adverse effect that is continuing;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing; and

•

the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the foregoing conditions have been satisfied.

In addition, the obligation of the Company to consummate the merger is also subject to the satisfaction or waiver by the Company of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of September 21, 2025 and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent and Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by Parent and Merger Sub under the merger agreement at or prior to the closing; and

•	the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the foregoing conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

The merger agreement may be validly terminated by mutual consent of Parent and the Company or by either the Company or Parent at any time prior to the effective time, if:

•

the merger has not been consummated on or before the outside date, provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to comply with its obligations under the merger agreement has been the primary cause of, or has primarily resulted in, the failure of the closing to occur on or prior to such date; provided, further, that if on the outside date, all the conditions to closing, other than the conditions relating to a regulatory law, and those conditions that by their nature are to be satisfied at closing (but provided that such conditions will then be capable of being satisfied if the closing were to take place on such date), will have been satisfied or waived, then the outside date will be automatically extended for all purposes for an additional three months, which date will thereafter be deemed to be the outside date;

•

the Company fails to obtain Company stockholder approval at the Company stockholders meeting (or any adjournment, recess or postponement thereof taken in accordance with the merger agreement) at which a vote is taken on the adoption of the merger agreement (and the Company stockholders meeting has concluded); or

•

any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated or entered any order that permanently enjoins or otherwise permanently prohibits the consummation of the merger and such order has become final and non-appealable.

Termination by the Company

The merger agreement may be validly terminated by the Company prior to the effective time, if:

•

there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by Parent and Merger Sub, or any such representation, or warranty of Parent and Merger Sub has become untrue, in either case causing the conditions to closing related to the accuracy of Parent and Merger Sub’s representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the outside date and the Company not being in material breach of any representation, warranty covenant or agreement that would cause the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of its obligations under the merger agreement to not be satisfied; or

•	prior to the receipt of the Company stockholder approval, the Company terminates the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement described above under the section entitled “—Recommendation Changes—No Change of Recommendation”; provided that the Company pays to Parent the Company termination fee; or

•

prior to the effective time, (a) (i) the Company has confirmed that all of the conditions set forth in the merger agreement under “Conditions of Each Party’s Obligation to Effect the Merger” and “Conditions to Obligations of Parent and Merger Sub” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing) and (ii) the Company stands ready, willing and able to take such actions required by it by the merger agreement to cause the closing to occur, and (b) Parent and Merger Sub fail to effect the closing on or prior to the date that is three business days after the date the closing is otherwise required to occur pursuant to the merger agreement.

Termination by Parent

The merger agreement may be validly terminated by Parent prior to the effective time, if:

•

there is a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in the merger agreement by the Company, or if any such representation or warranty of the Company has become untrue, in either case causing the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of the Company’s obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the outside date and Parent not being in material breach of any representation, warranty covenant or agreement that would cause the conditions to closing related to the accuracy of Parent’s and Merger Sub’s representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied; or

•	prior to the receipt of the Company stockholder approval, there has been a change of recommendation.

Company Termination Fee

The Company may be required to pay the Company termination fee to Parent, paid by wire transfer with funds immediately available to an account designated by Parent. The Company termination fee of $66,215,100 is payable if the merger agreement is terminated in the following certain circumstances:

The Company must pay the Company termination fee:

•

if Parent terminates the merger agreement because the Board (or a committee thereof) makes a change of recommendation, in which case the Company must pay Parent the Company termination fee within two business days after the termination of the merger agreement or the consummation of the transaction that constitutes an acquisition proposal;

•

if the Company terminates the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal, in which case the Company must pay Parent the Company termination fee concurrently with or prior to the termination of the merger agreement; or

•

if (a) either Parent or the Company terminates for failure to obtain the Company stockholder approval; (b) an acquisition proposal has been made publicly or announced by the Company or the Board and has not been publicly withdrawn at least three days prior to the Company stockholders meeting; and (c) within 12 months following the termination of the merger agreement under the circumstances described in clauses (a) and (b), the Company consummates a transaction that constitutes an acquisition proposal or enters into an alternative acquisition agreement with respect to an acquisition proposal that is subsequently consummated (except that, for purposes of the Company termination fee, the references to “20% or more” in the definition of “acquisition proposal” will be deemed to be references to more than “50%”), in which case the Company must pay to Parent the Company termination fee within two business days after the entry into an alternative acquisition agreement.

Parent Termination Fee

Parent may be required to pay the Parent termination fee to the Company, paid by wire transfer with funds immediately available to an account designated by the Company. The Parent termination fee of $168,550,000 is due within two business days after the termination of the merger agreement if the Company terminates the merger agreement pursuant to the Company breach termination right or the financing failure to close termination right (or Parent terminates the merger agreement pursuant to the outside date termination right if at such time the Company could have validly terminated the merger agreement pursuant to the Company breach termination right or the financing failure to close termination right within four business days of such termination by Parent).

Fees and Expenses

Except in certain specified circumstances, whether or not the merger is completed, all costs and expenses incurred in connection with the merger and any other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except as otherwise expressly set forth in the merger agreement. The costs incurred in connection with the filing, printing and mailing of this proxy statement will be borne by Parent.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law each present and former director, officer and employee of the Company and its subsidiaries and each individual who was serving at the request of the Company or its subsidiaries as a director, officer, employee, member, partner, trustee, employee, representative or agent of another corporation, partnership or joint venture, trust, limited liability company, nonprofit entity or other enterprise (including any trade associations) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (a) their service as such or (b) services performed by such parties at the request of the Company or its subsidiaries, in each case, at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time. Parent will also advance expenses as incurred to the fullest extent permitted under applicable law and the Company’s articles of incorporation or bylaws in effect as of September 21, 2025.

In addition, for six years following the effective time, Parent and Merger Sub will maintain indemnification and exculpation provisions in the surviving corporation’s organizational documents that are at least as favorable as the current indemnification and exculpation provisions in the Company’s certificate of incorporation and bylaws.

Finally, the merger agreement requires the Company (or Parent and Merger Sub as of the effective time) to purchase a six-year “tail” policy on terms that are at least as favorable as the Company’s directors’ and officers’ liability insurance policies as in effect on September 21, 2025, so long as the aggregate premium for such “tail” policy does not exceed 300% of the amount paid by the Company for coverage as of September 21, 2025.

For more information, please refer to the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Specific Performance

Subject to certain limitations, the parties are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement, and to enforce specifically the performance of terms and provisions of the merger agreement, including the right of a party to cause each other party to consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions of the merger agreement in any chosen court under the merger agreement without proof of actual damages (each party waiving any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Notwithstanding any other provision of the merger agreement to the contrary, the parties agreed that the Company is entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the closing, including to cause Parent and Merger Sub to exercise their rights under the equity commitment letter, to cause the equity financing to be funded and to consummate the merger, if, and only in the event that:

•

all the conditions set forth under the first through tenth bullets described above in the section of this proxy statement entitled “—Conditions to the Closing of the Merger” have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing if the closing date were the date of such specific performance);

•	the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing;

•

the Company has irrevocably confirmed in writing to Parent that (A) if specific performance were granted, and (B) if the financing is funded, then the Company stands ready, willing and able to consummate the closing and will take such actions that are required of the Company by the merger agreement to cause the closing to occur; and

•	Parent and Merger Sub have failed to consummate the closing by the date the closing is required to have occurred pursuant to the terms of the merger agreement.

The parties agreed that in no event will the Company be entitled to a remedy of specific performance or other equitable remedies against any debt financing source.

Limitations of Liability

Parent’s right (a) to receive payment of the Company termination fee in circumstances in which it is payable pursuant to the section entitled “—Company Termination Fee” following termination of the merger agreement (and any interest and other amounts payable), (b) to monetary damages from the Company in the event of the Company’s willful breach of the merger agreement following termination by either party in a circumstance in which the Company termination fee is not payable (not to exceed the damage cap as applicable to the Company), (c) in connection with claims against the Company in accordance with the terms of the confidentiality agreement between the parties, and (d) to specific performance against the Company prior to the termination of the merger agreement in accordance with its terms, will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub or the other Parent related parties against the Company and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents of any of the foregoing (collectively, the “Company related parties”) for any loss, cost, damage or expense suffered with respect to the merger agreement, any other transaction document, the transactions contemplated thereby (including any breach by the Company), the termination of the merger agreement or any other transaction document, the failure of the transactions contemplated thereby to be consummated or any breach of the merger agreement or any other transaction document by the Company (whether willfully, intentionally, unintentionally or otherwise), subject to certain limitations.

The Company’s rights (a) to receive payment of the Parent termination fee in circumstances in which it is payable pursuant to the section entitled “—Parent Termination Fee” following termination of the merger agreement (and any interest and other amounts payable and indemnification and expense reimbursement payable pursuant to the merger agreement), (b) to monetary damages from Parent (but not any of the debt financing sources or their respective representatives) in the event of Parent’s or Merger Sub’s willful breach of the merger agreement following the termination of the merger agreement by either party in a circumstance in which the Parent termination fee is not payable (in no event will Parent or Merger Sub, in the aggregate, be subject to monetary damages for willful breach in an amount in excess of the sum of the Parent termination fee, any interest and other amounts payable pursuant to the merger agreement and indemnification and expense reimbursement payable pursuant to the merger agreement (the “damage cap”), (c) in connection with claims against the parties to the confidentiality agreement between the parties and the limited guaranty in accordance with the terms thereof and (d) to specific performance of the merger agreement (and the equity commitment letter and the limited guaranty) against Parent, Merger Sub and the Patient Square Capital Fund in accordance with the terms pursuant thereto will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the other Company related parties against Parent, Merger Sub, the Patient Square Capital Fund, the debt financing sources and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents of any of the foregoing (collectively, the “Parent related parties”) for any loss, cost, damage or expense suffered with respect to the merger agreement, any other transaction document, the limited guaranty, the equity commitment letter and the debt commitment letter, the transactions contemplated thereby (including any breach by Parent or Merger Sub), the termination of the merger agreement or any other transaction document, the failure of the transactions contemplated thereby to be consummated or any breach of the merger agreement or any other transaction document by Parent or Merger Sub (whether willfully, intentionally, unintentionally or otherwise), subject to certain limitations.

Amendment

Subject to the provisions of applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. After the receipt of the Company stockholder approval, no amendment shall be made that by applicable law requires further approval by the Company’s stockholders without obtaining such further approval.

Governing Law

The merger agreement is governed by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Company Common Stock

The following table shows information as of October 3, 2025 (the “Reference Date”), regarding the beneficial ownership of Company Class A common stock by:

•	each person or group who is known by us to beneficially own more than 5% of Company Class A common stock;

•	each member of the Board and each of the Company’s named executive officers (“NEO”); and

•	all members of the Board and the Company’s executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Company Class A common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 82,684,147 shares of Company Class A common stock outstanding as of the Reference Date. Shares of Company Class A common stock (i) subject to stock options currently exercisable or exercisable within 60 days of the Reference Date, and (ii) issuable pursuant to equity awards that are currently vested or will vest within 60 days of the Reference Date are deemed to be outstanding and beneficially owned by the person holding the stock options or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Premier, Inc., 13520 Ballantyne Corporate Place, Charlotte, NC 28277. The telephone number for the listed executive officers is (704) 357-0022.

	Common Stock Beneficially Owned(1)
Name	# Shares	% of Class(2)
Greater Than 5% Beneficial Owners
The Vanguard Group(3)	14,213,088	17.19%
BlackRock, Inc.(4)	12,899,645	15.60%
Dimensional Fund Advisors LP(5)	5,895,930	7.13%
State Street Corporation(6)	4,259,088	5.15%
Directors, Director Nominees and NEOs:
Michael Alkire(7)	275,798	*
John Bigalke	20,435	*
Helen Boudreau	11,567	*
Jody Davids	13,932	*
Peter Fine(8)	35,349	*
Marc Miller(8)	35,349	*
Marvin O’Quinn(8)	35,349	*
Richard Statuto	35,349	*
Ellen Wolf	44,837	*
Craig McKasson(9)	7,724	*
Leigh Anderson(10)	12,710	*
Glenn Coleman	47,824	*
Andrew Brailo	49,617	*
David Klatsky	48,698	*
David Zito	0	*

Directors, Director Nominees and Executive Officers as a group (17 persons)(11)	694,576	0.84%

*	Represents less than 1%.

(1)

According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, share numbers represent shares of common stock owned as of October 3, 2025 by each person or entity named in the table.

(2)	The percentage of beneficial ownership is based upon 82,684,147 shares of common stock outstanding as of October 3, 2025.
(3)

The information presented is based solely on an amendment to a Schedule 13G filed with the SEC on February 13, 2024 by Vanguard Group, Inc. (“Vanguard” and such filing the “Vanguard 13G”). The Vanguard 13G indicates sole dispositive power with respect to 14,006,073 shares, sole voting power with respect to no shares, shared dispositive power with respect to 207,015 shares, and shared voting power with respect to 77,315 shares. The address of Vanguard set forth in the Vanguard 13G filing is 100 Vanguard Blvd, Malvern, PA 19355. Vanguard has not subsequently filed reports regarding their ownership of shares with the SEC pursuant to Section 13 of the Exchange Act.

(4)

The information presented is based solely on an amendment to a Schedule 13G filed with the SEC on July 17, 2025 by BlackRock, Inc. (“BlackRock” and such filing the “BlackRock 13G”). The BlackRock 13G indicates sole dispositive power with respect to 12,899,645 shares, sole voting power with respect to 12,675,536 shares, and shared voting and dispositive power with respect to no shares. According to the BlackRock 13G, the shares reported in the filing reflect the securities beneficially owned, or deemed to be beneficially owned, by certain business units of BlackRock and its subsidiaries and affiliates. The address of BlackRock set forth in the BlackRock 13G is 50 Hudson Yards, New York, NY 10001.

(5)

The information presented is based solely on an amendment to a Schedule 13G filed with the SEC on October 31, 2024 by Dimensional Fund Advisors LP (“Dimensional” and such filing the “Dimensional 13G”). The Dimensional 13G indicates sole dispositive power with respect to 5,895,930 shares, sole voting power with respect to 5,744,423 shares, and shared dispositive and voting authority with respect to no shares. According to the Dimensional 13G, all of the securities reported in the Dimensional 13G are owned by certain funds to which Dimensional or its subsidiaries serve as investment advisor, sub adviser and/or manager. The address of Dimensional set forth in the Dimensional 13G 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)

The information presented is based solely on a Schedule 13G filed with the SEC on August 11, 2025, by State Street Corporation (“State Street” and such filing the “State Street 13G”). The State Street 13G indicates sole dispositive and voting power with respect to no shares, shared dispositive power with respect to 4,259,088 shares, and shared voting power with respect to 3,741,404 shares. The address of State Street set forth in its 13G filing is One Congress Street, Suite 1, Boston MA 02114.

(7)	Includes 230,947 shares of common stock owned by Mr. Alkire and 44,851 shares of common stock that are issuable upon the exercise of currently exercisable options.
(8)

As an executive officer of a member owner, such person may be deemed to share beneficial ownership of the shares held by the member owner with which he or she is affiliated, and such person disclaims beneficial ownership of any such shares, or any other shares held by affiliates of the applicable member owner.

(9)

Includes 4,995 shares of common stock owned by Mr. McKasson and 2,729 shares of common stock that are issuable upon the exercise of currently exercisable options. Mr. McKasson retired from his position as our Chief Administrative and Financial Officer on November 11, 2024.

(10)	Includes 12,710 shares of common stock that are issuable upon the exercise of currently exercisable options. Mr. Anderson retired from his position as our Chief Operating Officer on December 31, 2024.
(11)

Includes the individuals identified in the table above and two additional individuals serving as an executive officer as of October 3, 2025. Includes 20,038 shares of common stock held by such individuals.

HOUSEHOLDING

Pursuant to SEC rules, we are permitted to deliver one copy of our Notice of Internet Availability of Proxy Materials, and our proxy materials for those who have elected paper copies, in a single envelope addressed to all Company stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, AND PROXY MATERIALS IF APPLICABLE, PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our Investor Relations department at 13520 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-357-0022.

Banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent.

If you are a beneficial stockholder and you choose not to have our proxy materials sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you are a beneficial stockholder and other stockholders with whom you share an address currently receive multiple copies of the proxy materials, or if you hold our common stock in more than one account and, in either case, you wish to receive only a single copy of the proxy materials, please contact Broadridge Financial Solutions at the address or phone number above. If you own shares of our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholder meetings, including our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which our 2025 annual meeting of stockholders will be held, if at all.

Our amended and restated bylaws (our “bylaws”) provide that nominations of persons for election to our Board and other proposals to be considered at an annual meeting of stockholders must comply with the requirements set forth in Article I, Section 12 of our bylaws. Our bylaws require that a stockholder give written notice addressed to Premier, Inc., 13520 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Sheila B. Goulding, Corporate Secretary. To submit a proposal, a stockholder must be entitled to vote on such proposal at the meeting and must be a stockholder at the time notification of the proposal is provided to us. In accordance with Article I, Section 12 of our Bylaws, to be timely your proposal had to have been delivered to or mailed and received at our principal executive offices on or after August 8, 2025 and not later than September 7, 2025, provided, that in the event the date of the 2025 annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of our December 6, 2024 annual meeting, your proposal and related notice, in order to be timely, must be received no earlier than the 120th day prior to the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Article I, Section 12 of our Bylaws requires, among other things, that the proposal and related notice must set forth:

(1) in the case the proposal is a director nomination, as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such ’person’s written consent to being named in this proxy statement as a nominee and to serving as a director if elected; and as to any other proposal, (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), (ii) the reasons for conducting that business at the annual meeting and (iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made;

(3) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and such beneficial owner;

(4) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business;

(5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our issued and outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal;

(6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(7) a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of our stock between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

(8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any of our securities; (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of our stock and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any of our securities.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Article I, Section 12 of our Bylaws so that the information in the notice is true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporate Secretary at our principal executive offices not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). In the case of a director nomination, we may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Any stockholder that intends to submit a proposal should read the entirety of the requirements in our Bylaws, particularly Article I, Section 12, which can be found under Corporate Governance in the Investors section of our website at http://investors.premierinc.com/corporate-governance.

If notice is not timely and properly provided, the persons named as proxy holders for the 2025 annual meeting of stockholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2025 annual meeting of stockholders. Only such proposals as are (i) required by the rules of the SEC and (ii) permissible stockholder motions under the Delaware General Corporation Law will be included on the agenda for the 2025 annual meeting of stockholders.

In addition to satisfying the foregoing stockholder proposal requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below.

•

the portions of our Definitive Proxy Statement on Schedule 14A for our 2024 annual meeting of stockholders, filed with the SEC on October 21, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025;

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 19, 2025;

•	our Current Reports on Form 8-K filed with the SEC on August 20, 2025 and September 22, 2025 (other than documents or portions of these documents deemed to be furnished but not filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC).

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement and later information that the Company files with the SEC will update and supersede that information. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

PREMIUM PARENT, LLC,

PREMIUM MERGER SUB, INC.

and

PREMIER, INC.

Dated as of September 21, 2025

Page
ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-2
1.2.	Closing	A-2
1.3.	Effective Time	A-2

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.	Certificate of Incorporation of the Surviving Corporation	A-2
2.2.	Bylaws of the Surviving Corporation	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors of the Surviving Corporation	A-3
3.2.	Officers of the Surviving Corporation	A-3

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Share Certificates

4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Share Certificates	A-4
4.3.	Treatment of Company Equity Awards; Company ESPP	A-6
4.4.	Adjustments to Prevent Dilution	A-8

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-8
5.2.	Representations and Warranties of Parent and Merger Sub	A-22

ARTICLE VI

Covenants

6.1.	Interim Operations	A-27
6.2.	Acquisition Proposals; Change of Recommendation	A-30
6.3.	Proxy Statement Filing; Information Supplied	A-34
6.4.	Company Stockholders Meeting	A-35
6.5.	Efforts; Cooperation; Antitrust Matters	A-35
6.6.	Information; Access and Reports	A-38
6.7.	Stock Exchange Delisting	A-39
6.8.	Publicity	A-39

A-i

6.9.	Employee Benefits	A-40
6.10.	Expenses	A-40
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-41
6.12.	Stockholder Litigation	A-42
6.13.	Financing	A-43
6.14.	Financing Cooperation	A-44
6.15.	Other Actions by the Company	A-46
6.16.	Obligations of Parent	A-46
6.17.	FIRPTA	A-47
6.18.	Satisfaction of Existing Company Indebtedness	A-47

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-47
7.2.	Conditions to Obligations of Parent and Merger Sub	A-48
7.3.	Conditions to Obligation of the Company	A-48

ARTICLE VIII

Termination

8.1.	Termination	A-49
8.2.	Effect of Termination and Abandonment	A-50

ARTICLE IX

Miscellaneous and General

9.1.	Survival	A-53
9.2.	Modification or Amendment	A-53
9.3.	Waiver	A-54
9.4.	Counterparts	A-54
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	A-54
9.6.	Notices	A-55
9.7.	Entire Agreement	A-56
9.8.	No Third-Party Beneficiaries	A-56
9.9.	Obligations of Parent and of the Company	A-57
9.10.	Definitions	A-57
9.11.	Severability	A-57
9.12.	Interpretation; Construction	A-57
9.13.	Successors and Assigns	A-58
9.14.	Certain Financing Provisions	A-58
9.15.	Non-Recourse	A-59
9.16.	Legal Representation	A-59

Annex A Defined Terms		A-61

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2025, is by and among Premium Parent, LLC, a Delaware limited liability company (“Parent”), Premium Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Premier, Inc., a Delaware corporation (the “Company,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”). Parent, the Company, and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of managers of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has by unanimous vote (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guaranty (the “Guaranty”) from Patient Square Equity Partners II, L.P., a Delaware limited partnership (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) the Commitment Letters; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 8:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, that notwithstanding the foregoing, if the Closing has not occurred on or prior November 26, 2025, then, unless otherwise agreed by Parent in writing, in no event shall the Closing occur prior to January 27, 2026. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3. Effective Time. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

2.2. Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Share Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or any other Person:

(a) Merger Consideration. Each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $28.25 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Certain Shares. Any Shares that are owned by the Company or any of its Subsidiaries and not held on behalf of third parties, any Shares owned by Merger Sub and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares or any other Person, cease to be outstanding, be cancelled, extinguished and retired without payment of any consideration therefor and cease to exist, cease to have any rights with respect thereto (subject to any rights the holder thereof may have under Section 4.2(g)) and shall no longer be outstanding.

(c) Shares Held by Parent. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Shares or any other Person, be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share or any other Person, be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Share Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a nationally recognized bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. Prior to or at the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent. Any such investment, if made, shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Payments to holders in respect of each Cash-Out Company RSU Award and Company PSU Award (collectively, the “Company Equity Awards”) shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable (but in any event no later than the first payroll date that is at least five (5) Business Days following the Effective Time).

(c) Procedures for Surrender.

(i) As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Company mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii) Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares

(or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iv) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(vi) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by applicable Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact (in a form and substance reasonably acceptable to Parent and the Paying Agent) by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent notice of any written demands for appraisal of Shares and written withdrawals of such demands promptly after receipt by the Company, as well as copies of any written instruments, notices or demands received by the Company pursuant to Section 262 of the DGCL and shall give Parent the reasonable opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or compromise or settle or compromise any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or compromise or settle or compromise any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing). For purposes of this Section 4.2(g), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands, and the Company shall consider in good faith the views of Parent in connection therewith, but will not be afforded any decision-making power or other authority over such demands except as set forth above.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of federal, state, local or foreign Tax Law; provided that Parent shall (i) consult with the Company in good faith prior to withholding any amounts payable to any stockholder of the Company hereunder other than in connection with a Company Equity Award and (ii) use commercially reasonable efforts to reduce or eliminate any such withholding. To the extent that amounts are so deducted or withheld, such amounts will be timely paid over to the applicable Governmental Authority, and, to the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.3. Treatment of Company Equity Awards; Company ESPP.

(a) Treatment of Company Options. At the Effective Time, each then outstanding option to purchase Shares (a “Company Option”) that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(b) Treatment of Company RSU Awards.

(i) Except as otherwise set forth on Section 4.3(b)(i) of the Company Disclosure Schedule, effective as of the Effective Time, each restricted stock unit award corresponding to Shares (a “Company RSU Award”) (other than any Specified Company RSU Award) that is outstanding as of immediately prior to the

Effective Time and that is subject only to service-based vesting (together with any corresponding cash dividend equivalents) (the “Cash-Out Company RSU Award”) shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Cash-Out Company RSU Award immediately prior to the Effective Time, by (2) the Merger Consideration (together with any corresponding accrued cash dividend equivalents).

(ii) Effective as of the Effective Time, each Specified Company RSU Award that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be forfeited and cancelled for no consideration.

(c) Treatment of Company PSU Awards.

(i) At the Effective Time, each performance share award corresponding to Shares (a “Company PSU Award”) (other than any Specified Company PSU Award) that is outstanding as of immediately prior to the Effective Time and that is subject to service- and performance-based vesting shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (i) the aggregate number of Shares underlying such Company PSU Award immediately prior to the Effective Time (as described below), by (ii) the Merger Consideration. For purposes of the immediately preceding sentence, the aggregate number of Shares underlying such Company PSU Award as of immediately prior to the Effective Time shall be equal to: (A) in the case of Company PSU Awards covering the fiscal year 2024 through 2026 performance period, 68.75% of the target number of Shares covered by such Company PSU Award for all individuals other than any individual who is, or was at any point during such performance period, a “named executive officer” of the Company as defined in Item 402 of Regulation S-K promulgated under the Securities Act (an “NEO”), and 0% of the target number of Shares covered by such Company PSU Award for any NEOs, and (B) in the case of Company PSU Awards covering the fiscal year 2025 through 2027 performance period, 105.17% of the target number of Shares covered by such Company PSU Award.

(ii) Each Specified Company PSU Award that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be forfeited and cancelled for no consideration.

(d) Payment Procedure. As soon as reasonably practicable after the Effective Time (but no later than the first full payroll date after the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall pay the Merger Consideration payable pursuant to Section 4.3(b)(i) and Section 4.3(c) net of any applicable withholding Taxes in accordance with Section 4.2(h), with respect to Cash-Out Company RSU Awards and Company PSU Awards through the Surviving Corporation’s or its Affiliate’s payroll to the holders of Cash-Out Company RSU Awards and Company PSU Awards; provided, however, that to the extent that any Cash-Out Company RSU Award or Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in a Current ESPP Offering Period as of the date hereof may become a participant in the Current ESPP Offering Period, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods or make a separate non-payroll contributions to the Company ESPP; (ii) except for the Current ESPP Offering Period, no offering or purchase period under the Company ESPP will be authorized or commenced after the date hereof; (iii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is no later than three (3) Business Days prior to the Closing Date (the “Final Exercise Date”); and (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date. All Shares purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase Shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a), 4.3(b) and 4.3(c). The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Sections 4.3(b) and 4.3(c).

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since the Applicable Date and publicly available at least one (1) day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.

(i) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The Company has made available to Parent true and accurate copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date hereof. The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Subsidiaries, each as currently in effect as of the date hereof.

(iii) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, (B) 600,000,000 shares of Class B Common Stock and (C) 50,000,000 Preferred Shares. As of the close of business on September 18, 2025 (the “Measurement Time”), (I) 82,684,061 shares of Class A Common Stock were issued, (II) no shares of Class B Common Stock were issued and outstanding; (III) no shares of Preferred Stock were issued and outstanding; and (IV) no shares of Class A Common Stock were held by the Company in its treasury. As of the close of business on the Measurement Time, (v) 171,372 Shares were subject to issuance pursuant to outstanding Company Options (assuming all Company Options are exercisable in full), (w) 2,144,429 Shares were subject to issuance pursuant to outstanding Company RSU Awards, (x) 3,490,517 Shares were subject to issuance pursuant to outstanding Company PSU Awards (assuming maximum achievement of any performance objectives), (y) 2,383,811 Shares were reserved for future issuance under the Company Stock Plans and (z) 2,604,830 Shares were reserved for future issuance under the Company ESPP. Except as set forth in this Section 5.1(b) and for the equity interests that may be granted or issued by the Company following the date of this Agreement in accordance with Section 6.1(b), the Company has no other equity interests authorized, issued and/or outstanding. Section 5.1(b)(i) of the Company Disclosure Schedule contains, as of the Measurement Time, a complete and accurate list of each outstanding Company Option, Company RSU Award and Company PSU Award, including, as applicable, the exercise price, the target and maximum number of Shares subject to such award as of the Measurement Time, and the vesting schedule. From the Measurement Time to the date hereof, the Company has not issued or granted any Shares, Company Options, Company RSU Awards, Company PSU Awards or any other equity securities of the Company.

(ii) All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. As of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.

(iii) Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company or any of its Subsidiaries, and no securities, agreements or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Neither the Company nor any of its Subsidiaries has any outstanding debt securities, bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.

(v) The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.

(vi) Section 5.1(b)(vi) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (including minority equity interests), together with the jurisdiction of incorporation or formation of each such Person (“Minority Investment Business”). None of the Company’s Subsidiaries own any Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Merger and any other transactions contemplated hereby and thereby, subject only to the Company Stockholder Approval and compliance with any applicable Regulatory Laws. This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents to which it is a party constitute a valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has by unanimous vote (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (B) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (C) directed that this Agreement be submitted to the Company’s stockholders for their adoption. The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to approve this Agreement and to consummate the Merger.

(d) Governmental Filings; No Violations.

(i) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable Regulatory Laws, as set forth in this Section 5.1(d), (3) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (4) compliance with any applicable rules of Nasdaq and (5) where failure to obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the Merger or any transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (excluding any Benefit Plans) (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, except in the case of clauses (B) and (C) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that (1) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the Merger or any transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since July 1, 2023 (the “Applicable Date”) (the forms, statements, certifications, reports, schedules and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff.

(ii) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in Section 5.1(e)(ii) of the Company Disclosure Schedule. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f) Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the fiscal year ended June 30, 2025 (the “Balance Sheet Date”) (including any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement or the Transaction Documents or in connection with applicable Laws; (iii) obligations or liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which relates to or arises from violation of Law, tort, breach of contract, infringement, or misappropriation); (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Absence of Certain Changes.

(i) Since the Balance Sheet Date, the Company and its Subsidiaries have, except in connection with the Company’s sale process, this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business.

(ii) Since the Balance Sheet Date, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action (or omitted to take any action) the taking or omission of which would require the consent of Parent pursuant to Section 6.1(b)(xvi) or Section 6.1(b)(xviii) if such action or omission occurred after the date of this Agreement.

(h) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened (in writing) Actions before any Governmental Authority to which the Company or any of its Subsidiaries is a party, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there has not been any Action by any Governmental Authority or, to the Knowledge of the Company, any qui tam relator against or involving the Company or any of its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), and current or former officers, directors and other individual service providers of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, consulting (to the extent related to a natural person), retirement, separation, termination, retention or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, commission, insurance, medical, welfare, fringe or other benefit or compensation plans, contracts, policies or arrangements providing for benefits or remuneration of any kind. With respect to each material Benefit Plan required to be listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent requested and applicable, true and complete copies of (A) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (E) any material written communications to or from any Governmental Authority, or any material notices to or from any Governmental Authority, addressing any matter involving actual or potential material liability relating to a Benefit Plan, in each case, received during the last two (2) years.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans, are, and have been operated, in compliance with, their terms, ERISA, the Code and other applicable Laws and no event has occurred and no condition exists with respect to such Benefit Plans, that has subjected, or would reasonably be expected to subject, the Company and its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances reasonably expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Benefit Plan, other than routine claims for benefits.

(iv) No Benefit Plan is and neither the Company nor any of its Subsidiaries has participated in or contributed to, or been obligated to contribute to, or has any liability with respect to (A) any Multiemployer Plan, (B) any “defined benefit plan” as defined in Section 3(35) of ERISA or any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (C) any “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code, or (D) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA). No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any current or former Employee, director, or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other compensation or benefits payable or to be provided by the Company or any of its Subsidiaries, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation, (C) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan, or (D) result in any payments that would not be deductible under Section 280G of the Code.

(vi) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(vii) Neither the Company nor any of its Subsidiaries has any obligation to provide any Person a Tax “gross-up” or similar “make-whole” payments for any Taxes or related interest or penalties, including those imposed under Sections 409A or 4999 of the Code.

(j) Compliance with Laws; Company Permits.

(i) Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since June 30, 2022, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable Laws including all applicable Health Care Laws, (B) since June 30, 2022, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for actual or potential non-compliance with any Law including any applicable Health Care Law, or written notice from any Person alleging actual or potential material non-compliance with any Law including any applicable Health Care Law, (C) the Company, its Subsidiaries and, to the Knowledge of the Company, any Person acting on its behalf, is and has been in compliance with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, (D) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract with any physician, health care facility, hospital, nursing facility, home health agency or other person, other than Contracts which are in compliance with all applicable Health Care Laws, and (E) neither the Company nor any of its Subsidiaries is currently debarred, suspended, or excluded from participation in any governmental health care program or any such action is pending or threatened. No product developed, manufactured, or distributed by the Company or its Subsidiaries, including any software, is regulated by the U.S. Food and Drug Administration as a drug or medical device.

(ii) Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted. All such Company Permits are, in all material respects, valid and in full force and effect. The Company has made available to Parent and Merger Sub all material Company Permits in effect as of the date hereof.

(k) Material Contracts.

(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports at least one (1) day prior to the date of this Agreement, any Benefit Plan or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (A) through (J) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B) that contains (1) any noncompete or exclusivity provisions to which the Company or any of its Subsidiaries is subject that would, after the Effective Time, materially restrict the ability of Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) to compete in any line of business or geographic area or (2) a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses;

(C) that provides for a material partnership, joint venture, collaboration or similar material arrangement (in each case, other than with respect to Subsidiaries of the Company);

(D) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $5,000,000 except for (x) any Contract solely among or between the Company and any of its Subsidiaries and (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(E) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries that is material to the Company or any of its Subsidiaries, taken as a whole;

(F) that is a Real Property Lease requiring an annual payment in excess of $500,000;

(G) that is a material Contract with any of (1) the ten (10) largest customers for the performance services business segment of the Company and its Subsidiaries, based on the aggregate revenue generated by the Company and its Subsidiaries, taken as a whole, during the fiscal year ended June 30, 2025 (“Material PS Customers”), (2) the ten (10) largest group purchasing organization members of the Company and its Subsidiaries, based on the gross administrative fees attributable to such members during the twelve months ended March 31, 2025 (“Material GPO Customers”) or (3) the ten (10) largest vendors in respect of goods and services used for the operation of the Company and its Subsidiaries, taken as a whole, based on the amounts paid to such vendors by the Company during the fiscal year ended June 30, 2025 (“Material Vendors”);

(H) that relates to any settlement of any Action pursuant to which the Company is required to pay an amount in excess of $1,000,000 after the date hereof;

(I) that relates to the acquisition or disposition of any corporation, partnership or other business organization or the assets thereof (whether by merger, sale of stock, sale of assets or otherwise) in each case with a fair market value or purchase price in excess of $5,000,000 entered into since December 31, 2022; or

(J) that licenses or otherwise provides a right to use any Intellectual Property material to the business of the Company to or from the Company (other than non-exclusive licenses of commercially available or “off-the-shelf” software, non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, or agreements in which the non-exclusive licenses to Intellectual Property granted in such agreements are merely incidental to the transactions contemplated in such agreements).

(ii) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.

(l) Real Property.

(i) Leased Real Property. Section 5.1(l)(i) of the Company Disclosure Schedule sets forth the address of each Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or is set forth in Section 5.1(l)(i) of the Company Disclosure Schedule, (1) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (2) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (3) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(ii) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(m) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(n) Privacy; Security and HIPAA Compliance; IT Systems.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the processing of any Personal Information or PHI in the custody, possession, or control of the Company and its Subsidiaries, the Company and its Subsidiaries are, and have been since June 30, 2022, in compliance with all Privacy and Security Requirements. The Company and its Subsidiaries have implemented commercially reasonable physical and logical security measures regarding the confidentiality, integrity and availability of IT Systems and the Personal Information or PHI thereon.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since June 30, 2023, (A) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced a Security Incident that has compromised the confidentiality, integrity, or availability of the IT Systems or Personal Information or PHI or other data thereon and (B) neither the Company nor any of its Subsidiaries has received any notice of any claims, actions, investigations, inquiries or alleged violations of the Privacy and Security Requirements, Security Incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or PHI thereon, nor has the Company or any of its Subsidiaries notified, nor been required by any Privacy and Security Requirements to notify, any person or entity of any violations of Privacy and Security Requirements, Security Incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or PHI thereon.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, since June 30, 2023, (a) the Company and its Subsidiaries have been in compliance with HIPAA or any other applicable Laws relating to the privacy, security and transmission of individually identifiable health information and (b) to the Knowledge of the Company, no Breach (as defined in 45 C.F.R. § 164.402) has occurred with respect to any unsecured PHI maintained by or for the Company or any of its Subsidiaries. The Company and its Subsidiaries have established and maintain plans, policies, procedures and training programs reasonably designed to ensure material compliance with HIPAA, relating to patient privacy or the security, use or disclosure of individually identifiable health information and PHI.

(iv) Since June 30, 2023, none of the Company or its Subsidiaries have received any written notice from any Governmental Authority, regarding their or any of their agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, PHI in violation of HIPAA or any other applicable Laws relating to the privacy, security and transmission of individually identifiable health information.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries; (B) to the Knowledge of the Company, since June 30, 2023, there have been no unauthorized intrusions or breaches of the IT Systems (including the security thereof), or failures of the IT Systems that have not since been remediated; and (C) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.

(o) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct and complete; and (B) have timely paid all Taxes that are required to be paid, except, in the case of clauses (A) and (B), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with U.S. GAAP;

(ii) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(iii) as of the date of this Agreement, there are not any pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

(iv) the Company has not been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(v) neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vi) the Company and each of its Subsidiaries have deducted, withheld or paid over to the appropriate Governmental Authority all Taxes required by applicable Law to be deducted, withheld or paid over, by the Company or any of its Subsidiaries in respect of any amounts payable to or by any shareholder, employee, independent contractor, lender, customer or other third party;

(vii) there are no waivers or extensions of any statute of limitations in respect of Taxes or extensions of time with respect to any Tax assessment or deficiency, in each case, in effect for the Company or any of its Subsidiaries (other than in connection with automatic or automatically granted waivers or extensions and extensions with respect to pending audits, actions or proceedings);

(viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement with any Person other than the Company or any of its Subsidiaries (other than any such agreements a principal purpose of which does not relate to Taxes);

(ix) neither the Company nor any its Subsidiaries (A) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of the state, local or non-U.S. Tax Law),(B) is a member of any Affiliated Group filing consolidated income or franchise Tax Returns (except in each case of clauses (A) and (B), for a group of which the Company or any of its Subsidiaries is or was the common parent of such Affiliated Group) or (C) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor;

(x) no deficiency for Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing), except for deficiencies which have been withdrawn, fully settled or satisfied by payment, or otherwise resolved;

(xi) within the last three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return of a particular type that the Company or its Subsidiaries is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved;

(xii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been subject to taxation in any country other than the country of its formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such non-U.S. country) or other place of business in such country; and

(xiii) within the last five (5) years, no private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and in Section 5.1(i) (to the extent specifically relating to Taxes) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

(p) Labor Matters.

(i) Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a list of each collective bargaining agreement or other Contract between the Company or any of its Subsidiaries and any labor union, works council, labor organization or similar representative or potential representative of employees (each, a “Labor Agreement”) and, as of the date of this Agreement, none are currently being negotiated. To the Knowledge of the Company, there are no, and since June 30, 2022 there have been no, labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. There are no, and since June 30, 2022 there have been no, strikes, slowdowns, work stoppages or lockouts, unfair labor practice charges, material labor grievances, material labor arbitrations, slowdowns, picketing, hand billing or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, and employment practices, including all Laws respecting equal employment opportunity, terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours (including the classification and treatment of independent contractors and exempt and non-exempt employees), shifts organization, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), labor relations, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools and other artificial intelligence, and overtime.

(iii) (A) The Company and each of its Subsidiaries have investigated all sexual or other harassment allegations made in the past three years against current or former officers, directors, or supervisory employees of the Company or any of its Subsidiaries that have been reported to the Company’s Human Resources department or through the Company’s WorkSmart Integrity Helpline, (B) with respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action and (C) no such allegation is reasonably expected to result in material liability to the Company or any of its Subsidiaries.

(q) Intellectual Property.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Company Intellectual Property is exclusively owned by the Company or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens, (B) all Company Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable, and (C) the Company or its Subsidiaries has a valid and enforceable right to all Intellectual Property used in or necessary for the conduct of the business as is presently conducted. Since June 30, 2023, (D) no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Company Intellectual Property and (E) no material Company Intellectual Property is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (A) the Company and its Subsidiaries are not infringing, misappropriating, or otherwise violating the Intellectual Property of any third Person or party to any Action alleging the same, (B) the Company and its Subsidiaries have not since June 30, 2023 infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, nor received from any third Person any written notice alleging the same and (C) since June 30, 2023, to the Knowledge of the Company, no third Person has infringed misappropriated, or otherwise violated and no third Person is infringing, violating, or otherwise violating any Company Intellectual Property. Since June 30, 2023, neither the Company nor any of its Subsidiaries have sent any third Person written notice alleging the infringement, misappropriation or other violation of any material Intellectual Property owned by the Company or any of its Subsidiaries.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and material confidential information of the Company and its Subsidiaries, (B) to the Knowledge of the Company, there has been no unauthorized disclosure thereof to any third Person, and (C) all Persons who have contributed to the creation of Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed a written agreement providing for the assignment by such Person to the Company or its Subsidiaries of all right, title, and interest in and to such Intellectual Property (other than as has vested in the Company or its Subsidiaries by operation of Law).

(iv) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries are in material compliance with the terms and conditions of all licenses for Open Source Software incorporated in Software included in the Company Intellectual Property, and (B) no Open Source Software is compiled together with, or is otherwise incorporated into, any Software in the Company Intellectual Property and distributed in a manner that would, pursuant to an Open Source Software license, require any portion of such Software to be disclosed or distributed in source code form at no charge.

(r) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and all premiums due with respect to such material insurance policies have been paid. Since June 30, 2023, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.

(s) Fairness Opinions.

(i) The Company Board has received the opinion of BofA Securities to the effect that, as of the date of such opinion and subject to the various qualifications, assumptions, limitations, and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders.

(ii) The Company Board has received the oral opinion, to be confirmed in writing by delivery of a written opinion, of Goldman Sachs & Co. LLC, the Company’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in such opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to this Agreement, is fair, from a financial point of view, to such holders of Shares. The Company shall, following the execution of this Agreement, provide a true, correct, complete and confidential copy of such opinion to Parent for informational purposes only on a non-reliance basis.

(iii) The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a copy of each opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(t) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting (as defined herein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).

(u) Brokers and Finders. Except for BofA Securities and Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

(v) Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since June 30, 2023 have been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries have not received since June 30, 2023 through the date of this Agreement any written notice, report or other information indicating that the Company or any of its Subsidiaries may be in violation of or liable under, any Environmental Laws; and (iii) neither the Company nor its Subsidiaries (or any other Person to the extent liability has been assumed or retained by the Company or its Subsidiaries) has released, disposed or arranged for disposal of, or transported, or owned any property or facility contaminated by, any Hazardous Substance, in each case so as to give rise to liability of the Company or its Subsidiaries.

(w) Related Party Transactions. Since June 30, 2024, there have not been any Contracts or transactions or series of related Contracts or transactions, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.

(x) Material Customers; Material Vendors.

(i) Except as set forth on Section 5.1(x)(i) of the Company Disclosure Schedules or as would not, individually or in the aggregate, have a Material Adverse Effect, during the past twelve (12) months prior to the date hereof, (A) the Company has not been, and is not currently, engaged in any Action with any Material PS Customer or Material GPO Customer, and (B) the Company has not received any notice from any Material PS Customer or Material GPO Customer expressly stating any intention to terminate its relationship with the Company or alleging breach of such any such Material PS Customer or Material GPO Customer’s, as applicable, underlying agreement with the Company or its Subsidiary.

(ii) Except as set forth on Section 5.1(x)(ii) of the Company Disclosure Schedules or as would not, individually or in the aggregate, have a Material Adverse Effect, during the past twelve (12) months prior to the date hereof, (A) the Company has not been, and is not currently, engaged in any Action with any Material Vendor. Except as would not, individually or in the aggregate, be material to the Company, taken as a whole, and (B) the Company has not received any written notice from any Material Vendor expressly stating any intention to terminate its relationship with the Company or alleging breach of such Material Vendor’s underlying agreement with the Company or its Subsidiary.

(y) Regulatory Matters.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) since June 30, 2022, none of the Company, or any of its Subsidiaries or any of their respective current or former officers, directors, employees, or to the Knowledge of the Company, any contractors or agents has been suspended, debarred, or excluded, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335(a) or any similar Law, (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, (iii) prohibition from participating in any procurement program of or otherwise contracting with any Governmental Authority, or (iv) assessment of penalties under any Health Care Law, (y) none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, or, to the Knowledge of the Company, contractors or agents is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, entered into with or imposed by any Governmental Authority and (z) to the Knowledge of the Company, none of the Company or any of its Subsidiaries is a defendant or a named party in any unsealed qui tam/False Claims Act litigation.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) all contracts of the Company and its Subsidiaries with group purchasing organization members and suppliers comply and since June 30, 2022 have complied with the federal Antikickback Statute safe harbors for group purchasing organizations (42 C.F.R. § 1001.0952(j)) and discounts (42 C.F.R. § 1001.0952(h)) and (y) since January 1, 2023, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any written notice from any third-party payor or customer of any allegation of a billing or coding violation, overpayment, false claim or fraud relating to the services of the Company or any of its Subsidiaries.

(z) No Other Representations or Warranties. The Company acknowledges that none of Parent, Merger Sub nor any other Person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives, except for the representations and warranties expressly set forth in Section 5.2 or any other Transaction Document, including any certificate delivered by Parent or Merger Sub in connection therewith, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by Parent and Merger Sub in Section 5.2 or any other Transaction Document, neither Parent nor any other person shall be subject to any liability to the Company or any other person resulting from Parent’s or Merger Sub’s making available to the Company or the Company’s use of such information, including any information, documents or material made available to the Company in the due diligence materials provided to the Company, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, neither Parent nor Merger Sub makes any representation or warranty to the Company with respect to any financial projection or forecast relating to Parent or any of its Subsidiaries, including Merger Sub. None of the Company or any of its respective Affiliates has relied on any representation or warranty from Parent or any of its Subsidiaries, including Merger Sub, or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Section 5.2 or any other Transaction Document, including any certificate delivered by Parent or Merger Sub in connection therewith.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a limited liability company duly formed and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to perform its obligations under this Agreement or consummate the Merger or any other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of holders of equity securities of Parent is necessary to approve this Agreement, the other Transaction Documents to which it is a party or the Merger or any other transactions contemplated hereby and thereby. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Merger and any other transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur before or immediately following the execution of this Agreement. This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the other Transaction Documents to which it is a party constitute a valid and binding agreement of the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable Regulatory Laws, (C) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (D) compliance with any applicable stock exchange rules, and (E) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to perform its obligations under this Agreement or consummate the Merger or any other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any Privacy and Security Requirement or applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub, as applicable, to perform its obligations under this Agreement or consummate the Merger or any other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub, as applicable, to perform its obligations under this Agreement or consummate the Merger or any other transactions contemplated by this Agreement.

(e) Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the executed Guaranty. The Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and the Guarantor is not in default or breach under the terms and conditions of the Guaranty and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantor under the terms and conditions of the Guaranty.

(f) Financing.

(i) As of the date of this Agreement, Parent is a party to and has accepted a fully executed commitment letter, dated the date of this Agreement (together with all exhibits and schedules thereto and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) from the Debt Financing Sources, pursuant to which such Debt Financing Sources have agreed, subject only to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing”.

(ii) As of the date of this Agreement, Parent is a party to and has accepted a fully executed commitment letter, dated as of the date hereto (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from Patient Square Equity Partners II, L.P., a Delaware limited partnership (the “Equity Investor”) pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amounts set forth therein. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing”. The Equity Financing and the Debt Financing are collectively referred to as the “Financing”.

(iii) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the (a) executed Commitment Letters and (b) fee letters, dated the date of this Agreement, which are referred to in the Debt Commitment Letter (the “Fee Letters”), subject, in the case of such Fee Letters, to redaction solely of fees, interest rates, pricing caps and other economic provisions that are customarily redacted in connection with transactions of this type (none of which such redacted provisions would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or the aggregate amount of the Financing at Closing).

(iv) Except as expressly set forth in the Commitment Letters and/or the non-redacted portions of the Fee Letters, as applicable, as of the date of this Agreement, none of Parent or its Affiliates has entered into any agreement, side letter, contracts or other arrangement relating to the Financing that would (a) impose new or additional conditions or otherwise adversely amend, modify or expand any conditions precedent to the Financing or (b) reduce the aggregate amount of the Financing. As of the date of this Agreement, and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to the Financing to be satisfied by Parent on the Closing Date under any of the Commitment Letters or that the Financing will not be available to Parent on the Closing Date, nor does Parent have Knowledge, as of the date hereof, that any Debt Financing Source or Equity Investor will not perform its obligations under the applicable Commitment Letter. The non-redacted portion of the Fee Letters and the Commitment Letters contain all conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms set forth therein.

(v) The Financing, when funded in accordance with the Commitment Letters is an amount sufficient to provide Parent and Merger Sub with cash proceeds on the Closing Date to make the Merger Consideration payment required pursuant to Section 4.1(a), pay any fees, expenses and other amounts required to be paid or reimbursed at the Closing by Parent or Merger Sub pursuant to this Agreement and to consummate the repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries in connection with the transactions described in this Agreement (such amounts, collectively, the “Financing Amounts”).

(vi) As of the date of this Agreement, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and to the Knowledge of Parent, all the other parties thereto and are in full force and effect, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition to funding by Parent under the terms of the Commitment Letters. As of the date of this Agreement, Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date as and when due. As of the date of this Agreement, the Commitment Letters have not been amended or modified in any respect or withdrawn or rescinded, and the commitments contained in the Commitment Letters have not been reduced or rescinded in any respect.

(vii) In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(g) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(h) Solvency. Parent is not entering into this Agreement or the Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming that the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Transaction Documents (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.

(i) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.

(j) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

(k) Ownership of Shares. As of the date of this Agreement, Parent and its Affiliates collectively own no Shares. Parent and its Affiliates own no other security, instrument or obligation that is or may become convertible into or exchangeable for any Shares.

(l) No Other Investments. Parent and its Affiliates do not hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities,” and “non-corporate interests” are defined under 16 C.F.R. 801) of any entity that (i) competes with the Company, (ii) sells products, or provides services, that are either an input of, or used in products or services competitive with, the Company’s products and services, (iii) procures products or services from the Company, or (iv) has entered (or is in negotiations to enter) into any agreement or otherwise to acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that competes with, sells goods or services to, or procures goods or services from, the Company.

(m) No Shareholder and Management Arrangements. As of the date hereof, except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective officers, directors or affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (including as to continuing employment), with any shareholder, director or officer of the Company relating to this Agreement, the Merger or any of the other transactions contemplated in this Agreement, or the Surviving Corporation or any of its Affiliates, businesses or operations from and after the Effective Time.

(n) No Other Representations or Warranties.

(i) Parent acknowledges that it and its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, the “Representatives”) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(ii) Parent acknowledges that none of the Company, its Subsidiaries or any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives, except for the representations and warranties expressly set forth in Section 5.1 or any other Transaction Document, including any certificate delivered by the Company in connection therewith, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company and its Subsidiaries in Section 5.1 or any other Transaction Document, none of the Company, its Subsidiaries or any other person shall be subject to any liability to Parent or any other person resulting from the Company’s, its Subsidiaries’ or its Representatives’ making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, none of the Company, its Subsidiaries or any other person makes any representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Parent, Merger Sub or any of their respective Affiliates (including the Equity Investor) has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Section 5.1 or any other Transaction Document.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except (i) as required or expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time (collectively, the “Interim Period”), the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing significant business relationships; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) Except as required or expressly contemplated by this Agreement, (v) as required by applicable Law, (w) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (x) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (y) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, during the Interim Period, the Company will not, and will cause its Subsidiaries not to:

(i) (x) amend or adopt any material change in the certificate of incorporation or bylaws of the Company or (y) amend or adopt any material change in the comparable organizational document of any of the Company’s Subsidiaries that, in the case of this clause (y), would be adverse in any material respect to Parent, the Company or such Subsidiary or prevent or materially delay or impair the consummation of the Merger;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries, except for any such transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or that does not incur, increase or accelerate any material liability to any Person;

(iii) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance of Shares pursuant to the exercise or settlement of Company Equity Awards (excluding Specified Company RSU Awards or Specified Company PSU Awards) outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof and that were made available to Parent, and (C) incurrence of any Permitted Liens;

(iv) make any loans, advances or capital contributions to any Person (other than (A) to the Company or any of its wholly owned Subsidiaries and (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards, or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms);

(vii) create, incur, assume or guarantee any Indebtedness for borrowed money, letters of credit or guarantees of the same or any other Indebtedness, except for (A) borrowings under the Company Credit Agreement, (B) letters of credit, guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (C) indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement (or replacements, renewals, extensions or refinancings thereof) and made available to Parent as of the date hereof, (D) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries and (E) any additional Indebtedness for borrowed money in an amount not to exceed $500,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with the foregoing clauses (A) through (D); provided, that Indebtedness (or guarantees thereof) incurred during the Interim Period shall be subject to Section 6.18 of this Agreement solely to the extent covered thereby and required to be discharged at Closing;

(viii) incur or commit to any capital expenditure or expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(ix) other than in the ordinary course of business, in connection with any matter to the extent such matter is permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, (B) amend in any material respect or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or (C) enter into any Contract that obligates the Company or any of its Subsidiaries to pay more than $5,000,000 per year in the aggregate to any third party;

(x) make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business), except as required by Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xi) settle or offer to settle any Action for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than any Tax claim, notice, audit, investigation, assessment or other proceeding with respect to Taxes (which shall be governed by clause (xv));

(xii) sell, lease, exclusively license, assign, convey, encumber (other than Permitted Liens) or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments (or refinancings thereof), (B) as may be required by a Governmental Authority to permit or facilitate the consummation of the Merger or any of the other transactions contemplated in this Agreement, (C) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (D) except for Intellectual Property, in the ordinary course of business or involving an amount less than $7,500,000 in the aggregate;

(xiii) except for such actions as required by Benefit Plans as in effect on the date of this Agreement: (A) increase or accelerate or commit to increase or accelerate the funding, payment or vesting of the compensation or benefits provided to any current or former Employee, director, or individual service provider of the Company or its Subsidiaries; (B) grant, pay or commit to pay, announce or enter into any cash or equity or equity-based incentive award, bonus, retention, transaction, change in control, severance or similar agreement with any current or former Employee, director or other individual service provider of the Company or its Subsidiaries; (C), establish, adopt, enter into, terminate, extend, or materially amend any Labor Agreement or material Benefit Plan (other than any action taken with respect to any Benefit Plan that is a group health or welfare plan during the annual renewal or open enrollment period in the ordinary course of business), or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries; or (D) hire, promote, engage, or terminate (other than for “cause”) any employee or individual service provider, in each case, whose annualized base compensation exceeds $225,000;

(xiv) (A) implement or announce any reductions in force, plant closings or other similar actions that would reasonably be expected to trigger notice obligations under the WARN Act; or (B) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or its Subsidiaries;

(xv) other than in the ordinary course of business or as is consistent with past practice, (A) make or change any material Tax election, (B) change an annual Tax accounting period, (C) change any material Tax accounting method, (D) settle any material Tax claim, audit or proceeding for an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, (E) file any material amendment with respect to any material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company and its Subsidiaries), (F) enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any material Tax liability of the Company and its Subsidiaries, (G) surrender any right to claim a material Tax refund, or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (other than any (I) automatic or automatically granted extension of the due date of a Tax Return or (II) requested extension with respect to pending audits, actions or proceedings);

(xvi) acquire any capital stock in, or any business line or all or a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of $500,000, individually or $1,000,000 in the aggregate, including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of assets or inventory in the ordinary course of business;

(xvii) accelerate or increase the amount payable or owed to any existing vendor, supplier, member or other third-party service provider or payee of the Company during any 12-month period in excess of $5,000,000 above the amount paid to such vendor, supplier, member or other third-party service provider or payee of the Company during the 12-month period immediately preceding the date hereof;

(xviii) make any material change or modification to the Company’s credit, collection or payment policies, procedures or practices, including making any material changes with regard to the acceleration of the collection of accounts receivable or other amounts receivable outside the ordinary course of business, in each case except as required by U.S. GAAP or applicable Law or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xix) other than in the ordinary course of business, voluntarily terminate, voluntarily cancel or make any material changes to the structure, limits or terms and conditions of any insurance policies of the Company or its Subsidiaries; or

(xx) agree, authorize, enter into any agreement or commit to take any of the foregoing.

(c) Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, after the date of this Agreement and prior to the Effective Time, none of Parent or Merger Sub shall take or permit any of their respective Subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or the satisfaction of any of the closing conditions thereto.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e) From the date of this Agreement until the Effective Time, none of Parent or Merger Sub or any of their respective Affiliates shall (i) knowingly take any action that would prevent, materially delay or materially impede the consummation of the Equity Financing or the Debt Financing; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger; or (iii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or Merger Sub to otherwise perform their respective covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger.

6.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. Subject to the terms of this Section 6.2, the Company agrees that, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its and their respective other Representatives to (i) cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(a), (ii) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives, (iii) promptly (and, in any event, within twenty-four (24) hours) terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access) and (iv) to the extent not previously requested, promptly (and in any event, within forty-eight (48) hours), request that all Persons or Groups and their respective Representatives promptly return to the Company or destroy any non-public information concerning the Company and its Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company in the context of a possible Acquisition Proposal. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii) approve, endorse or recommend any Acquisition Proposal;

(iv) enter into any Contract or understanding relating to an Acquisition Proposal or that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Merger; or

(v) resolve or agree to do any of the foregoing.

(b) Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(f), prior to the receipt of the Company Stockholder Approval, in response to a written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2 (other than any such breach that is immaterial and unintentional), the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall promptly make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (or a committee thereof) determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board (or a committee thereof) to make an informed determination under this Section 6.2.

(c) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2, neither the Company Board nor any committee thereof shall:

(i) withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to recommend against acceptance of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change in any material respect and such change is publicly announced or disclosed)); or

(v) except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (iv), a “Change of Recommendation”).

(d) Superior Proposal Termination; Changes of Recommendation.

(i) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal, that did not arise from a breach of the obligations set forth in this Section 6.2 (other than any such breach that is immaterial and unintentional), the Company Board (or a committee thereof) may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal and copies of any written proposals or documents delivered to the Company or its Representatives or delivered by the Company or its Representatives), and that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company shall (and cause its officers and employees and direct its financial advisors and outside legal counsel to) be reasonably available to participate in good faith negotiations with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Equity Commitment Letter such that the Acquisition Proposal would cease to constitute a Superior Proposal, and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h) the Company Board (or a committee thereof) determines (taking into account any adjustment to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(d)(i) shall be reduced to two (2) Business Days; and

(ii) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event (as defined herein) that occurs or arises after the date of this Agreement, the Company Board (or a committee thereof) may effect a Change of Recommendation if, prior to taking such action, (A) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in reasonable detail) and that the Company intends to effect a Change of Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute a Change of Recommendation), (C) after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its directors, officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty as would permit the Company Board (or a committee thereof) not to effect a Change of Recommendation in response thereto; and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (or a committee thereof) takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(d)(i) shall be reduced to three (3) Business Days. “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition) or (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(e) Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that nothing in this Section 6.2(e) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(d);

(f) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the Person or Group making such proposal, indication of interest or offer and, if applicable, copies of any written request, indication of interest, proposal, or offer, including proposed agreements and any other documents or written communications, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request) and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of (i) the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto), (ii) the status of any such discussions or negotiations related thereto and (iii) copies of any written documents delivered to the Company or its Representatives or delivered by the Company or its Representatives in connection with such Acquisition Proposal, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal.

(g) Breach. The Company agrees that any breach of this Section 6.2 by any director or officer of the Company will be deemed to be a breach of this Section 6.2 by the Company.

6.3. Proxy Statement Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than twenty-five (25) Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).

(b) The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement. Parent shall provide the Company, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the stockholders of the Company as promptly as possible after the earlier of (i) the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or (ii) ten (10) calendar days after the initial filing of the Proxy Statement with the SEC if the SEC staff has not informed the Company that it will or will not be reviewing the Proxy Statement (such date, the “Proxy Date”).

(c) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d) The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or their counsel.

(e) As soon as practicable after the filing of the Proxy Statement (and thereafter, upon the reasonable request of Parent), the Company shall use reasonable best efforts to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act.

6.4. Company Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the Proxy Date, to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not change the date of, postpone or adjourn such meeting without the prior written consent of Parent, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company may adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case, in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, the Company many not adjourn, recess or postpone a meeting more than two (2) times or for more than ten (10) Business Days. In the case of any such adjournment or postponement pursuant to this Section 6.4, the Company shall consult with Parent prior to making such adjournment or postponement. Subject to Section 6.2(d), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to solicit proxies and obtain the Company Stockholder Approval.

(b) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent or Merger Sub or with respect to which any of them has the power to cause to be voted (or to provide a consent), in accordance with the Company Board’s recommendation, from time to time, with respect to all matters related to this Agreement, including the Merger and any other transactions contemplated hereby, at the Company Stockholders Meeting or any other meeting of stockholders of the Company, at which such matters shall be submitted for consideration and at all adjournments, recesses or postponements thereof.

6.5. Efforts; Cooperation; Antitrust Matters.

(a) Subject to the terms of this Agreement, each of the Company, Parent, and Merger Sub shall, and shall cause its and their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or Orders advisable or required to be obtained by Parent or the Company or any of their respective Affiliates, including under the Regulatory Laws; (iii) avoiding or defending against, as applicable, any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement under any Regulatory Laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed; (iv) as promptly as reasonably practicable, and in any event within twenty (20) Business Days after the date of this Agreement, making or causing to be made all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and thereafter responding as promptly as reasonably practicable with any additional information and documentary material that may be requested pursuant to any Law; and (v) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 6.5, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of clearances from any third party and/or any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. Each Party will not, without the prior written consent of the other Party, extend or offer or agree to extend any waiting period under any Regulatory Laws, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Regulatory Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Regulatory Law or which would otherwise prohibit or materially impair or delay in connection with any Regulatory Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Affiliates to) use their respective reasonable best efforts to resolve any such objections.

(e) In furtherance, and not in limitation, of the foregoing, Parent shall (and if, and only if, requested by Parent, the Company shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company or their respective Representatives and its Subsidiaries (each, a “Remedy Action”); provided, that Parent and its Affiliates shall not be required to take any Remedy Action with respect to any businesses, assets, or properties of (x) Parent’s Affiliates, other than Parent, the Company or their respective Subsidiaries or (y) any “portfolio company” (as such term is customarily defined in the private equity industry) affiliated with Patient Square Capital, LP (a “Portfolio Company”), other than Parent, the Company or their respective Subsidiaries following the Closing and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of their respective Subsidiaries freedom of action; provided, however, that nothing in this Agreement shall require either Party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to such Party only from and after the Effective Time in the event that the Closing occurs. For the avoidance of doubt, for purposes of this Section 6.5(e), the term Affiliate shall not include any Portfolio Company, other than Parent, the Company or their respective Subsidiaries following the Closing.

(f) Parent and Merger Sub shall not acquire, or agree to acquire, any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or enter into any Contract, that would reasonably be expected to (i) adversely affect or delay obtaining or making, or increase the risk of not obtaining, any consent of any Governmental Authority or the receipt thereof in a manner that would or would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or cause any of the conditions set forth in Section 7.1(b) or Section 7.1(c) to not be satisfied or (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby which would prevent the satisfaction of the condition set forth in Section 7.1(c).

(g) Parent shall cause its Affiliates to comply with the obligations set forth in this Section 6.5 as if such Affiliates were Parent, as applicable, and any failure by any of their respective Affiliates to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent, as applicable.

(h) For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate foreign investments.

6.6. Information; Access and Reports.

(a) During the Interim Period, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b) Subject to applicable Law, during the Interim Period, the Company shall afford to Parent and to its Representatives reasonable access solely for purposes of furthering the consummation of the Merger and the transaction contemplated hereby (including the Financing), upon reasonable prior written notice, during normal business hours to its and its Subsidiaries’ properties, offices, facilities, contracts, books and records. Notwithstanding the foregoing, (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that would reasonably be expected to give rise to the waiver of any attorney-client privilege or other privilege or trade secret protection or the work product doctrine (provided that the Company shall use commercially reasonable efforts to make any such information available in such a way that would not reasonably be expected to jeopardize the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), (B) any information that in the good faith reasonable determination of the Company would violate any applicable Law, (C) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, (D) subject to, and without limiting, the requirements of Section 6.2, any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) subject to, and without limiting, the requirements of Section 6.2, any information related to a Change of Recommendation or the actions of the Company Board (or any committee thereof) with respect thereto; provided, that the Company shall provide Parent with a general description of the type of information not disclosed and use commercially reasonable efforts to implement alternative disclosure arrangements for Parent to evaluate such information without resulting in a violation of the foregoing clauses (A) through (E), (ii) any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access pursuant to this Section 6.6 will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other invasive environmental sampling or analysis without the Company’s consent. Nothing in this Section 6.6 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.

The last two sentences of Section 6.5(b) shall apply to any access afforded under this Section 6.6, mutatis mutandis. The Non-Disclosure Agreement, dated as of April 22, 2025 (the “Confidentiality Agreement”), by and between the Company and an affiliate of Parent, shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder. Subject to Section 6.14(e), the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, any other Transaction Document, the Merger or any other transactions contemplated by this Agreement or any other Transaction Document without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (c) any disclosure of information concerning this Agreement or any other Transaction Document in connection with any dispute between the Parties regarding this Agreement, or (d) internal announcements to employees that are not made public (provided, that, with respect to clause (d), the Company shall reasonably consult with Parent with respect thereto). Notwithstanding the foregoing, (i) each of the Company and Parent may make announcements to their respective employees, financing sources, affiliates, suppliers and customers that are not inconsistent in any material respect with the party’s public disclosures regarding this Agreement and the transactions contemplated hereby, including the Merger and (ii) the disclosure of this Agreement, the transactions contemplated hereby and general information with respect thereto, including the Merger, by each of Parent, Patient Square Capital, L.P. and their respective Affiliates in the ordinary course communications consistent with past practice to their investors, prospective investors, prospective lenders, owners, or advisors who need to know or for other fundraising, marketing, informational or reporting activities, in each case, who are subject to customary confidentiality obligations and applicable Law with respect to such communications, shall not be considered a public disclosure in violation of this Section 6.8. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Authority made pursuant to Section 6.5 shall be governed by Section 6.5 and not this Section 6.8.

6.9. Employee Benefits.

(a) Parent agrees that each Employee who continues to be employed with the Company or its Subsidiaries (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or, if sooner, the date of termination of such Continuing Employee), be provided with (i) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time, (ii) annual target cash bonus opportunities that are no less favorable than the annual target cash bonus opportunities as in effect for such Continuing Employee immediately prior to the Effective Time and (iii) other employee benefits (excluding, in each case, nonqualified deferred compensation, defined benefit pension plans, retiree or post-employment health or welfare benefits, retention, change in control compensation, long-term bonus or incentive, or equity or equity-based plans or arrangements (the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time under the Benefit Plans set forth on Section 5.1(i)(i) of the Company Disclosure Schedule.

(b) Parent shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents to the same extent such limitation or waiting periods were satisfied under the applicable Benefit Plan, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates in the plan year in which the Closing occurs and (iii) any of its (or its Affiliates’) employee benefit plans other than Excluded Benefits in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting and, with respect to paid time off and severance only, benefit accrual thereunder (excluding benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent and for the same purpose such service was credited under an analogous Benefit Plan.

(c) Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms, including with respect to modification, amendment and termination.

(d) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, any other Transaction Document, the Merger and any other transactions contemplated by this Agreement or any other Transaction Document, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be borne by Parent.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, partner, trustee, employee, representative or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise (including any trade associations) (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation, no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one (1) or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail”

insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding three hundred percent (300%) of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.

(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers at least fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that, in the case of clause (ii), the transferee of such assets shall assume only its pro rata portion of the indemnification and payment obligations set forth in this Section 6.11 (in accordance with the proportion of the properties and assets of Parent or the Surviving Corporation acquired by such transferee), and Parent and the Surviving Corporation shall remain liable and responsible for any portion of such indemnification and payment obligations not assumed by such transferee.

6.12. Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation or claims against the Company or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to this Agreement, the Merger and any other transaction contemplated by this Agreement, and the Company shall give reasonable consideration to any comments proposed by Parent and (b) the opportunity to otherwise participate in (but not to control) the defense and/or settlement of any such litigation (in each case at Parent’s expense) and shall consider Parent’s advice with respect to such litigation. Notwithstanding the foregoing, the Company shall in any event control such defense, settlement and/or prosecution and the disclosure of information in connection therewith shall be subject to the provisions of Section 6.6, including regarding attorney-client privilege or other applicable legal privilege; provided, however, that the Company shall not enter into or agree to any settlement with respect to such stockholder litigation without Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.13. Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and subject only to the conditions described in the Commitment Letters as promptly as possible but in any event prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including (i) maintaining in effect the Commitment Letters until the Closing or earlier funding of the Financing contemplated thereby, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter or on other terms in the aggregate not materially less favorable to Parent, and without any Prohibited Modification, (iii) satisfying on a timely basis all conditions that are applicable to Parent obtaining the Financing in the Commitment Letters and the Definitive Agreements and comply with their obligations thereunder, in each case, that are within Parent’s control and (iv) by using reasonable best efforts to enforce its rights under the Debt Commitment Letter.

(b) Parent shall not, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Commitment Letters if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate amount of the Equity Financing or reduces the Debt Financing unless, in such case, there is a corresponding increase in any equity commitment under the Equity Commitment Letter, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement or (D) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”) or (ii) terminate or cause the termination of the Commitment Letters. Notwithstanding the foregoing, any amendment, supplement, amendment and restatement, or modification to add any additional agents or other financial institutions thereto as provided for therein shall be permitted and shall not require written consent of the Company or any other Person so long as such additional agents or other financial institutions are financial institutions whose creditworthiness, in Parent’s sole determination, is commensurate with the creditworthiness of the Commitment Parties (as defined in the Debt Commitment Letter as of the date hereof) that are party to the Debt Commitment Letter as of the date hereof. Other than with respect to amendments to the Debt Commitment Letter which solely add arrangers and lenders and make related conforming modifications in respect thereof, Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver in respect of the Debt Commitment Letter.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall use its reasonable best efforts to (i) notify the Company of the unavailability and (ii) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing and cash on hand to fund the Financing Amounts on the Closing Date; provided that in no event shall Parent be required to (i) agree to Alternative Financing on terms and conditions, taken as a whole, materially less favorable to Parent than the terms and conditions set forth in the Debt Commitment Letter in effect on the date hereof, (ii) seek equity financing (other than the Equity Financing on the terms and subject to the conditions in the Equity Commitment Letter) or (iii) pay or incur materially more (taken as a whole) fees, original issue discounts or pricing relative to the pricing or fee terms of the Debt Commitment Letter and the Fee Letter, each as in effect on the date hereof. To the extent Parent obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 6.13, references to the “Financing”, “Debt Financing Sources”, “Debt Financing Parties”, “Debt Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, terminated, modified or waived.

(d) Parent shall, as promptly as practicable after obtaining knowledge thereof, provide the Company with notice of any actual or threatened material breach, default, cancellation, termination or repudiation by any party to the Commitment Letters and a copy of any written notice or other written communication from any Debt Financing Source or Equity Investor with respect to any such actual or threatened material breach, default, cancellation, termination or repudiation. Upon request by the Company, Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing, including any Alternative Financing.

(e) The foregoing notwithstanding, compliance by Parent with this Section 6.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available.

6.14. Financing Cooperation.

(a) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries and each of their respective Representatives to, furnish to Parent at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date. Prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries and each of their respective Representatives to use reasonable best efforts to provide, customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates), including using reasonable best efforts to:

(i) participate (and cause management of the Company, with appropriate seniority and expertise, to participate) in a reasonable number of meetings (including meetings with existing or prospective Debt Financing Sources), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(ii) to the extent required by the Debt Financing, facilitate the pledging of, granting security interest in and obtaining perfection of security interests in, collateral, effective no earlier than the Closing;

(iii) furnish to Parent historical financial statements and other information regarding the Company customarily required in connection with the execution of financings of a type similar to the Debt Financing and reasonably requested by Parent in connection with the Financing;

(iv) facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain their respective positions as of and following the Closing;

(v) provide reasonable and customary assistance with the preparation of customary marketing materials, including any bank information memoranda, confidential information memoranda, marketing materials, lender presentations and similar documents reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing;

(vi) take action and deliver notices of prepayment or termination (within the time periods required by the Company Credit Agreement) (which notices may be conditioned on the occurrence of the Closing) to the extent such action and notices are required under the Company Credit Agreement, in addition to action required by Section 6.18;

(vii) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable; and

(viii) assist in the preparation of, and in the execution and delivery of, the Definitive Agreements (including one or more credit agreements, security agreements, mortgages and/or guarantees and the schedules and exhibits thereto) in connection with the Debt Financing and other customary certificates or documents and back-up certificate for legal opinions in connection with the Debt Financing as may reasonably be requested by Parent as required in connection with the Debt Financing, in each case, subject to the occurrence of, the Closing.

(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.14 that could: (i) require the Company or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement with respect to the Debt Financing that is not contingent upon the Closing, other than any prepayment and termination notices required to be delivered pursuant to the Company Credit Agreement (provided that the Company will, to the extent otherwise required hereby, use reasonable best efforts to cause the persons who will continue as a director, manager or officer of any of the Company or its Subsidiaries following the consummation of the transactions contemplated hereby to pass resolutions and to execute documents in their capacities as such officers, directors or managers, in each case, which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of Closing), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries, or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determine would jeopardize any attorney-client privilege, (viii) require the delivery of any opinion of counsel, (ix) require the Company or any of its Affiliates to provide projections, pro forma financial statements or pro forma adjustments related to the Debt Financing (provided, that this clause (ix) shall not relieve the Company from any obligation hereunder to provide Parent with information necessary to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma financial statements as required in connection with the Debt Financing as is customarily required in connection with financings of a type similar to the Debt Financing), (x) require the Company or any of its Affiliates to, prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of the Company’s financial reporting practice or (xi) require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on written request by the Company, reimburse the Company or any of its Affiliates for all reasonable, documented and invoiced out-of-pocket costs incurred by them or their respective Representatives in connection with fulfilling their obligations pursuant to this Section 6.14 and Section 6.19 (limited to a reasonable, documented and invoiced out-of-pocket attorneys’ fees of single outside counsel); provided, that the Company, and not Parent, shall be responsible for (i) fees, costs and expenses incurred in connection with the preparation of historical financial statements that are or would be prepared in the ordinary course of business regardless of the Debt Financing and (ii) any ordinary course amounts payable to existing employees of the Company and its Subsidiaries and their respective Representatives with respect to services provided prior to Closing. Parent shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the fulfilling their obligations pursuant to this Section 6.14 and Section 6.19, except in the event such losses arose out of or resulted from fraud, or willful breach of this Agreement by the Company or any of its Subsidiaries, any of their Affiliates or any

Representatives of any of the foregoing, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 6.14 represent the sole obligation of the Company and its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s or its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 6.14 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless such breach is a willful breach and is the cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.

(e) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent shall be permitted to disclose (i) information as consistent with customary practices in connection with the Debt Financing and (ii) information to any other financial institutions and investors with respect to any equity financing in connection with the Merger and the transactions contemplated hereby (and, in each case, to their respective counsel) so long as such Persons (x) agree to be bound by confidentiality provisions substantially similar to those in the Confidentiality Agreement as if parties thereto, or (y) are subject to other confidentiality undertakings reasonably satisfactory to the Company.

6.15. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.16. Obligations of Parent.

(a) Parent shall cause the Guarantor, Merger Sub and each of their other respective Affiliates, and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement and the Transaction Documents, as applicable, and any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent. Parent shall be jointly and severally liable with the Guarantor and each of their other respective Affiliates for the due and timely performance, satisfaction and discharge of each of said covenants, obligations and liabilities.

(b) Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.

(c) Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

6.17. FIRPTA. On or prior to the Closing Date, if legally able to do so, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c), dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

6.18. Satisfaction of Existing Company Indebtedness. At least one (1) Business Day prior to the Closing Date (drafts of which shall have been delivered by the Company to Parent no later than two (2) Business Days prior to the Closing Date), the Company shall have delivered to Parent a payoff letter, in form and substance reasonably satisfactory to Parent, duly executed by the administrative agent under the Company Credit Agreement providing for the pay off, discharge and termination of all obligations outstanding pursuant to the Company Credit Agreement as of the Closing Date (other than contingent obligations as to which no claim has been asserted and other obligations that expressly survive termination of the Company Credit Agreement) (the “Payoff Amount”), the release and termination of all guarantees with respect thereto and, to the extent applicable, release of all security interests and Liens with respect thereto, in each case, subject to receipt from Parent of cash proceeds from the Financing in an amount sufficient to pay in full the Payoff Amount. Notwithstanding anything herein to the contrary, in no event shall this Section 6.18 require the Company or any of its Subsidiaries to cause the payoff or any other prepayment to be effective unless and until the Effective Time has occurred; it being understood and agreed that any prepayment notice required under the Company Credit Agreement may be delivered prior to the Effective Time.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Clearance. The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, in each case, relating to the Merger, shall have expired, been terminated or waived.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order that is in effect that enjoins or otherwise prohibits consummation of the Merger.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Certain Changes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in the first three sentences of Section 5.1(b)(i) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date (other than as to any inaccuracies that would not, individually or in the aggregate, increase the Merger Consideration payable in the Merger $7,500,000 or more), (iii) the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than (x) the first three (3) sentences of Section 5.1(b)(i) and (y) Section 5.1(b)(vi)), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes) and Section 5.1(u) (Brokers and Finders) that (1) are not qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (2) are qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article IV.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before March 21, 2026 (as such date may be extended or amended pursuant to this Section 8.1(b), the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if on the Outside Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date;

(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded);

(d) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable;

(e) by Parent, if there has been a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) forty-five (45) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);

(f) by the Company, if there has been a breach or inaccuracy of, or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) forty-five (45) days after the giving of notice thereof to the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(g) by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred;

(h) by the Company, prior to the time the Company Stockholder Approval is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(d); provided that prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent; or

(i) by the Company, at any time prior to the Effective Time, if (i) (A) the Company has confirmed that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) and (B) the Company stands ready, willing and able to take such actions required by it by this Agreement to cause the Closing to occur, and (ii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days after the date on which the Closing is otherwise required to occur pursuant to Section 1.2.

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(g), in the event of termination of this Agreement and the abandonment of the Merger and any other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or willful breach of its obligations set forth in this Agreement and (y) the provisions set forth in Section 6.10, the last sentence of Section 6.14(b), this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

(b) Subject to Section 8.2(e), in the event that this Agreement is terminated:

(i)

(A) by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approval Not Obtained);

(B) an Acquisition Proposal shall have been made publicly or announced by the Company or the Company Board which Acquisition Proposal has not been publicly withdrawn at least three (3) days prior to the Company Stockholders Meeting; and

(C) within twelve (12) months of such termination, the Company shall have (1) entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated- or (2) consummated a transaction that constitutes an Acquisition Proposal; provided that, for purposes of this Section 8.2(b), the references to “twenty percent (20%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”;

(ii) by Parent pursuant to Section 8.1(g) (Change of Recommendation); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after the entry into an Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement or the consummation of a transaction that constitutes an Acquisition Proposal and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $66,215,100 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) Subject to Section 8.2(f), if this Agreement is terminated by the Company pursuant to Section 8.1(f) or Section 8.1(i) (or by Parent pursuant to Section 8.1(b) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(f) or Section 8.1(i) within four (4) Business Days of such termination by Parent pursuant to Section 8.1(b)), then, within two (2) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $168,550,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or Company any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, (any such amount due, a “Termination Payment”), and, to obtain such payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment, the owing Party shall pay to the owed Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed Party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof; provided that if such suit does not result in a judgment against the owing Party, the owed Party shall pay to the owing Party its costs and expenses (including attorneys’ fees) in connection with such suit. In no event shall a Party be required to pay a Termination Payment on more than one occasion. Notwithstanding the foregoing, any costs and expenses payable by a Party pursuant to this Section 8.2(d) shall not exceed $5,000,000 in the aggregate.

(e) Notwithstanding anything to the contrary herein (but subject to Section 8.2(a) and the remainder of this Section 8.2(e)), (i) Parent’s right to receive payment of the Company Termination Fee in circumstances in which it is payable pursuant to Section 8.2(b) following a termination of this Agreement (and any interest and other amounts payable pursuant to Section 8.2(d)), (ii) following termination of this Agreement by either party in a circumstance in which the Company Termination Fee is not payable pursuant to Section 8.2(b), Parent’s right to monetary damages from the Company in the event of the Company’s willful breach of this Agreement (and provided that, in no event, shall the Company be subject to monetary damages for willful breach in an amount in excess of the Damage Cap (the “Company Damage Cap”)), (iii) Parent’s right in connection with claims against the Company in accordance with the terms of the Confidentiality Agreement and (iv) Parent’s right to specific performance of this Agreement against the Company prior to the termination of this Agreement in accordance with its terms pursuant to Section 9.5(b), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub or the other Parent Related Parties against the Company and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, any other Transaction Document, the transactions contemplated hereby and thereby (including any breach by the Company), the termination of this Agreement or any other Transaction Document, the failure of the transactions contemplated hereby and thereby to be consummated or any breach of this Agreement or any other Transaction Document by the Company (whether willfully, intentionally, unintentionally or otherwise), and except as specifically provided above in this Section 8.2(e), none of the Company Related Parties shall have any liability or obligation to Parent, any of its Affiliates or the other Parent Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure. Notwithstanding anything to the contrary herein, in no event will Parent be entitled to (A) payment of monetary damages (including in connection with a willful breach) in amounts in excess of the amount of the Company Damage Cap payment of both (x) monetary damages (including in connection with a willful breach) and (y) the Company Termination Fee and any interest and other amounts payable pursuant to Section 8.2(d), or (B) both (x) payment of any monetary damages (including in connection with a willful breach) or the Company Termination Fee and any interest and other amounts payable pursuant to Section 8.2(d) and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing. Each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit Parent’s right to seek monetary damages from the Company up to the Company Damage Cap in the event of the Company’s willful breach of this Agreement in circumstances in which the Parent Termination Fee is not payable and (ii) the election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent from concurrently seeking, or seeking in the alternative, to terminate this Agreement and collect the Company Termination Fee or monetary damages (including in connection with a willful breach) up to the Company Damage Cap.

(f) Notwithstanding anything to the contrary herein (but subject to Section 8.2(a) and the remainder of this Section 8.2(f)), the Company’s rights (i) to receive payment of the Parent Termination Fee in circumstances in which it is payable pursuant to Section 8.2(c) following termination of this Agreement (and any interest and other amounts payable pursuant to Section 8.2(d) and indemnification and expense reimbursement payable pursuant to the last sentence of Section 6.14(b)), (ii) following the termination of this Agreement by either party in a circumstance in which the Parent Termination Fee is not payable pursuant to Section 8.2(c), to monetary damages from Parent (but not any of the Debt Financing Sources or their respective Representatives) in the event of Parent’s or Merger Sub’s willful breach of this Agreement (and provided that, in no event shall Parent or Merger Sub, in the aggregate, be subject to monetary damages for willful breach in an amount in excess of the sum of the Parent Termination Fee, any interest and other amounts payable pursuant to Section 8.2(d) and indemnification and expense reimbursement payable pursuant to the last sentence of Section 6.14(b) (the “Damage Cap”)), (iii) in connection with claims against the parties to the Confidentiality Agreement and the Guaranty in accordance with the terms thereof and (iv) to specific performance of this Agreement (and the Equity Commitment Letters and the Guaranty) against Parent, Merger Sub and the Equity Investor in accordance with the terms pursuant hereto and thereto shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the other Company Related Parties against Parent, Merger Sub, the Equity Investor, the Debt Financing Sources and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Parent Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, any other Transaction Document, the Guaranty, the Commitment Letters, the transactions contemplated hereby and thereby (including any breach by

Parent or Merger Sub), the termination of this Agreement or any other Transaction Document, the failure of the transactions contemplated hereby and thereby to be consummated or any breach of this Agreement or any other Transaction Document by Parent or Merger Sub (whether willfully, intentionally, unintentionally or otherwise), and except as specifically provided above in this Section 8.2(f), none of the Parent Related Parties shall have any liability or obligation to the Company, its Affiliates or the other Company Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure. Notwithstanding anything to the contrary herein, in no event will the Company be entitled to (A) payment of monetary damages (including in connection with a willful breach) in amounts in excess of the amount of the Damage Cap, (B) payment of both (x) monetary damages (including in connection with a willful breach) and (y) the Parent Termination Fee and any interest and other amounts payable pursuant to Section 8.2(d), or (C) both (x) payment of any monetary damages (including in connection with a willful breach) or the Parent Termination Fee and any interest and other amounts payable pursuant to Section 8.2(f) and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing. Each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right to seek monetary damages from Parent or Merger Sub up to the Damage Cap in the event of Parent’s or Merger Sub’s willful breach of this Agreement in circumstances in which the Parent Termination Fee is not payable and (ii) the election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from concurrently seeking, or seeking in the alternative, to terminate this Agreement and collect the Parent Termination Fee or monetary damages (including in connection with a willful breach) up to the Damage Cap.

(g) Each of the Parties acknowledges and agrees that (i) the Termination Payments are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Payment is due and payable and which do not involve fraud or willful breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10(a) (Expenses), Section 8.2 (Effect of Termination and Abandonment) and the Guaranty shall survive the termination of this Agreement in accordance with its terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval.

9.3. Waiver. The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations set forth therein and in this Section 9.5(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this

Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 9.5(c), the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing on the terms set forth herein.

(c) Notwithstanding Section 9.5(b), it is explicitly agreed that the Company shall be entitled to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing, including to cause Parent and Merger Sub to exercise their rights under the Equity Commitment Letter, to cause the Equity Financing to be funded and to consummate the Merger, if, and only in the event that:

(i) All the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing if the Closing Date were the date of such specific performance);

(ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing;

(iii) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance were granted, and (B) if the Financing is funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions that are required of the Company by this Agreement to cause the Closing to occur; and

(iv) Parent and Merger Sub have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.2.

For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source.

9.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that, electronic mail received after 5:00 p.m. (New York City time) shall be deemed received on the next day) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub:

Premium Parent, LLC or Premium Merger Sub, Inc.
c/o Patient Square Capital
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention:	Neel Varshney
Kelsey Hilbrich
Adam Fliss
Email:	neel@patientsquarecapital.com
khilbrich@patientsquarecapital.com
adam@patientsquarecapital.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Daniel Wolf, P.C.
Maggie D. Flores, P.C.
Zach Miller
Ned Schultheis
Email:	maggie.flores@kirkland.com
daniel.wolf@kirkland.com
zach.miller@kirkland.com
ned.schultheis@kirkland.com

If to the Company:

Premier, Inc.
13520 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention:	General Counsel
Email:	David_Klatsky@PremierInc.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Daniel A. Neff
Mark Gordon
Meng Lu
Email:	DANeff@wlrk.com
MGordon@wlrk.com
MLu@wlrk.com

Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the other Transaction Documents and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Guaranty, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

9.8. No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards; Company ESPP) and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance). The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex A.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to Article, Schedule, Section or Exhibit, such reference shall be to Article, Schedule, Section of or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub shall only include documents filed or furnished by the Company (i) with the SEC and that are publicly available at least one (1) day prior to the date hereof or (ii) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent can access). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.13. Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that (1) Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their respective Affiliates or to any Debt Financing Source for purposes of creating a security interest herein as collateral in respect of the Debt Financing, and (2) prior to such time as the Company Stockholder Approval shall have been obtained, Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement is void.

9.14. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (d) agrees that service of process upon it in any such action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 9.14) and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence

(and if commenced, agrees to dismiss or otherwise terminate) any legal action against any Debt Financing Party with respect to the foregoing, and (g) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 8.2(f), Section 9.5(c), Section 9.13 and this Section 9.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of Section 8.2(f), Section 9.5(c), Section 9.13 or this Section 9.14) may not be amended in a manner adverse to the Debt Financing Parties without the written consent of the Debt Financing Parties. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Party’s obligations to Parent under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

9.15. Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 9.5, this Agreement may only be enforced against the entities that are expressly named as parties hereto (and the Guarantor in accordance with the Guaranty and any other Person named a party to any other agreement entered into in connection with the Merger) with respect to this Agreement, the Commitment Letters or the Guaranty or the transactions contemplated hereby and thereby. Except to the extent a named party to this Agreement (and the Guarantor in accordance with the Guaranty and any other Person named a party to any other agreement entered into in connection with the Merger) (and then only to the extent of the specific obligations undertaken by such named party herein or therein, and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any Action based on, arising out of, or related to this Agreement or the Merger; provided, however, that, notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Person’s obligations to Parent and, following the consummation of the Closing, the Company and its Subsidiaries, under the Commitment Letters.

9.16. Legal Representation. Parent, Merger Sub and the Company hereby agree that, (a) in the event that a dispute arises after the Closing between Parent, and the Surviving Corporation or any of their Affiliates, on the one hand, and any of the shareholders, officers, employees or directors of the Company or any of its Affiliates (the “Company Parties”), on the other hand, Wachtell, Lipton, Rosen & Katz (“Wachtell”) and/or Cravath, Swaine & Moore LLP (“Cravath”) may represent the Company Parties in such dispute even though the interests of the Company Parties may be directly adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates and (b) all privileged communications prior to the Closing between the Company’s shareholders, the Company or any of their respective Affiliates, directors, managers, officers, employees or Representatives, on the one hand, and Wachtell and/or Cravath, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, or otherwise relating to the foregoing or any potential sale of the Company, shall be deemed to be privileged and confidential communications of the Company Parties and the control of the confidentiality and privilege applicable thereto shall be retained by the Company Parties and all other communications prior to the Closing between such Persons, any third parties and Wachtell and/or Cravath shall be deemed to be the confidential communications of the Company Parties. Notwithstanding the foregoing, in the event that a dispute arises among Parent, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a Person other than a party to this Agreement or any other Transaction Documents or its Affiliates, on the other hand, after the Closing, Parent, the Surviving Corporation and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third party of such privileged communications.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PREMIUM PARENT, LLC

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Authorized Signatory

PREMIUM MERGER SUB, INC.

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: President

PREMIER, INC.

By:	/s/ Michael J. Alkire
Name: Michael J. Alkire
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, with customary provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement.

“Acquisition Proposal” means any bona fide proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership (other than in the ordinary course of business), consolidation, dissolution, liquidation, amalgamation, tender offer, license (other than in the ordinary course of business), recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty percent (20%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) merger, joint venture, partnership (other than in the ordinary course of business), consolidation, dissolution, liquidation, amalgamation, tender offer, recapitalization, reorganization, share exchange, business combination, issuance of securities or similar transaction, which, if consummated, would result in, any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries; or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.

“Action” means any civil, criminal, regulatory, or administrative action, cause of action, charge, claim, demand, litigation, suit, investigation, or audit before a Governmental Authority or tribunal, arbitration or other similar proceeding, whether in equity or at law, in contract, or in tort.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of Parent or Merger Sub shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent or Merger Sub, in each case, for any purpose hereunder and (y) the Guarantor, the Equity Investor and their respective controlled Affiliates shall be deemed to be Affiliates of Parent and Merger Sub.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax Law).

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York or the County of San Francisco, California, as applicable, are required or authorized to close.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 12, 2022, by and among the applicable Subsidiaries of the Company Subsidiaries, the lenders and other parties thereto and Wells Fargo Bank, National Association, as administrative agent, as amended from time to time.

“Company ESPP” means the 2015 Employee Stock Purchase Plan, as amended and restated effective August 4, 2020 and as amended from time to time.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon, voting together as a single class.

“Company Stock Plans” means the 2023 Equity Incentive Plan, effective December 1, 2023 and the Amended and Restated 2013 Equity Incentive Plan, effective December 7, 2018.

“Debt Financing Parties” means (a) the Debt Financing Sources and their respective Affiliates and (b) the general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the Persons identified in clause (a), in each case, in their respective capacities as such.

“Debt Financing Sources” means the Persons that are party to the Debt Commitment Letter (including any amendments thereto) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (or with respect to any other Alternative Financing), together with their respective successor and assigns; provided that neither Parent nor any Affiliate thereof shall be a Debt Financing Source.

“Dissenting Shares” means Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Environmental Law” means any Law relating to the protection of the environment, or to human health and safety as it relates to any Hazardous Substance.

“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c) and Dissenting Shares.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel (public or private), or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means any material that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law, including, without limitation, any petroleum compounds, asbestos, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Health Care Laws” means any Law related to the healthcare industry applicable to the Company and its Subsidiaries, including (i) Laws related to the operation of a group purchasing organization, coding platforms, suppliers of medical equipment or products, medical equipment and pharmaceutical manufacturers, and technology or operations platforms, and (ii) Laws related to regulation of healthcare professionals, or to payment for items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including, but not limited to, hospitals, skilled nursing facilities, nursing homes, hospices, long term facilities, nursing facilities, assisted living facilities, physicians and pharmacists). Health Care Laws specifically include, but are not limited to, 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute), and all same or similar state law counterparts; the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.); the Exclusion Law (42 U.S.C. § 1320a-7); the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001); 42 U.S.C. §§ 1320a-7a–7b (commonly called the Civil Monetary Penalty Statute), and all same or similar state law counterparts; 42 U.S.C.

§ 1395nn, and all same or similar state law counterparts; the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); HIPAA and other similar laws governing the privacy and security of health information; the federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq., and all requirements to maintain Drug Enforcement Administration registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state law counterparts; all laws relating to the practice of medicine, the corporate practice of medicine, and fee splitting; any and all applicable laws governing, regulating or pertaining to the payment for healthcare related items or services including HIPAA provisions relating to standard transactions and any and all same or similar laws; all laws and relating to any government healthcare program; and the regulations promulgated pursuant to all of the statutes and laws listed or referenced above.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property” means all proprietary and intellectual property rights arising in any jurisdiction throughout the world, registered or unregistered, arising under, provided by, or associated with any of the following: (i) patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and re-examinations thereof; (ii) trademarks, service marks, trade dress, logos, brands, trade names and other designations of source or origin, together with all goodwill associated therewith; (iii) internet domain names, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights and corresponding rights of authors in works of authorship (including in software as a work of authorship); (v) trade secrets, proprietary information, and industrial secret rights, and rights in know-how, data and confidential or proprietary business, financial, or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; (vi) rights in computer programs (whether in source code, object code, or other form) (collectively, “Software”); (vii) any other similar or equivalent intellectual property or proprietary right in any jurisdiction; and (viii) any registration of or applications for any of the foregoing.

“IT Systems” means the software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, licensed by or to, owned or controlled by the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the persons listed on Section A.1 of the Parent Disclosure Schedule.

“Laws” means all laws, treaties, rules, acts, rulings, judgments, statutes, ordinances, codes, regulations, decrees, injunctions and orders of any Governmental Authorities.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, fact, state of facts or development (an “Effect”) that is or would reasonably be expected to have a materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (A) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including inflation, monetary policy, commodity prices, interests rates or exchange rates, in the United States or globally, (B) changes generally affecting the industries (including seasonal fluctuations) or geographic regions in which the Company or its Subsidiaries operate in the United States or globally, (C) changes or proposed changes in U.S. GAAP or other accounting standards or interpretations or enforcements thereof or in any Law, or interpretations or enforcements thereof after the date hereof; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, sabotage, civil unrest, civil disobedience, national or international calamity, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) any capital market conditions, in each case in the United States or any other country or region in the world; (G) the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which the Company and its Subsidiaries operate; (H) changes in the trading price or trading volume of Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any suspension of trading; (I) any changes in the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of its Subsidiaries; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (J) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, EBITDA, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (K) (x) the identity of Parent or Merger Sub or (y) the negotiation, announcement, pendency or consummation of this Agreement, any other Transaction Document or the Merger, including, in each case the impact thereof on relationships with customers, suppliers, distributors, partners, vendors or other Persons; (L) any action or claim made or brought by commenced by or involving any Governmental Authority or a current or former stockholder of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, any other Transaction Document, the Merger or any other transactions contemplated by this Agreement or any other Transaction Document (provided no effect shall be given to this clause (L) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the Merger); (M) any actions or omissions by the Company or its Subsidiaries under this Agreement or taken or not taken at the request of, or with the consent of, Parent or expressly contemplated by this Agreement or any other Transaction Document; (N) any item or matter disclosed in the Company Disclosure Schedule or (O) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (G), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly sized and situated companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Permitted Liens” means: (I) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s, construction or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property, (w) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (x) any conditions that would be apparent or revealed by a current survey or physical inspection, (y) zoning, building, subdivision, land use or other similar requirements or restrictions, and (z) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes in each case incurred or made in the ordinary course of business; (VI) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; (VII) Liens to the extent disclosed or reflected on the consolidated balance sheet of the Company for the fiscal year ended June 30, 2025 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet or otherwise disclosed on the Company Disclosure Schedule, (VIII) Liens to be released at or prior to Closing; (IX) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries; (X) Liens arising from purchase money security interests in the ordinary course of business; and (XI) non-exclusive licenses of Intellectual Property granted in the ordinary course of business to customers, vendors or other business partners.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means (i) any information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household; and (ii) any information that is defined as or constitutes “personal data”, “personal information” or “personally identifiable information” under, or whose processing is otherwise subject to, one or more Privacy and Security Requirements.

“PHI” means Protected Health Information (as defined in 45 C.F.R. § 160.103).

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security or processing of Personal Information or PHI, all: (a) Laws; (b) contractual obligations of the Company; and (c) public policies binding on the Company.

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Security Incident” means a breach of security, phishing incident, ransomware or malware attack affecting any IT Systems, including with respect to PHI and Personal Information possessed or controlled by the Company or its Subsidiaries.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person has adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Specified Company RSU Award” means each Company RSU Award granted on or after August 16, 2025.

“Specified Company PSU Award” means each Company RSU Award granted on or after August 16, 2025.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. For the avoidance of doubt, neither FFF Enterprises, Inc. nor any of the Minority Investment Business shall be considered a Subsidiary of the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to “twenty percent (20%) or more” being deemed to be replaced with references to “more than fifty percent (50%)”) by a Person or Group that the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such proposal and the Person or Group making such proposal, as the Company Board (or a committee thereof) deems relevant, to be more favorable to the Company’s stockholders than the Merger (taking into account, as the Company Board deems relevant (taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.2(d)(i) prior to the time of such determination), all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent pursuant to Section 6.2(d)(i)).

“Tax” or “Taxes” means all federal, state, local and foreign income, ad valorem, branch profits, capital gains, customs, disability, documentary, environmental, estimated, goods and services, impost, license, net worth, occupation, personal property, real property, registration, social security, stamp, tariffs, transfer, windfall, other profits, franchise, gross receipts, capital stock, payroll, sales, employment, unemployment, use, property, withholding, excise, value added, and other taxes of any kind imposed by a Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts.

“Tax Return” means all returns and reports, declarations, claims for refunds, information returns and similar filings required to be filed with a Tax authority with respect to Taxes, including any attachments thereto and any amendments thereof.

“Transaction Documents” shall mean this Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Debt Commitment Letters and the Guaranty.

“U.S. GAAP” means United States generally accepted accounting principles.

“willful breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or could reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(v)
Alternative Financing	6.13(c)
Applicable Date	5.1(e)(i)
Balance Sheet Date	5.1(f)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Bylaws	2.2
Cash-Out Company RSU Award	4.3(b)(i)
Certificate of Merger	1.3
Change of Recommendation	6.2(c)(v)
Charter	2.1
Chosen Courts	9.5(a)
Class A Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Commitment Letters	5.2(f)(ii)
Company	Preamble
Company Board	Recitals
Company Damage Cap	8.2(e)
Company Disclosure Schedule	5.1
Company Equity Awards	4.2(b)
Company Option	4.3(a)
Company Parties	9.16
Company Permits	5.1(j)(ii)
Company PSU Award	4.3(c)(i)
Company Recommendation	5.1(c)(ii)
Company Related Parties	8.2(e)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.2(b)(iii)
Confidentiality Agreement	6.6(b)
Constituent Corporations	Preamble
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
Cravath	9.16
Current ESPP Offering Periods	4.3(e)
D&O Insurance	6.11(c)
Damage Cap	8.2(f)
Debt Commitment Letter	5.2(f)(i)
Debt Financing	5.2(f)(i)
Definitive Agreements	6.13(a)
DGCL	Recitals
DOJ	6.5(b)

Term	Section
DTC	4.2(c)(i)
Effect	Annex A – definition of Material Adverse Effect
Effective Time	1.3
Employees	5.1(i)(i)
Equity Commitment Letter	5.2(f)(ii)
Equity Financing	5.2(f)(ii)
Equity Investor	5.2(f)(ii)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Excluded Benefits	6.9(a)
Fee Letters	5.2(f)(iii)
Final Exercise Date	4.3(e)
Financing	5.2(f)(ii)
Financing Amounts	5.2(f)(v)
FTC	6.5(b)
Guarantor	Recitals
Guaranty	Recitals
HSR Act	6.5(a)
Indemnified Parties	6.11(a)
Interim Period	6.1(a)
Intervening Event	6.2(d)(ii)
IRS	5.1(i)(i)
Labor Agreement	5.1(p)(i)
Letter of Transmittal	4.2(c)(i)
Material Contract	5.1(k)(i)
Material GPO Customers	5.1(k)(i)(G)
Material PS Customers	5.1(k)(i)(G)
Material Vendors	5.1(k)(i)(G)
material weakness	5.1(e)(ii)
Measurement Time	5.1(b)(i)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Minority Investment Business	5.1(b)(vi)
NEO	4.3(c)(i)
Order	5.1(h)
Outside Date	8.1(b)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Related Parties	8.2(f)
Parent Termination Fee	8.2(c)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Payoff Amount	6.18
Portfolio Company	6.5(e)
Prohibited Modifications	6.13(b)
Proxy Date	6.3(b)
Proxy Statement	6.3(a)
Regulatory Law	6.5(h)

Term	Section
Remedy Action	6.5(e)
Representatives	5.2(n)(i)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(e)(ii)
Software	Annex A – definition of Intellectual Property
Specified Acquisition	6.1(e)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(m)
Termination Payment	8.2(d)
Wachtell	9.16
WARN Act	5.1(p)(ii)

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 21, 2025

Board of Directors

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Premium Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Premier, Inc. (the “Company”) of the $28.25 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 21, 2025 (the “Agreement”), by and among Parent, Premium Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Patient Square Capital, L.P. (“Patient Square”), an affiliate of Parent, and any of their respective affiliates, and as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with funds managed by Patient Square, including Patient Square Equity Partners II, L.P. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to Patient Square and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to a consortium that includes Patient Square, in connection with its acquisition of Syneos Health, Inc. in September 2023; as lead arranger in connection with a bank loan to Star Parent, Inc., an affiliate of Patient Square, in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023; as book runner in connection with a bridge facility to Star Parent, Inc., an affiliate of Patient Square, in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023; and as lead bookrunner for the issuance of senior secured notes by an affiliate of Patient Square in connection with the acquisition of Syneos Health, Inc. by a consortium that includes Patient Square in September 2023. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or

Board of Directors

Premier, Inc.

September 21, 2025

underwriting services to the Company, Parent, Patient Square and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking are not co-invested with Patient Square and/or its affiliates and have not invested in equity interests of funds managed by affiliates of Patient Square. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of Patient Square and/or their respective affiliates or funds managed thereby in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2025; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company and certain forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain take-private transactions of U.S. based companies; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $28.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or

Board of Directors

Premier, Inc.

September 21, 2025

employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $28.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $28.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

September 21, 2025

The Board of Directors

Premier, Inc.

13520 Ballantyn Corporate Place

Charlotte, NC 28277

Members of the Board of Directors:

We understand that Premier, Inc. (“Premier”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among Premier, Premium Parent, LLC (“Buyer”) and Premium Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Premier (the “Merger”) and each outstanding share of the Class A common stock, par value $0.01 per share, of Premier (“Premier Common Stock”) (other than any shares of Premier Common Stock that are owned by Premier or any of its subsidiaries and not held on behalf of third parties, any shares of Premier Common Stock that are owned by Merger Sub or Parent and any Dissenting Shares (as defined in the Merger Agreement) (collectively, the “Excluded Shares”)) will be converted into the right to receive $28.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Premier Common Stock (other than Excluded Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Premier;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Premier furnished to or discussed with us by the management of Premier, including certain financial forecasts relating to Premier prepared by the management of Premier (such forecasts, “Premier Forecasts”);

(iii)	reviewed and discussed with the management of Premier the estimated tax attributes of Premier prepared by the management of Premier (the “Tax Attributes”);

(iv)	discussed the past and current business, operations, financial condition and prospects of Premier with members of senior management of Premier;

(v)	reviewed the trading history for Premier Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(vii)	compared certain financial and stock market information of Premier with similar information of other companies we deemed relevant;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 4

(viii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(ix)	reviewed a draft, dated September 21, 2025, of the Merger Agreement (the “Draft Merger Agreement”); and

(x)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Premier that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Premier Forecasts and the Tax Attributes, we have been advised by Premier, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Premier as to the future financial performance of Premier and the other matters covered thereby. We have relied, at the direction of Premier, on the assessments of the management of Premier as to the ability to utilize the Tax Attributes. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Premier or any other entity, nor have we made any physical inspection of the properties or assets of Premier or any other entity. We have not evaluated the solvency or fair value of Premier, Buyer or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Premier, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Premier, Buyer or any other entity or the contemplated benefits of the Merger. We also have assumed, at the direction of Premier, that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Premier or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Premier Common Stock (other than Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Premier or in which Premier might engage or as to the underlying business decision of Premier to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 2 of 4

Premier, upon the assessments of Premier and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Premier or any other entity and the Merger (including the contemplated benefits thereof) as to which we understand that Premier obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to Premier in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Premier has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Premier, certain of its affiliates, Patient Square Capital, L.P., an affiliate of Buyer (“Patient Square”), and certain of its affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Premier and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Premier in connection with an M&A transaction, (ii) having acted or acting as a book-running manager for a share repurchase program of Premier, (iii) having acted or acting as a book manager, bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Premier and/or certain of its affiliates, (iv) having provided or providing certain derivatives and other trading services to Premier and/or certain of its affiliates, and (v) having provided or providing certain treasury management products and services to Premier and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Patient Square and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to an affiliate and/or portfolio company of Patient Square in connection with an M&A transaction, (ii) having acted or acting as a bookrunner and/or arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Patient Square and/or certain of its affiliates and portfolio companies, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to Patient Square and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury management products and services to Patient Square and/or certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Premier (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 3 of 4

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Premier or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Premier Common Stock (other than Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 4 of 4

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